   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 1999
                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              CORNING INCORPORATED
             (Exact name of Registrant as specified in its charter)

                NEW YORK                                    3231                                   16-0393470
    (State of other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                                                                         WILLIAM D. EGGERS, ESQ.
                 ONE RIVERFRONT PLAZA                                     ONE RIVERFRONT PLAZA
                   CORNING, NY 14831                                        CORNING, NY 14831
                    (607) 974-9000                                           (607) 974-9000
   (Address, including zip code and telephone number        (Name, address, including zip code and telephone
including area code of Registrant's principal executive     number including area code of agent for service)
                        office)

                         ------------------------------

                                   COPIES TO:

                 JOHN J. MADDEN, ESQ.                                     DAVID C. CHAPIN, ESQ.
                  SHEARMAN & STERLING                                         ROPES & GRAY
                 599 LEXINGTON AVENUE                                    ONE INTERNATIONAL PLACE
                NEW YORK, NY 10022-4000                                     BOSTON, MA 02110
                    (212) 848-4000                                           (617) 951-7000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the conditions to consummation of the offer described herein have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING
SECURITIES TO BE REGISTERED                           REGISTERED (1)            SHARE              PRICE(2)
Common Stock, par value $.50 per share............      19,623,090         Not Applicable      $2,150,737,847.72


TITLE OF EACH CLASS OF                                   AMOUNT OF
SECURITIES TO BE REGISTERED                         REGISTRATION FEE(3)
Common Stock, par value $.50 per share............      $567,794.79

(1) Based on the maximum number of shares of Corning Incorporated common stock that may be required to be issued in connection with the merger, calculated as the product of (a) 23,642,276, which is the sum of (i) the number of shares of common stock of Oak Industries Inc., par value $.01 per share outstanding on December 23, 1999, (ii) the number of shares of Oak Industries Inc. common stock issuable pursuant to outstanding stock options through the date the merger is expected to be consummated, (iii) the number of shares of Oak Industries Inc. common stock issuable upon conversion at any time of outstanding convertible securities of Oak Industries Inc. and
    (iv) the number of shares of Oak Industries Inc. common stock otherwise expected to be issued prior to the date the Merger is expected to be consummated and (b) an exchange ratio of 0.83 of a share of Corning Incorporated common stock for each share of Oak Industries Inc. common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f)(1) and Rule 457(c) thereunder on the basis of the market value of the Oak Industries, Inc. common stock to be exchanged in the merger, as the product of (a) $90.97 (the average of the high and low sales prices per share of Oak
    Industries Inc. common stock as reported on the New York Stock
    Exchange, Inc., on December 17, 1999) and (b) 23,642,276, the sum of
    (i) the number of shares of Oak Industries, Inc. common stock outstanding on December 23, 1999, (ii) the number of shares of Oak Industries Inc. common stock issuable pursuant to outstanding stock options through the date the merger is expected to be consummated, (iii) the number of shares of Oak Industries Inc. common stock issuable upon conversion at any time of outstanding convertible securities of Oak Industries Inc. and (iv) the number of shares of Oak Industries Inc. common stock, otherwise expected to be issued prior to the date the merger is expected to be consummated.

(3) Pursuant to Rule 457(b) under the Securities Act, the registration fee has been reduced by the $272,082.29 paid on December 1, 1999 in connection with the filing under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of preliminary copies of the proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $295,712.50 .

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              OAK INDUSTRIES INC.
                               1000 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451

                                                               December 27, 1999

Dear Stockholder of Oak Industries Inc.:

    The Board of Directors of Oak Industries Inc. has unanimously approved a merger in which Corning Incorporated will acquire Oak Industries. In the merger, each share of Oak Industries common stock will be converted into the right to receive 0.83 of a share of Corning common stock, and Oak Industries will become a wholly-owned subsidiary of Corning. Corning common stock is listed on the New York Stock Exchange under the symbol "GLW." As of December 23, Corning's closing stock price was $123.06.

    The merger cannot be completed unless the holders of a majority of the outstanding shares of Oak Industries' common stock approve and adopt the merger agreement. Oak Industries has scheduled a special meeting of its stockholders for January 28, 2000 to vote on this matter. If you were a stockholder of record on December 23, 1999, you may vote at the meeting. Your vote is very important.

    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

    This document provides you with detailed information about the proposed merger. This document is also a prospectus of Corning for the Corning common stock that will be issued to you in the merger. We encourage you to read this entire document carefully. In addition, you may obtain information about Corning and Oak Industries from documents filed with the Securities and Exchange Commission.

                                          Sincerely,

                                          [LOGO]

                                          William S. Antle III
                                          Chairman of the Board,
                                          Chief Executive Officer
                                          and President

Neither the Securities and Exchange Commission nor any state securities regulator has approved the Corning common stock to be issued under the accompanying Proxy Statement/Prospectus or determined if the accompanying Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    The accompanying Proxy Statement/Prospectus is dated December 27, 1999 and is first being mailed to stockholders on or about December 28, 1999.

                              OAK INDUSTRIES INC.
                               1000 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 28, 2000

To the Stockholders of Oak Industries Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Oak Industries Inc. has been called by the Board of Directors of Oak Industries and will be held at the corporate offices of Oak Industries at 1000 Winter Street, Waltham, Massachusetts at 9:30 a.m., Eastern Standard Time, on Friday, January 28, 2000 for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of November 13, 1999 among Corning Incorporated, Riesling Acquisition Corporation and Oak Industries Inc. The merger agreement provides, among other things, for the merger of Riesling Acquisition Corporation, a wholly-owned subsidiary of Corning, with and into Oak Industries, with Oak Industries surviving the merger as a wholly-owned subsidiary of Corning.

    2. To vote upon other matters as may properly come before the special meeting or any adjournment or postponement of such special meeting.

    Oak Industries has fixed the close of business on December 23, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement of such meeting. Only holders of record of Oak Industries common stock on the record date are entitled to vote at the special meeting. A list of stockholders entitled to vote will be available for inspection at the offices of Oak Industries Inc., located at 1000 Winter Street, Waltham, Massachusetts, for a period of ten days prior to the special meeting.

    Your Board of Directors recommends that you vote to approve and adopt the merger agreement, which is described in detail in the accompanying Proxy Statement/Prospectus.

    You can ensure that your shares of Oak Industries common stock are voted at the special meeting by signing and dating the enclosed proxy and returning it in the postage pre-paid envelope provided. Sending in a signed proxy will not affect your right to attend the special meeting and vote in person. You may revoke your proxy at any time before it is voted by (1) giving written notice to the Secretary of Oak Industries at 1000 Winter Street, Waltham, Massachusetts 02451, (2) signing and returning a later dated proxy, or (3) voting in person at the special meeting. All stockholders are cordially invited to attend the special meeting in person.

    WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          [LOGO]

                                          Mela Lew
                                          Vice President,
                                          General Counsel
                                          and Secretary

Waltham, Massachusetts
December 27, 1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: The combination of the two companies and their complementary businesses will create a company we believe is uniquely qualified to capitalize on new opportunities domestically and around the world.

    To review the reasons for the merger in greater detail, see pages 1 through 2 and 20 through 21.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: You will be entitled to receive 0.83 of a share of Corning common stock in exchange for each share of Oak Industries common stock you own. Corning will not issue fractional shares. Instead, you will receive a cash payment equal to the sale proceeds or market value of the fractional share.

    For example:

    - If you currently own 1,000 shares of Oak Industries common stock, then after the merger you will be entitled to receive 830 shares of Corning common stock.

    - If you currently own 150 shares of Oak Industries common stock, then after the merger you will be entitled to receive 124 shares of Corning common stock and a check for the sale proceeds or market value of the .50 fractional share of Corning common stock.

    - On December 23, 1999, the closing price per share on the NYSE of Corning common stock was $123.06 and of Oak Industries common stock was $100.88.

Q:  AS A SHAREHOLDER, HOW WILL THE MERGER AFFECT ME?

A: After the merger, you will own shares of a combined company that will own the assets of both Corning and Oak Industries. Holders of Oak Industries common stock will receive Corning common stock in exchange for their Oak Industries common stock.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to vote for the adoption of the merger agreement.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this Proxy Statement/Prospectus, indicate on the enclosed proxy card how you want to vote, and sign and submit it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. All proxy cards received prior to the special meeting will be voted at the special meeting. If you sign and submit your proxy card but do not indicate how you want to vote, your shares will be voted in favor of the adoption of the merger agreement. If you do not vote or if you abstain, it will have the effect of a vote against the merger.

    THE OAK INDUSTRIES BOARD UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER.

Q: IF MY SHARES ARE HELD IN THE NAME OF MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares according to your directions. Without instructions, your shares will not be voted and will have the effect of a vote against the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY SIGNED PROXY CARD?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of the following three ways:

    - First, you can send a written notice stating that you would like to revoke your proxy to Oak Industries at the address indicated below.

    - Second, you can complete and submit a new proxy card to Oak Industries at the address indicated below.

    - Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Corning has appointed Harris Trust and Savings Bank as exchange agent to coordinate the exchange of your shares of Oak Industries common stock for shares of Corning common stock. After the merger is completed, the exchange agent will send you written instructions on how to exchange your stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as soon as possible. In addition to Oak
    Industries' shareholder approval, we must also obtain regulatory approvals and satisfy other conditions set forth in the merger agreement. We hope to complete the merger shortly after the special meeting.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of Oak Industries common stock for Corning common stock will be tax-free for federal income tax purposes. However, you will have to pay taxes on any cash received for fractional shares. We recommend that you read the more detailed explanation of the U.S. federal income tax consequences on pages 32 through 33 carefully.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have questions about the merger, you should contact:

                              Oak Industries Inc.
                             Attn: General Counsel
                               1000 Winter Street
                               Waltham, MA 02451
                                 (781) 890-0400

                               TABLE OF CONTENTS

SUMMARY.................................      1
  Stock Options.........................     35
  Restricted Stock......................     35
SELECTED FINANCIAL INFORMATION..........      7
  Conditions to Closing.................     36
  Selected Historical Financial
    Information
  Representations and Warranties of
    Corning of Corning.......... and Oak      7
    Industries..........................     36
  Selected Historical Financial
    Information
  Conduct of Business Prior to the           37
    Closing...... of Oak Industries.....      9
  No Solicitation Provision.............     39
  Selected Unaudited Pro Forma Combined
  Mutual Covenants of Corning and Oak
    Financial Information...............     11
    Industries..........................     40
COMPARATIVE PER SHARE
  Termination and Termination Fees......     41
  INFORMATION...........................     12
  Expenses..............................     42
MARKET PRICE AND DIVIDEND
UNAUDITED PRO FORMA COMBINED
  INFORMATION................. FINANCIAL     13
  INFORMATION...........................     43
RISK FACTORS RELATING TO THE
                                             50
THE COMPANIES.......... MERGER..........     14
  Corning...............................     50
CAUTIONARY STATEMENT
  Oak Industries............. CONCERNING
  FORWARD-LOOKING                            52
DESCRIPTION OF CORNING CAPITAL               15
  STATEMENTS........... STOCK...........     55
THE SPECIAL MEETING.....................     16
  Authorized Capital Stock..............     55
  Date, Time and Place..................     16
  Common Stock..........................     55
  Purposes of the Special Meeting.......     16
  Preferred Stock.......................     55
  Record Date...........................     16
  Rights Agreement......................     55
  Required Votes........................     16
  Indemnification and Liability of
    Directors
  Proxies, Voting and Revocation.... and     17
    Officers............................     56
  Solicitation of Proxies...............     17
  Transfer Agent and Registrar..........     56

THE MERGER..............................     18

COMPARISON OF STOCKHOLDER
                                             18
  Background of the Merger.... RIGHTS...     56
  Reasons for the Merger; Recommendation
  Number, Classification and Removal of
    of the Oak Industries Board.........     20
    Directors...........................     57
  Opinion of Donaldson, Lufkin &
    Jenrette
  Advance Notice of Stockholder
    Proposals................ Securities     57
    Corporation.........................     21
  Right to Call Special Meetings........     57
  Interests of Directors and Officers in
    the
  Shareholder Action by Written              58
    Consent........... Merger...........     30
  Transactions with Interested
    Shareholders........................     58
  Material Federal Income Tax
  Amendment of Charter and Bylaws.......     58
    Consequences........................     32
STOCKHOLDER PROPOSALS...................     59
  Accounting Treatment..................     33
LEGAL MATTERS...........................     59
  Regulatory Approvals..................     33
  Restrictions on Sales of Corning
    Common
                                             59
EXPERTS.............. Stock.............     34
WHERE YOU CAN FIND MORE
  Stock Exchange Quotation..............     34
  INFORMATION...........................     59
  No Appraisal Rights...................     34
ANNEX A Merger Agreement
THE MERGER AGREEMENT....................     35
ANNEX B Opinion of Donaldson,
  Conversion of Securities..... Lufkin &
  Jenrette                                   35
  Exchange of Certificates..............     35

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS, AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/ PROSPECTUS AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGES 59 THROUGH 60). THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

THE COMPANIES (PAGES 50 THROUGH 54)

CORNING INCORPORATED
One Riverfront Plaza
Corning, NY 14831
(607) 974-9000

    Corning is a global, technology-based corporation that operates in three broadly-based operating business segments:

    - TELECOMMUNICATIONS: this segment produces optical fiber and cable, optical hardware and equipment and photonic components for the worldwide telecommunications industry;

    - ADVANCED MATERIALS: this segment manufacturers specialized products with unique properties for customer applications utilizing glass ceramic and polymer technologies. Businesses within this segment include environment products, science products, semiconductor materials and optical and lighting products; and

    - INFORMATION DISPLAY: this segment manufacturers glass panels and funnels for television and computer displays, projection video lens assemblies and liquid-crystal display for flat panel displays.

RIESLING ACQUISITION CORPORATION
One Riverfront Plaza
Corning, NY 14831
(607) 974-9000

    Riesling Acquisition is a Delaware corporation formed by Corning on November 12, 1999, for use in the merger. This is the only business of Riesling Acquisition.

OAK INDUSTRIES INC.
1000 Winter Street
Waltham, MA 02451
(781) 890-0400

    Oak Industries is a leading manufacturer of highly engineered components that it designs and sells to manufacturers and service providers in communications and other selected industries. Oak Industries has four operating segments that manufacture:

    - Fiber-optic components used primarily in wired telephony networks;

    - Coaxial connector products used primarily in broadband networks;

    - Quartz crystals and oscillators for wireless base stations and telecommunications applications; and

    - Components for gas ranges and switches and encoders used in a variety of applications.

REASONS FOR THE MERGER (PAGES 20
THROUGH 21)

    The Oak Industries Board believes that the merger is in the best interests of Oak Industries and its stockholders. In reaching its decision to approve the merger, the Oak Industries Board considered a number of factors, including the following:

    - The effect of the merger on implementing and accelerating Oak Industries' basic long-term growth strategy in light of the current economic, financial and business environment;

    - Oak Industries' financial condition, results of operations, business and prospects, as compared to those of the combined companies;

    - The price and other terms of the merger agreement, as well as other information concerning the merger, including the terms and structure of the merger. Among other things, the Board considered the expectation that the merger will be treated as a tax-free transaction for U.S. federal income tax purposes both to Oak Industries' stockholders and to Corning and will be accounted for as a pooling of interests transaction;

    - Corning's strong research and development capabilities, which would significantly strengthen Oak Industries' existing technological and product development;

    - The alternatives available to Oak Industries in lieu of the transaction, including acquisitions, divestitures, joint ventures and the potential initial public offering and spinoff of its fiber-optic subsidiary Lasertron, Inc.;

    - The benefits of the merger, including the potential to capitalize on operational and competitive elements that may not otherwise be available to Oak Industries on a stand-alone basis;

    - The opportunity for Oak Industries' stockholders to hold Corning common stock;

    - Corning's reputation and progressive policies with respect to its employees, and the impact on the Oak Industries' employees of becoming employees of Corning;

    - Economies of scale, because the telecommunications industry is characterized by intense competition and consolidation; and

    - The effect on Oak Industries' stockholders of Oak Industries continuing as a stand-alone entity compared to the effect of Oak Industries combining with Corning, in light of the factors summarized above.

    To review the reasons for the merger in greater detail, see pages 20 through 21.

RECOMMENDATION OF THE OAK INDUSTRIES BOARD (PAGES 20 THROUGH 21)

    The Oak Industries Board has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote in favor of the approval and adoption of the merger agreement.

PURPOSES OF THE SPECIAL MEETING (PAGE 16)

    The purposes of the special meeting are to consider and vote upon:

    - A proposal to approve and adopt the merger agreement; and

    - Such other business as may properly be brought before the special meeting.

DATE, TIME AND PLACE (PAGE 16)

    The special meeting of the Oak Industries stockholders will be held on Friday, January 28, 2000 at 9:30 a.m. Eastern Standard Time at the corporate offices of Oak Industries at 1000 Winter Street, Waltham, Massachusetts.

RECORD DATE; REQUIRED VOTES (PAGES 16 AND 17)

    The close of business on December 23, 1999 is the record date for the special meeting. Only Oak Industries stockholders on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 17,776,979 shares of Oak Industries common stock outstanding. Each share of Oak Industries common stock will be entitled to one vote on each matter to be acted upon at the special meeting.

    A majority vote of the shares of Oak Industries common stock outstanding on the record date is required to adopt the merger agreement.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (PAGES 30 THROUGH 31)

    In determining how to vote at the special meeting, you should be aware that certain officers and directors of Oak Industries may have interests in the merger that are different from your and their interests as stockholders. These include the following:

    - On May 1, 1998, Oak Industries entered into severance agreements with each of Mr. Antle (the Chief Executive Officer), Mr. Hicks (the Chief Financial Officer) and Ms. Lenehan (the Senior Vice President of Corporate Development), under which payments will be made in the event of the termination of employment of such person after a change in control event such as the merger;

    - All outstanding unvested Oak Industries stock options held by officers and directors will become fully vested and exercisable 45 days prior to the effective time of the merger. As of January 28, 2000, options to purchase 607,500 shares of Oak Industries common stock held by executive officers of Oak Industries will have become fully vested and exercisable;

    - Each of the non-employee directors of Oak Industries holds shares of Oak Industries restricted stock. Messrs. Derbes, Hills, Matthews and Richardson will each retire from the Oak Industries Board upon the effective time of the merger. On January 28, 2000, each of Messrs. Derbes, Hills, Matthews and Richardson will own 2,500 shares of Oak Industries restricted stock. Upon their retirement, the restrictions applicable to their Oak Industries restricted stock will lapse. On January 28, 2000, each of Ms. Bronner and Mr. Russo will hold 2,500 and 1,000 shares of Oak Industries restricted stock, respectively. Upon
      Ms. Bronner's and Mr. Russo's resignations from the Oak Industries Board at the effective time of the merger, the Oak Industries restricted stock held by each of them will be forfeited;

    - After the effective time of the merger, Corning intends to enter into consulting and non-competition agreements with Messrs. Antle and Hicks and Ms. Lenehan. The terms of such agreements will be mutually satisfactory to the parties; and

    - Corning will indemnify and maintain directors and officers liability insurance for Oak Industries' directors and officers for six years after the effective time of the merger.

OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION (PAGES 21 THROUGH 30)

    Donaldson, Lufkin & Jenrette Securities Corporation, as financial advisor to Oak Industries, delivered its written opinion, dated November 13, 1999, to the Oak Industries Board that, as of such date, the exchange ratio was fair to the stockholders of Oak Industries from a financial point of view. Such opinion was confirmed in writing as of the date of this Proxy Statement/Prospectus to the Oak Industries Board to the same effect. The full text of the opinion of Donaldson, Lufkin & Jenrette, dated the date of this Proxy Statement/Prospectus, is attached as Annex B and should be read carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Donaldson, Lufkin & Jenrette in providing its opinion. The Donaldson, Lufkin & Jenrette opinion is directed to the Oak Industries Board and does not constitute a recommendation to any Oak Industries stockholder as to how such stockholder should vote on the proposed merger.

                              THE MERGER AGREEMENT

CONVERSION OF SECURITIES (PAGE 35)

    In the merger, Riesling Acquisition will be merged with and into Oak Industries. Oak Industries will be the surviving corporation and will continue as a wholly-owned subsidiary of Corning. As a result of the merger, you will be entitled to receive 0.83 of a share of Corning common stock for each share of Oak Industries common stock that you own. You will not receive fractional shares of Corning common stock. Instead, you will receive a cash payment for any fractional shares you might otherwise have been entitled to receive, based on the sale proceeds or market value of the Corning common stock.

    Each Oak Industries stock option will be assumed by Corning and will become an option to purchase that number of shares of Corning common stock equal to the product of:

    - The number of shares of Oak Industries common stock issuable upon exercise of such stock option; and

    - 0.83.

    The exercise price per share of each converted stock option will be equal to the result of:

    - The exercise price per share of Oak Industries common stock under the original stock option; divided by

    - 0.83.

    In the case of any Oak Industries stock option to which Section 421 of the Internal Revenue Code of 1986, as amended, applies, the exercise price and the number of shares purchasable pursuant to such Oak Industries stock option will be determined in order to comply with Section 424(b) of the Internal Revenue Code.

CONDITIONS TO CLOSING (PAGE 36)

    Corning's and Oak Industries' obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including the following:

    - Oak Industries' stockholders must approve the adoption of the merger agreement;

    - The shares of Corning to be issued in the merger and reserved for issuance upon exercise of Oak Industries stock options must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

    - No law or court order prohibits the merger or makes the merger illegal;

    - Corning and Oak Industries obtain all regulatory approvals necessary to complete the merger;

    - PricewaterhouseCoopers LLP, independent public accountants for Corning and Oak Industries, must provide a letter to the effect that the merger will qualify for pooling of interests accounting treatment;

    - Each of Corning and Oak Industries has certified to the other that its representations and warranties are true and correct except as would not have a material adverse effect and that its material obligations under the merger agreement have been complied with in all material respects; and

    - Each of Corning and Oak Industries has obtained an opinion from its respective tax counsel that the merger will qualify as a tax-free reorganization.

NO SOLICITATION PROVISION (PAGE 39)

    Oak Industries has agreed that it will not solicit or encourage the initiation of any proposals regarding alternative acquisition transactions with third parties. If Oak Industries receives such a proposal, it must promptly notify Corning. The Oak Industries Board may respond to certain unsolicited written proposals regarding alternative acquisition transactions and may recommend such transaction proposals to Oak Industries' stockholders only under limited circumstances.

    Under limited circumstances, Oak Industries may be required to pay Corning a termination fee described below. The no-solicitation and the termination fee provisions of the merger agreement may have the effect of discouraging persons who might be interested in entering into a business combination with Oak Industries from proposing a business combination transaction. This may be so even where the consideration payable to Oak Industries' stockholders in the other transaction would exceed the consideration payable in the merger.

TERMINATION AND TERMINATION FEES (PAGES 41 THROUGH 42)

    Corning and Oak Industries can agree to terminate the merger agreement without completing the merger and either company can terminate the merger agreement if any of the following occurs:

    - The other party materially breaches the merger agreement and does not cure such breach in all material respects;

    - The merger is not completed by May 1, 2000;

    - A court order permanently prohibits the merger; or

    - Oak Industries' stockholders do not approve the merger, in which case, under certain conditions, Oak Industries must pay the termination fee described below.

    Oak Industries may terminate the merger agreement if the following occurs:

    - Oak Industries receives a merger offer, tender offer, exchange offer or proposal to purchase all or substantially all of its assets from a potential acquirer that the Oak Industries Board considers to be a more favorable competing offer, provides Corning with sufficient notice of its decision to terminate as required by the merger agreement and Corning does not make an offer the Oak Industries Board considers to be at least as favorable as the competing offer (in which case, Oak Industries must pay the termination fee described below).

    Corning may terminate the merger agreement if the following occurs:

    - The Oak Industries Board:

        -- Changes its approval of the merger;

        -- Recommends to its stockholders that they accept a superior competing offer;

        -- Resolves to enter into any agreement with respect to such a superior offer; or

    - A tender offer or exchange offer for 20% or more of Oak Industries' common stock is commenced and the Oak Industries Board does not recommend against acceptance of such offer.

    In such cases, Oak Industries must pay the termination fee described below unless it has not solicited the competing offer or engaged in discussions with or provided confidential information to any person in respect of any acquisition proposal, and the Oak Industries Board determines in good faith that it is obligated by its fiduciary duties to withhold or adversely change its recommendation of Corning's offer.

    As noted above, under certain circumstances, if the merger agreement is terminated, Oak Industries may be required to pay Corning a termination fee of $50 million.

EXPENSES (PAGE 42)

    All costs and expenses will be paid by the party incurring them, except that in the event of termination of the merger agreement by either Corning or Oak Industries due to a material breach of the agreement by the other party, the non-breaching party shall receive a payment of up to $5 million towards its expenses. Such payment shall also be due from Corning to Oak Industries if the merger is not consummated because Corning fails to receive an opinion from its accountants that the merger will qualify for treatment as a pooling of interests.

REGULATORY APPROVALS (PAGES 33 THROUGH 34)

    On December 9, 1999, the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act relating to the merger was terminated by the Federal Trade Commission. The Antitrust Division of the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before and after the merger is completed.

    Oak Industries and Corning are required to make filings with or obtain approvals from some other international regulatory authorities in connection with the merger. Corning and Oak

Industries expect that none of them would prohibit consummation of the merger. However, no assurance can be given that the required consents, approvals and authorizations will be obtained.

NO APPRAISAL RIGHTS (PAGE 34)

    You have no right to an appraisal of the value of your shares in connection with the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGES 32 THROUGH 33)

    Corning tax counsel and Oak Industries tax counsel will each provide an opinion that Oak Industries' stockholders will not be taxed as a result of the exchange of Oak Industries common stock for Corning common stock in the merger, unless and only to the extent they receive a payment for fractional shares. Receipt of these opinions is a condition to the closing of the merger.

    Corning's shareholders will not be taxed as a result of the merger.

    THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT (PAGE 33)

    We expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes, which means that Corning and Oak Industries will be treated as if they had always been combined for accounting and financial reporting purposes.

RISK FACTORS RELATING TO THE MERGER (PAGE 14)

    There are risk factors that should be considered by you in evaluating how to vote at the special meeting. Such risk factors include the following:

    - Fixed exchange ratio, which will not be adjusted as a result of any increase or decrease in the price of either Corning or Oak Industries common stock; and

    - Potential difficulty of integrating Corning's and Oak Industries' business operations.

EXCHANGE OF CERTIFICATES (PAGE 35)

    After the merger, Corning will mail a letter to you with instructions for exchanging your stock certificates for certificates representing shares of Corning common stock and a cash payment in lieu of fractional shares, if any. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

RECENT DEVELOPMENT (PAGE 51)

    On December 8, 1999, Corning announced the agreement to acquire the worldwide optical cable and hardware businesses of Siemens AG. The acquisition will include the remaining 50% of Corning's two existing co-investments with
Siemens: Siecor Corporation and Siecor GmbH. The purchase price will be
$1.13 billion in cash, plus the assumption of approximately $120 million of debt and $145 million of contingent performance payments payable, if earned, over a four-year period.

    Corning intends to fund the acquisition with proceeds from a common stock offering and one or more debt issuances in early 2000. The timing and amount of the common stock offering have not yet been determined but it is currently anticipated that the offering would be the primary source of financing and could possibly be completed prior to the special meeting of Oak Industries stockholders.

                         SELECTED FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL INFORMATION OF CORNING

    Corning is providing the following information to aid your analysis of the financial aspects of the merger. Corning derived this information from audited financial statements for the years 1994 through 1998 and unaudited financial statements for the nine months ended September 30, 1998 and 1999. In the opinion of Corning management, this unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the nine months ended September 30, 1998 and 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it along with Corning's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Corning's annual reports, quarterly reports and other information on file with the SEC and incorporated by reference in this Proxy Statement/ Prospectus. See "Where You Can Find More Information" on pages 59 through 60.

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,                                YEAR ENDED DECEMBER 31,
                                -----------------------       ----------------------------------------------------------------
                                  1999           1998           1998             1997       1996          1995          1994
                                --------       --------       --------         --------   --------      --------      --------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATIONS:
Net sales.....................  $3,048.8       $2,557.2       $3,484.0         $3,516.8   $3,024.0      $2,644.7      $2,367.5
Non-operating gains...........      30.0(a)        20.5(d)        39.7(d)(g)         --         --            --            --
Gross margin..................   1,187.2          973.8        1,330.1          1,474.5    1,193.9       1,036.0         903.3
Research, development and
  engineering expenses........     260.9          213.8          293.9            250.3      189.2         172.2         169.7
Provision for impairment and
  restructuring...............      15.5(b)        84.6(e)        84.6(e)            --         --          26.5 (i)        --
Income from continuing
  operations before taxes on
  income......................     437.5          280.7          439.6            629.2      455.8         389.4         286.3
Minority interest in earnings
  of subsidiaries.............      46.1           38.6           60.9             76.3       52.5          64.3          48.7
Equity in earnings (losses) of
  associated companies:
    Other than Dow Corning
      Corporation.............      84.9           75.5           95.3             79.2       85.1          66.6          48.5
    Dow Corning Corporation...        --             --             --               --         --        (348.0)(i)      (2.8)(j)
Income (loss) from continuing
  operations..................     341.6(a)(b)    223.2(d)(e)    327.5(d)(e)(g)    408.9     323.3         (77.3)(i)     190.6 (j)
Income (loss) from
  discontinued operations, net
  of income taxes.............        --           66.5(f)        66.5(f)          30.9     (147.7)(h)      26.5          90.7
                                --------       --------       --------         --------   --------      --------      --------
Net income (loss).............  $  341.6       $  289.7       $  394.0         $  439.8   $  175.6      $  (50.8)     $  281.3
                                ========       ========       ========         ========   ========      ========      ========
BASIC EARNINGS (LOSS) PER
  SHARE
  Continuing operations.......  $   1.42       $   0.97       $   1.42         $   1.79   $   1.42      $  (0.35)     $   0.89
  Discontinued operations.....        --           0.29           0.29             0.13      (0.66)         0.12          0.43
                                --------       --------       --------         --------   --------      --------      --------
  Net income (loss)...........  $   1.42       $   1.26       $   1.71         $   1.92   $   0.76      $  (0.23)     $   1.32
                                ========       ========       ========         ========   ========      ========      ========
DILUTED EARNINGS (LOSS) PER SHARE
  Continuing operations.......  $   1.39       $   0.95       $   1.39         $   1.72   $   1.40      $  (0.35)     $   0.88
  Discontinued operations.....        --           0.28           0.28             0.13      (0.62)         0.12          0.42
                                --------       --------       --------         --------   --------      --------      --------
  Net income (loss)...........  $   1.39       $   1.23       $   1.67         $   1.85   $   0.78      $  (0.23)     $   1.30
                                ========       ========       ========         ========   ========      ========      ========
Book value per share..........  $   8.59       $   6.08       $   6.50         $   5.38   $   4.20      $   9.15      $   9.92
Dividends declared per
  share.......................  $   0.54       $   0.54       $   0.72         $   0.72   $   0.72      $   0.72      $   0.69

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,                                YEAR ENDED DECEMBER 31,
                                -----------------------       ----------------------------------------------------------------
                                  1999           1998           1998             1997       1996          1995          1994
                                --------       --------       --------         --------   --------      --------      --------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
FINANCIAL POSITION:
Cash and cash equivalents.....  $  101.5       $   93.0       $   45.4         $   97.0   $  215.1      $  176.7      $  131.2
Working capital...............     413.3          423.7          235.6            241.4      445.2         276.5         281.3
Total assets..................   5,673.8        4,760.3        4,981.9          4,691.9    4,183.4       5,334.5       5,365.5
Loans payable beyond one
  year........................  $1,287.6       $1,093.3       $  998.3         $1,125.8   $1,195.1      $1,326.0      $1,330.5
Minority interest in
  subsidiary companies........     361.4          362.1          346.1            349.3      309.9         269.2         244.5
Convertible preferred
  securities of subsidiary
  (c).........................        --          365.5          365.2            365.3      365.1         364.7         364.4
Convertible preferred stock...      15.2           18.4           17.9             19.8       22.2          23.9          24.9
Common shareholders' equity...   2,100.8        1,405.2        1,505.6          1,246.5      961.1       2,103.0       2,263.0

------------------------------

(a) In the third quarter of 1999, Corning sold Republic Wire and Cable, a manufacturer of elevator cables and a subsidiary of Siecor Corporation, for approximately $52 million in cash and short-term notes. Corning recorded a non-operating gain of $30 million ($9.5 million after tax and minority interest), or $0.04 per share, as a result of this transaction.

(b) In the third quarter of 1999, Corning recognized an impairment loss of $15.5 million ($10.0 million after tax), or $0.04 per share, in connection with management's decision to sell or dispose of certain assets within the Advanced Materials segment.

(c) During the first quarter of 1999, Corning Delaware L.P., a special purpose limited partnership in which Corning is the sole general partner, redeemed all of the Convertible Monthly Income Preferred Securities (MIPS) for
    11.5 million shares of Corning common stock.

(d) In the second quarter of 1998, Molecular Simulations, Inc. (MSI) merged with Pharmacopeia, Inc., a publicly traded company (NASDAQ: PCOP). Corning previously owned 35% of MSI and owns approximately 15% of the combined entity. Corning realized a gain of $20.5 million ($13.2 million after tax), or $0.06 per share, from this transaction.

(e) In the second quarter of 1998, Corning recorded a restructuring charge of $84.6 million ($49.2 million after tax and minority interest), or $0.21 per share. The charge is comprised of early retirement incentives and severance costs.

(f) On April 1, 1998, Corning completed the recapitalization and sale of a controlling interest in its consumer housewares business to an affiliate of Borden, Inc. Corning received cash proceeds of $593 million and will continue to retain an 8 percent interest in the Corning Consumer Products Company. Corning recorded an after-tax gain of $67.1 million, or $0.29 per share, in the second quarter of 1998. Corning used approximately
    $350 million of the proceeds to repay current borrowings and used the remaining proceeds to fund restructuring activities and invest in its future operations. The $66.5 million net income from discontinued operations includes a $0.6 million loss from operations of the discontinued business through March 31, 1998.

(g) In the fourth quarter of 1998, Corning recorded a non-operating gain of $19.2 million ($9.7 million after tax), or $0.04 per share, related to the divestiture of several small businesses within the science products division.

(h) On December 31, 1996, Corning distributed all of the shares of Quest Diagnostics Incorporated and Covance Inc., which collectively comprised Corning's Health Care Services segment, to its shareholders on a pro rata basis (the Distributions). Corning recorded a provision for loss on the Distributions of $176.5 million, or $0.78 per share.

(i) In 1995, Corning recognized a restructuring charge from continuing operations totaling $26.5 million ($16.1 million after tax), as a result of severance for workforce reductions in corporate staff groups and the write-off of production equipment caused by the decision to exit the manufacturing facility for glass-ceramic memory-disks.

   Corning also recorded an after-tax charge of $365.5 million to fully reserve its investment in Dow Corning Corporation (a 50%-owned equity company) as a result of Dow Corning Corporation filing for protection under Chapter 11 of the United States Bankruptcy Code in May 1995. Corning recognized equity earnings totaling $17.5 million from Dow Corning Corporation in the first quarter of 1995. Corning discontinued recognition of equity earnings from Dow Corning Corporation beginning in the second quarter of 1995.

(j) In 1994, Corning recognized a loss in equity earnings from Dow Corning Corporation totaling $2.8 million, which includes a $75.9 million reduction in equity earnings recorded by Corning as a result of a charge taken by Dow Corning Corporation related to breast-implant litigation.

SELECTED HISTORICAL FINANCIAL INFORMATION OF OAK INDUSTRIES

    Oak Industries is providing the following information to aid your analysis of the financial aspects of the merger. Oak Industries derived this information from audited financial statements for the years 1994 through 1998 and unaudited financial statements for the nine months ended September 30, 1998 and 1999. In the opinion of Oak Industries management, this unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the nine months ended September 30, 1998 and 1999. Results for interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it along with Oak Industries historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Oak Industries annual reports, quarterly reports and other information on file with the SEC and incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on pages 59 through 60.

                                    NINE MONTHS
                                       ENDED
                                   SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                -------------------      -------------------------------------------------------------
                                  1999       1998          1998          1997       1996          1995          1994
                                --------   --------      --------      --------   --------      --------      --------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATIONS:
Net sales.....................   $323.2     $249.5        $347.9        $314.4     $303.5        $255.4        $230.9
Non-operating gains...........       --        0.7(a)        0.7(a)         --       21.5(b)         --            --
Gross margin..................    110.6       93.9         125.5         116.4      114.1         101.0          86.7
Research, development and
  engineering expenses........     11.2        9.8          13.5          12.6       10.9           5.1           3.1
Income (loss) from continuing
  operations before taxes on
  income......................     37.5       35.0          42.7          36.6       63.3         (32.5)         39.5
Minority interest in earnings
  of subsidiaries.............       --        0.6           0.7           1.1        7.3          10.9          11.7
Equity in earnings (losses) of
  associated companies........     (0.8)       1.1           2.0            --       (1.3)          1.6           2.3
Income (loss) from continuing
  operations..................     23.8       21.8(a)       27.3(a)       21.7       31.9(b)      (53.0)(e)      41.0
Income from discontinued
  operations, net of income
  taxes.......................       --         --            --            --       10.8(c)        2.5(c)        1.4(c)
Extraordinary charge, net of
  income taxes and minority
  interest....................       --         --            --            --       (0.9)(d)      (1.6)(d)        --
                                 ------     ------        ------        ------     ------        ------        ------
Net income (loss).............   $ 23.8     $ 21.8        $ 27.3        $ 21.7     $ 41.8        $(52.1)       $ 42.4
                                 ------     ------        ------        ------     ------        ------        ------
BASIC EARNINGS (LOSS) PER
  SHARE
    Continuing operations.....   $ 1.35     $ 1.22        $ 1.54        $ 1.22     $ 1.77        $(3.02)       $ 2.37
    Discontinued operations...       --         --            --            --       0.60          0.14          0.09
    Extraordinary charge......       --         --            --            --      (0.05)        (0.10)           --
                                 ------     ------        ------        ------     ------        ------        ------
    Net income (loss).........   $ 1.35     $ 1.22        $ 1.54        $ 1.22     $ 2.32        $(2.98)       $ 2.46
                                 ======     ======        ======        ======     ======        ======        ======
DILUTED EARNINGS (LOSS) PER
  SHARE
    Continuing operations.....   $ 1.26     $ 1.15        $ 1.46        $ 1.20     $ 1.71        $(3.02)       $ 2.23
    Discontinued operations...       --         --            --            --       0.58          0.14          0.08
    Extraordinary charge......       --         --            --            --      (0.05)        (0.10)           --
                                 ------     ------        ------        ------     ------        ------        ------
    Net income (loss).........   $ 1.26     $ 1.15        $ 1.46        $ 1.20     $ 2.24        $(2.98)       $ 2.31
                                 ======     ======        ======        ======     ======        ======        ======
Book value....................   $11.90     $11.25        $11.42        $10.22     $ 9.32        $ 6.77        $ 9.59
Dividends declared............       --         --            --            --         --            --            --

                                    NINE MONTHS
                                       ENDED
                                   SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                -------------------      -------------------------------------------------------------
                                  1999       1998          1998          1997       1996          1995          1994
                                --------   --------      --------      --------   --------      --------      --------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
FINANCIAL POSITION:
Cash and cash equivalents.....   $  8.2     $  9.4        $ 13.8        $  8.6     $  6.1        $ 16.8        $ 37.5
Working capital...............    112.4       92.6         112.1          84.8       79.0          73.2          67.5
Total assets..................    474.8      400.2         482.4         387.8      374.3         312.5         279.8
Loans payable beyond one
  year........................   $108.2     $ 46.3        $119.6        $151.5     $138.2        $ 91.6        $ 34.4
4 7/8% Convertible
  Subordinated Notes..........    100.0      100.0         100.0            --         --            --            --
Minority interest in
  subsidiary companies........       --        4.7            --           5.0       10.9          36.6          26.5
Common stockholders' equity...    204.5      198.2         201.0         182.2      171.7         119.2         167.2

------------------------

(a) Oak Industries recorded a gain of $0.7 million during the nine month period ended September 30, 1998 from the sale of its 50% interest in a joint venture that manufactured quartz crystal blanks in Venezuela.

(b) During 1996, Oak Industries sold its 49% interest in Video 44 (WSNS-TV Channel 44) and recorded a pre-tax gain of $20.5 million. Oak Industries also sold its 45% interest in O/E/N India Ltd. for a pre-tax gain of $1.0 million.

(c) During 1996, Oak Industries sold its Nordco Inc. subsidiary for a gain of $9.4 million. Included in income from discontinued operations is income related to Nordco of $1.4 million, $2.5 million and $1.4 million in 1996, 1995 and 1994, respectively.

(d) Extraordinary charge for write-off of capitalized debt issuance costs related to early extinguishment of credit agreements of $200 million and $30 million in 1996 and 1995, respectively.

(e) Income from continuing operations for 1995 included a charge of $80.9 million for purchased in-process research and development related to the acquisition of Lasertron.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following describes the pro forma effect of the merger on (1) the unaudited statements of income information for the nine months ended
September 30, 1999 and 1998 and the statements of income information for the years ended December 31, 1998, 1997 and 1996 and (2) the unaudited balance sheet information as of September 30, 1999 of Corning. You should read this selected information in conjunction with the "Unaudited Pro Forma Combined Financial Information" and the accompanying notes included elsewhere in this document and the historical financial information and related notes of Corning and Oak Industries, incorporated by reference in this Proxy Statement/ Prospectus. The unaudited pro forma combined financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operations of the combined company would actually have been had the merger in fact occurred at the dates indicated. The unaudited pro forma combined statements of income information and combined balance sheet information illustrate the estimated effects of the merger as if that transaction had occurred at the beginning of each of the periods presented for the statements of income and at the end of the period for the balance sheet. The unaudited pro forma combined statements do not include the impact of non-recurring charges directly attributable to the transaction.

    Management of Corning and Oak Industries expect that this merger will qualify as a pooling of interests business combination for accounting purposes. Under that method of accounting, the recorded historical cost basis of the assets and liabilities of Corning and Oak Industries will be carried forward to the combined company. Results of operations of the combined company will include income of Corning and Oak Industries for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company. Adjustments have been made to reclassify the presentation of Oak Industries historical financial information to be consistent with Corning's presentation. However, no adjustments have been made in the unaudited pro forma combined financial information of Corning and Oak Industries to conform the accounting policies of the combined company as the nature and amounts of such adjustments are not expected to be significant. In addition, no adjustments have been made in the unaudited pro forma combined financial information for transactions between Corning and Oak Industries as such transactions were determined to be immaterial. Some of the conditions to be met to qualify for pooling of interests accounting cannot be fully assessed until specified periods of time after the effective time of the merger have passed, because certain of the conditions for pooling of interests accounting address transactions occurring within those specified periods of time. Certain events, including certain transactions in Corning common stock or Oak Industries common stock by affiliates of Corning and Oak Industries, respectively, could prevent the merger from qualifying as a pooling of interests for accounting purposes.

         UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME INFORMATION

                                                NINE MONTHS ENDED              YEAR ENDED
                                                  SEPTEMBER 30,               DECEMBER 31,
                                               -------------------   ------------------------------
                                                 1999       1998       1998       1997       1996
                                               --------   --------   --------   --------   --------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales....................................  $3,372.0   $2,806.7   $3,831.9   $3,831.2   $3,327.5
Income from continuing operations............     365.4      245.0      354.8      430.6      355.2
Basic earnings per share from continuing
  operations.................................      1.43       1.00       1.45       1.77       1.46
Diluted earning per share from continuing
  operations.................................      1.40       0.98       1.42       1.71       1.44
Book value per share.........................      8.73                  6.75

             UNAUDITED PRO FORMA COMBINED BALANCE SHEET INFORMATION

                                                              AT SEPTEMBER 30, 1999
                                                              ---------------------
                                                                  (IN MILLIONS)
Working capital.............................................        $  480.7
Total assets................................................         6,148.6
Loans payable beyond one year...............................         1,395.8
4 7/8% Convertible Subordinated Notes.......................           100.0
Convertible preferred stock.................................            15.2

                       COMPARATIVE PER SHARE INFORMATION

    The following table summarizes on a per share basis certain (1) historical financial information and (2) unaudited pro forma and equivalent pro forma financial information.

    The unaudited pro forma financial information illustrates the estimated effects of the merger as if that transaction had occurred at the beginning of each of the periods presented for the statements of income and at the end of the period for the balance sheet. The unaudited pro forma financial information does not include the impact of non-recurring charges directly attributable to the transaction. The basic unaudited pro forma per share information for Corning is based on the weighted average number of outstanding shares of Corning common stock adjusted to include the number of shares of Corning common stock that would be issued in the merger in exchange for the outstanding Oak Industries common stock, based on the number of shares of Oak Industries common stock outstanding for the periods reported. The diluted unaudited pro forma per share information for Corning is based on the weighted average number of outstanding shares of Corning common stock adjusted to include (1) the dilutive effect of Corning employee stock options and Corning monthly income preferred securities and Corning convertible preferred stock, in certain periods, and (2) the number of shares of Corning common stock that would be issued in the merger and
(3) the dilutive effect of Oak Industries employee stock options, restricted stock and 4 7/8% Convertible Subordinated Notes. Certain adjustments to net income available to common stockholders are considered in the computation of basic and diluted earnings per share, as described in Corning's historical financial statements and in Oak Industries' historical financial statements.

    The unaudited equivalent pro forma per share information for Oak Industries is based on the unaudited pro forma amounts per share for Corning multiplied by the exchange ratio of 0.83. The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial information of Corning and Oak Industries incorporated by reference in this Proxy Statement/Prospectus and the "Unaudited Pro Forma Combined Financial Information" included elsewhere in this Proxy Statement/Prospectus.

                                                                  NINE MONTHS
                                                                     ENDED                    YEAR ENDED
                                                                 SEPTEMBER 30,               DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                1999       1998       1998       1997       1996
                                                              --------   --------   --------   --------   --------
Corning:
Income per share from continuing operations:
Basic:
  Historical................................................   $1.42      $0.97      $1.42      $1.79      $1.42
  Pro forma.................................................    1.43       1.00       1.45       1.77       1.46
Diluted:
  Historical................................................    1.39       0.95       1.39       1.72       1.40
  Pro forma.................................................    1.40       0.98       1.42       1.71       1.44
Book value per share:
  Historical................................................    8.59                  6.50
  Pro forma.................................................    8.73                  6.75
Cash dividends declared per share:
  Historical................................................    0.54       0.54       0.72       0.72       0.72
  Pro forma.................................................    0.54       0.54       0.72       0.72       0.72

Oak Industries:
Income per share from continuing operations:
Basic:
  Historical................................................    1.35       1.22       1.54       1.22       1.77
  Equivalent Pro forma......................................    1.19       0.83       1.20       1.47       1.21
Diluted:
  Historical................................................    1.26       1.15       1.46       1.20       1.71
  Equivalent Pro forma......................................    1.16       0.81       1.18       1.42       1.20
Book value per share:
  Historical................................................   11.90                 11.42
  Equivalent Pro forma......................................    7.25                  5.60
Cash dividends declared per share:
  Historical................................................      --         --         --         --         --
  Equivalent Pro forma......................................    0.45       0.45       0.60       0.60       0.60

                     MARKET PRICE AND DIVIDEND INFORMATION

    Corning common stock and Oak Industries common stock are each listed on the New York Stock Exchange. Corning's ticker symbol on the NYSE is "GLW" and Oak Industries' ticker symbol on the NYSE is "OAK." The following table shows, for the periods indicated, the high and low sales prices and dividends per share of Corning common stock and Oak Industries common stock, as reported on the NYSE Consolidated Tape for the dates indicated.

                                       CORNING                       OAK INDUSTRIES
                           -------------------------------   -------------------------------
                             HIGH       LOW      DIVIDENDS     HIGH       LOW      DIVIDENDS
                           --------   --------   ---------   --------   --------   ---------
1997
  First Quarter..........   $46.38     $33.75      $0.18      $22.88     $16.25     $   --
  Second Quarter.........    56.50      43.00       0.18       29.00      18.13         --
  Third Quarter..........    65.13      39.75       0.18       32.25      25.75         --
  Fourth Quarter.........    49.56      35.38       0.18       29.75      24.25         --
1998
  First Quarter..........    43.94      32.00       0.18       35.00      27.00         --
  Second Quarter.........    44.38      33.94       0.18       37.44      29.69         --
  Third Quarter..........    36.00      22.88       0.18       41.25      26.00         --
  Fourth Quarter.........    45.69      26.94       0.18       35.00      21.81         --
1999
  First Quarter..........    61.75      44.75       0.18       38.44      28.75         --
  Second Quarter.........    70.75      47.69       0.18       51.50      31.13         --
  Third Quarter..........    75.00      60.31       0.18       53.25      26.00         --
  Fourth Quarter (through
    December 23).........   127.00      60.31       0.18      103.88      28.00         --

    On November 12, 1999, the last full trading day before public announcement of the signing of the merger agreement, the per share closing price was $90.375 for Corning common stock and $49.75 for Oak Industries common stock. On December 23, 1999, the per share closing price was $123.06 for Corning common stock and $100.88 for Oak Industries common stock.

    Because the market price of Corning common stock is subject to fluctuation, the market value of the shares of Corning common stock that holders of Oak Industries common stock will receive in the merger, and the market value of the Oak Industries common stock surrendered in the merger, may increase or decrease prior to (or after) the merger. See "Risk Factors Relating to the Merger--Fixed Exchange Ratio May Result in Lower Value of Merger Consideration" on page 14.

    OAK INDUSTRIES STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CORNING COMMON STOCK AND THE OAK INDUSTRIES COMMON STOCK.

                      RISK FACTORS RELATING TO THE MERGER

    You should consider the following risks in deciding whether to adopt the merger agreement. These matters should be considered along with the other information included or incorporated by reference in this Proxy
Statement/Prospectus.

    FIXED EXCHANGE RATIO MAY RESULT IN LOWER VALUE OF MERGER
CONSIDERATION. Upon completion of the merger, each share of Oak Industries common stock will be converted into the right to receive 0.83 of a share of Corning common stock.

    The exchange ratio is fixed and will not be adjusted as a result of any increase or decrease in the price of either Corning or Oak Industries common stock. Any change in the price of Corning common stock will affect the value the Oak Industries stockholders receive in the merger. In addition, because the merger will be completed only after all the conditions to the merger are satisfied or waived, including the receipt of regulatory approvals, there is no way to be sure that the price of Corning common stock or Oak Industries common stock at the time the merger is completed will be the same as their prices on the date of the special meeting. Changes in the business, operations or prospects of Corning or Oak Industries, regulatory considerations, general market and economic conditions and other factors may affect the prices of Corning common stock, Oak Industries common stock or both. Many of those factors are beyond our control. You are encouraged to obtain current market quotations for both Corning common stock and Oak Industries common stock.

    INTEGRATING BUSINESS OPERATIONS MAY BE DIFFICULT AND MAY HAVE A NEGATIVE IMPACT ON CORNING'S BUSINESS. The combination of Corning and Oak Industries involves the integration of separate companies that have previously operated independently and have different corporate cultures. The process of combining the companies may be disruptive to their businesses and may cause an interruption of, or a loss of momentum in, such businesses as a result of the following difficulties, among others:

    - Loss of key employees or customers;

    - Possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement and harmonize company-wide financial, accounting, information and other systems;

    - Failure to maintain the quality of services that such companies have historically provided; and

    - The diversion of management's attention from the day-to-day businesses of Corning and Oak Industries as a result of the need to deal with the above disruptions and difficulties and/or the possible need to add management resources to do so.

    Such disruptions and difficulties, if they occur, may cause Corning to fail to realize the benefits that it currently expects to result from such integration.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This document, and the documents incorporated by reference into this Proxy Statement/Prospectus contain both historical and forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect Corning's and Oak Industries' current expectations concerning future results and events. These forward-looking statements generally can be identified by use of statements that includes phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Corning or Oak Industries to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this Proxy Statement/Prospectus.

    The following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

    - Product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, cost reductions, availability and costs of critical materials, new product development and commercialization, manufacturing capacity, facility expansions and new plant start-up costs;

    - Changes in economic conditions such as inflation, interest rates and foreign currency exchange rates;

    - Acquisition and divestiture activity, capital resource and cash flow activities and capital spending;

    - Changes in tax requirements, including tax rate changes, new tax law and revised tax law interpretations; and

    - The effect of regulatory and legal developments, the rate of technology change and the ability to enforce patents.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

    We are sending this Proxy Statement/Prospectus to you as part of the solicitation of proxies by the Oak Industries Board for use at the special meeting to be held on Friday, January 28, 2000 at 9:30 a.m. Eastern Standard Time at the corporate offices of Oak Industries at 1000 Winter Street, Waltham, Massachusetts. We are first mailing this Proxy Statement/Prospectus, the attached notice of special meeting of stockholders and the enclosed proxy card to you on or about December 28, 1999.

PURPOSES OF THE SPECIAL MEETING

    At the special meeting, Oak Industries' stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of merger dated as of November 13, 1999 among Corning, Riesling Acquisition Corporation and Oak Industries. The merger agreement provides, among other things, that Oak Industries will be merged with and into Riesling Acquisition Corporation, and each outstanding share of Oak Industries common stock will be converted into the right to receive 0.83 of a share of Corning common stock. Riesling Acquisition Corporation is a wholly-owned subsidiary of Corning.

    Oak Industries is not proposing any matters other than the approval and adoption of the merger agreement to come before the Oak Industries special meeting. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

    THE BOARD OF OAK INDUSTRIES HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE

    The Oak Industries Board has fixed the close of business on December 23, 1999 as the record date for the special meeting. Only holders of Oak Industries common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date, 17,776,979 shares of Oak Industries common stock were outstanding and entitled to vote held by approximately 4,100 holders of record. The presence, in person or by proxy, of a majority of these shares of Oak Industries common stock is necessary to constitute a quorum at the special meeting. Abstentions will be included in the determination of shares present and entitled to vote at the special meeting for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

REQUIRED VOTES

    All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by a signed voting form will be voted for the approval of the merger agreement.

    Each share of Oak Industries common stock will be entited to one vote on each matter to be acted upon at the special meeting. The affirmative vote of the holders of record of a majority of the shares of Oak Industries common stock outstanding and entitled to vote on the record date is required to approve the merger agreement. Non-voting shares, including abstentions, will have the effect of a vote against the merger agreement. On the record date, Oak Industries' executive officers and directors collectively beneficially owned an aggregate of 1,878,630 shares of Oak Industries common stock or approximately 9.8% of the outstanding common stock.

    If sufficient votes in favor of the merger proposal are not received by the time scheduled for the special meeting, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of the merger. They will vote against any such adjournment those proxies which direct them to vote against the merger. Any such adjournment will require the affirmative vote of a majority of the votes cast (or if a quorum is not present, a majority of the votes represented in person or by proxy) at the session of the special meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by Oak Industries.

PROXIES, VOTING AND REVOCATION

    This Proxy Statement/Prospectus is being furnished to Oak Industries' stockholders in connection with the solicitation of proxies by, and on behalf of, the Oak Industries Board for use at the special meeting, and is accompanied by a form of proxy.

    Each share of Oak Industries common stock is entitled to one vote. Votes will be tabulated at the special meeting by inspectors of election appointed by Oak Industries.

    You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the Secretary of Oak Industries (Oak Industries Inc., 1000 Winter Street, Waltham, Massachusetts 02451). You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence, without notifying the Secretary of Oak Industries, at the meeting will not revoke a previously given proxy. In addition, if you beneficially hold shares of Oak Industries common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the meeting.

SOLICITATION OF PROXIES

    Oak Industries will pay for the expense of printing and mailing this document and the material used in this solicitation of proxies. Proxies will be solicited through the mail and directly by officers, directors and regular employees of Oak Industries not specifically employed for such purpose, without additional compensation. Oak Industries will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. Oak Industries has engaged Morrow & Co. to represent it in connection with the solicitations of proxies at a cost of approximately $10,000, plus expenses.

    Under Delaware law, you will not have appraisal or dissenters' rights in connection with the merger both because Oak Industries' common stock was listed on the New York Stock Exchange on the record date for the special meeting and because it was held by more than 2,000 stockholders of record.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO YOU. WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Lasertron has been a supplier to Corning's Photonics Division for some time and, during 1998, there were a number of conversations between Corning and Lasertron regarding a possible supply agreement involving fiber-optic lasers. During one of these conversations, Corning indicated an interest in, among other things, acquiring Lasertron from Oak Industries. Oak Industries responded that it was not interested in selling Lasertron.

    On February 11, 1999, Oak Industries announced its year-end earnings which included record results for Lasertron. Oak Industries was pursuing discussions with several investment banking firms, including Donaldson, Lufkin & Jenrette, which has advised Oak Industries on strategic transactions from time to time, regarding strategic options involving Lasertron in order to attract and retain key people and to maximize Lasertron's potential.

    During the period spanning from March through August, 1999, Oak Industries signed confidentiality agreements with several companies that had indicated an interest in pursuing transactions involving Lasertron.

    In March 1999, the General Manager of Corning's Photonics Division and others from Corning visited Oak Industries' headquarters in Waltham, Massachusetts to discuss Corning's interest in Lasertron. Discussions did not continue between the parties after the meeting, and Oak Industries continued to meet with other companies to explore strategic alternatives for Lasertron.

    On April 21, 1999, Oak Industries announced its first-quarter results, which included record results for Lasertron and news that Oak Industries would pursue a tax ruling that would allow favorable tax treatment of a spinoff of Lasertron shares to Oak Industries shareholders after an initial public offering by Lasertron. Oak Industries filed the ruling request with the Internal Revenue Service in May of 1999.

    On July 23, 1999, at a regularly scheduled meeting of the Oak Industries Board, management provided the Board with an update of strategic alternatives involving Lasertron, in particular, the plan for an initial public offering and spinoff of Laserstron shares.

    On August 11, 1999, Oak Industries issued a press release indicating that, because one of Lasertron's largest customers had stopped taking pumps from consignment inventory for one of that customer's major programs, Oak Industries anticipated that its earnings for the third quarter of 1999 would fall below analysts' estimates. At this point, several of the companies with which Oak Industries had been discussing strategic alternatives involving Lasertron became increasingly interested in pursuing a transaction.

    On September 8, 1999, the General Manager of Corning's Photonics Division called the Senior Vice President of Corporate Development at Oak Industries to arrange discussions in New York City in conjunction with an industry conference that both parties would be attending. At the meeting in New York City, the Chairman and Chief Executive Officer, the Chief Financial Officer and the Vice President of Technology of Oak Industries and the Executive Vice President of Telecommunications of Corning agreed to convene again for the purpose of updating Corning on Lasertron's performance.

    On October 6, 1999, at a regularly scheduled meeting of the Corning Board, the Board discussed strategic opportunities, including a potential transaction with Lasertron.

    On October 7, 1999, representatives of Corning met with representatives of Oak Industries at Oak Industries' corporate headquarters in Waltham to discuss Lasertron. The people in attendance from Oak Industries were the Senior Vice President of Corporate Development, the Vice President of Technology and the Vice President and Controller. Attendees on behalf of Corning included, among others, the Executive Vice President of Telecommunications, the Chief Financial Officer, and the

General Manager of the Photonics Division. Oak Industries made a presentation focused on Lasertron. At the end of the meeting, there was a smaller meeting that included Corning's Chief Financial Officer and Executive Vice President, Telecommunications and Oak Industries' Senior Vice President of Corporate Development. Corning's Chief Financial Officer indicated for the first time that Corning might be interested in pursuing discussions regarding a transaction involving all of Oak Industries, and requested that Oak Industries provide Corning with certain financial information on all of Oak Industries' operating divisions. Oak Industries proceeded to do so.

    In October 1999, Oak Industries received notice from the Internal Revenue Service that it had approved the tax-free spinoff of Lasertron. Oak Industries disclosed this event on October 25, 1999 in connection with its third-quarter earnings. On October 18, 1999, Oak Industries received a proposal letter from a third party unrelated to Corning for an all-stock purchase of Lasertron.

    On October 25, 1999, there was another meeting with Corning at Oak Industries headquarters in Waltham, Massachusetts. Present from Corning were the Chief Executive Officer, the Co-Chief Operating Officers, the Executive Vice President of the Telecommunications Group, the Chief Financial Officer, the Chief Technical Officer and the General Counsel. Present from Oak Industries were the Chairman and Chief Executive Officer, the Chief Financial Officer, and the Senior Vice President of Corporate Development, among others. Goldman,
Sachs & Co., which has advised Corning on strategic transactions from time to time, attended on behalf of Corning and DLJ attended on behalf of Oak Industries. After a presentation by Oak Industries and a private meeting with Goldman Sachs, the Corning executives requested that Oak Industries provide Corning with an opportunity to conduct further due diligence in order that Corning be in a position to formulate and to make a proposal to Oak Industries.

    The Oak Industries Board held a regularly scheduled meeting on October 27, 1999 during which DLJ discussed several alternatives for Oak Industries and Lasertron as well as the initial public offering/spinoff opportunity. After a long discussion of the various alternatives, the Board instructed the management of Oak Industries to proceed with the due diligence process proposed by Corning.

    Corning personnel spent the week of November 1, 1999 conducting due diligence at Oak Industries' Waltham headquarters.

    On November 5, 1999, at a meeting of the Corning Board, management gave the Board reports of the strategic benefits which Corning expected to receive from a merger with Oak Industries, the results of Corning's due diligence inquiries, and the proposed terms and financial alternatives of a potential merger. The Corning Board authorized its executive officers to proceed with merger negotiations subject to further review of the final terms of the merger by the Finance Committee of the Corning Board and approval of the definitive merger agreement by the Executive Committee of the Board.

    On November 8, 1999, Oak Industries received a written proposal from Corning that contemplated a stock for stock, tax-free merger that would be accounted for as a pooling of interests, along with a draft merger document incorporating such terms. Oak Industries and Corning spent the week of November 8, 1999 negotiating the price and terms of the transaction and agreed on the final terms subject to consideration and approval by Oak Industries' Board and stockholders.

    On November 9, 1999, the Chairman, Chief Executive Officer and President, the Senior Vice President and Chief Financial Officer, and the Senior Vice President of Corporate Development visited Corning's corporate headquarters to continue discussions and to conduct due diligence on Corning.

    A meeting of the Executive Committee of the Corning Board was held on November 12, 1999 at which the merger agreement was considered and unanimously approved by the attending members of the Committee.

    A meeting of the Oak Industries Board was held on November 13, 1999 to consider the transaction. After a presentation by Oak Industries' management, the Board considered and discussed the price and terms of the transaction and the results of Oak Industries' due diligence. Also at the meeting, DLJ presented to the Board the financial terms of the proposed transaction and delivered its opinion that, as of such date, and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken, the exchange ratio was fair from a financial point of view, to the holders of Oak Industries common stock. Additionally, Oak Industries' legal counsel, Ropes & Gray, outlined specific terms of the proposed transaction. At the conclusion of the meeting, the Oak Industries Board unanimously approved and adopted the merger agreement and recommended that the merger agreement be presented to and approved and adopted by the holders of Oak Industries common stock. The final agreement was signed after the Board meeting and a press release announcing the proposed merger was issued on November 14, 1999.

REASONS FOR THE MERGER; RECOMMENDATION OF THE OAK INDUSTRIES BOARD

    In reaching its conclusion to approve the merger agreement, the Oak Industries Board consulted with management of Oak Industries, as well as its financial and legal advisors and considered a number of factors, as described below:

    - The Oak Industries Board considered the effect of the merger on implementing and accelerating Oak Industries' basic long-term growth strategy in light of the current economic, financial and business environment;

    - The Oak Industries Board analyzed Oak Industries' financial condition, results of operations, business and prospects, and compared them to those of the combined companies. In considering this financial information, the Oak Industries Board took into account Oak Industries' and Corning's recent and historic stock prices and earnings performances, as well as its own analysis of the business opportunities presented by the merger and current market trends relating to its products and Corning's products. The Oak Industries Board considered detailed financial analyses and pro forma and other financial data presented by Donaldson, Lufkin & Jenrette, analyses performed by Oak Industries management, as well as the Oak Industries Board's own knowledge of the industry and of Oak Industries and Corning and their respective businesses;

    - The Oak Industries Board considered the price and other terms of the merger agreement, as well as other information concerning the merger, including the terms and structure of the merger. Among other things, the Board considered the expectation that the merger will be treated as a tax-free transaction for U.S. federal income tax purposes both to Oak Industries stockholders and to Corning and will be accounted for as a pooling of interests transaction. See "The Merger--Material Federal Income Tax Consequences" on pages 32 to 33 and "The Merger--Accounting Treatment" on page 33;

    - The Oak Industries Board considered Corning's strong research and development capabilities, which would significantly strengthen Oak Industries' existing technological and product development, its financial resources, customer relationships and its commitment to drive Oak Industries' business forward;

    - The Oak Industries Board considered the alternatives available to Oak Industries in lieu of the transaction, including acquisitions, divestitures, joint ventures and the potential initial public offering and spinoff of its fiber-optic subsidiary, Lasertron;

    - The Oak Industries Board considered the benefits of the merger, including its view that the combined company might be able to capitalize on operational and competitive elements that may not be available otherwise to Oak Industries on a stand-alone basis;

    - The Oak Industries Board considered the opportunity for you to become holders of Corning common stock, which the Oak Industries Board believed would perform at least as well as Oak Industries common stock over the long term and would have greater liquidity and lower volatility than Oak Industries common stock;

    - The Oak Industries Board considered Corning's reputation and progressive policies with respect to its employees, and the impact on the Oak Industries' employees of becoming employees of Corning;

    - The Oak Industries Board considered economies of scale, because the telecommunications industry is characterized by intense competition and consolidation; and

    - The Oak Industries Board considered the effect on Oak Industries stockholders of Oak Industries continuing as a stand-alone entity compared to the effect of Oak Industries combining with Corning, in light of the factors summarized above.

    The Oak Industries Board also considered a number of potential risks relating to the merger, including risks relating to a fixed exchange ratio despite potential changes in relative stock prices, the difficulty and management distraction inherent in integrating two businesses, and the risk that the merger would not be consummated. See "Risk Factors Relating to the Merger" on page 14. The Oak Industries Board believed that these risks were outweighed by the potential benefits to be realized from the merger.

    The foregoing discussion of the information and factors considered by the Oak Industries Board is not intended to be exhaustive, but is believed to include all material factors considered by the Oak Industries Board in approving the merger. In view of the wide variety of information and factors considered, the Oak Industries Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors. For a discussion of the interests of members of Oak Industries' management and Board in the merger, see "Interests of Directors and Officers in the Merger" below. The Oak Industries Board recognized such interests and determined that such interests neither supported nor detracted from the fairness of the merger to Oak Industries' stockholders.

    THE OAK INDUSTRIES BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

    Oak Industries asked Donaldson, Lufkin & Jenrette Securities Corporation, in its role as financial advisor to Oak Industries, to render an opinion to the Oak Industries Board as to the fairness, from a financial point of view, to the holders of Oak Industries common stock of the exchange ratio in the merger. On November 13, 1999, DLJ delivered its written opinion, dated that date, to the Oak Industries Board to the effect that, as of such date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the exchange ratio was fair to the holders of Oak Industries common stock from a financial point of view. DLJ has confirmed its November 13, 1999 opinion by delivering its written opinion dated the date of this Proxy Statement/Prospectus to the Oak Industries Board to the same effect.

    THE FULL TEXT OF THE DLJ OPINION, DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DLJ OPINION. HOLDERS OF OAK INDUSTRIES COMMON STOCK ARE URGED TO READ THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH SUCH OPINION.

    The DLJ opinion was prepared for the Oak Industries Board and was directed only to the fairness to the holders of Oak Industries common stock from a financial point of view, as of the date thereof, of the exchange ratio. DLJ expressed no opinion as to the prices at which the Corning common stock or the Oak Industries common stock would actually trade at any time. The DLJ opinion does not address the relative merits of the merger and the other business strategies considered by the Oak Industries Board nor does it address the Oak Industries Board's decision to proceed with the merger. The DLJ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger.

    DLJ is an internationally recognized investment banking firm that has substantial experience in the communications industry and in providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of Oak Industries or any other person. As part of its investment banking services, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Except as set forth in the following paragraph, Oak Industries did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

    In arriving at its opinion, DLJ reviewed the merger agreement and the financial and other information that was publicly available or furnished to DLJ by Oak Industries and Corning, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Oak Industries for the period beginning January 1, 1999 and ending
December 31, 2003 prepared by Oak Industries' management and certain publicly available financial projections of Corning for the period beginning January 1, 1999 and ending December 31, 2000. In addition, DLJ compared certain financial and securities data of Oak Industries and Corning with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Oak Industries common stock and the Corning common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion. DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring Oak Industries.

    In rendering its opinion, DLJ relied upon, and assumed the accuracy and completeness of, all the financial and other information that was available to it from public sources, that was provided to it by Oak Industries and Corning or their respective management, or that was otherwise reviewed by DLJ. DLJ also assumed that Oak Industries was not aware of any information prepared by Oak Industries or its advisors that might be material to the DLJ opinion that had not been made available to DLJ. With respect to the financial projections and assumptions relating to Oak Industries relied upon by DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Oak Industries as to the future operating and financial performance of Oak Industries. With respect to the publicly available financial projections and assumptions relating to Corning relied upon by DLJ, DLJ assumed that they have been reasonably prepared on a basis not materially different from the best currently available estimates and judgments of the management of Corning as to the future operating and financial performance of Corning. DLJ expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they were based. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any information DLJ reviewed. DLJ relied as to certain legal matters on the advice of Oak Industries' counsel.

    The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion after the mailing of this Proxy Statement/Prospectus.

SUMMARY OF FINANCIAL ANALYSES PERFORMED BY DLJ

    The following is a summary of the financial analyses presented by DLJ to the Oak Industries Board on November 13, 1999 in connection with the preparation of the DLJ opinion. Unless otherwise indicated, all financial projections of Oak Industries segments provided by Oak Industries' management have been adjusted to include corporate overhead allocations.

OAK INDUSTRIES

    STOCK PRICE AND TRADING HISTORY. DLJ reviewed the daily trading activity, including price and volume, of the Oak Industries common stock from November 12, 1997 to November 12, 1999. During this time period, Oak Industries common stock reached a high of $52.13 per share and a low of $22.00 per share.

    IMPLIED EXCHANGE RATIO ANALYSIS. DLJ calculated the implied enterprise value of Oak Industries by performing a comparable public companies analysis, a precedent merger and acquisition transactions analysis and a discounted cash flow analysis for each of Oak Industries' four principal business segments. DLJ then calculated implied theoretical equity valuation ranges for Oak Industries and implied exchange ratio ranges. Enterprise value is defined as the equity value plus the book value of debt less cash. Equity value is defined as the market value of the common equity securities on a fully diluted basis.

    COMPARABLE PUBLIC COMPANIES ANALYSIS.

    LASERTRON. DLJ analyzed the enterprise value of the Lasertron business segment (the Oak Industries operating segment that manufactures fiber-optic components) based on the market values and trading multiples of five publicly traded companies which DLJ deemed comparable to the Lasertron business segment, divided into two categories. The first group, categorized as photonics/ optoelectronics component manufacturers, included E-TEK Dynamics, JDS Uniphase and SDL Inc. The second group, categorized as dense wavelength division multiplexing equipment manufacturers, included Ciena Corp. and Corning.

    For each comparable public company listed above, DLJ analyzed the equity and the enterprise values as of November 12, 1999; the enterprise value as a multiple of its estimated revenue for calendar years 1999 and 2000, the enterprise value as a multiple of its estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") for 1999, and the equity value as a multiple of its estimated earnings per share for calendar year 1999 and 2000. The revenue estimates for calendar years 1999 and 2000 were based on publicly available estimates from equity research analysts. The earnings per share estimates for calendar years 1999 and 2000 were based on publicly available consensus estimates as reported by First Call Corporation. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts.

    From this analysis, DLJ developed enterprise valuation multiples ranging from 15.0 to 20.0 times revenue and 50.0 to 60.0 times EBITDA and equity value multiples of 90.0 to 120.0 times net income for calendar year 1999. DLJ also derived enterprise valuation multiples ranging from 10.0 to 15.0 times revenue and equity value multiples of 50.0 to 70.0 times net income for calendar year 2000. DLJ then applied these valuation multiples to 1999 and 2000 projected operating data for the Lasertron business segment as prepared by Oak Industries management.

    GILBERT ENGINEERING. DLJ analyzed the enterprise value of the Gilbert Engineering business segment (the Oak Industries operating segment that manufactures coaxial connector products used primarily in broadband networks) based on the market values and trading multiples of six publicly traded companies which DLJ deemed comparable to the Gilbert Engineering business segment: Antec

Corp., Amphenol Corp., C-Cor.net Corp., CommScope Inc., Scientific-Atlanta Inc. and Thomas & Betts Corp.

    For each comparable public company listed above, DLJ analyzed the enterprise value as of November 12, 1999; the enterprise value as a multiple of its estimated revenue, estimated EBITDA, and estimated earnings before interest and taxes ("EBIT") for calendar year 1999. The revenue, EBITDA and EBIT estimates for calendar year 1999 were based on publicly available estimates from equity research analysts. From this analysis, DLJ developed enterprise valuation multiples ranging from 2.0 to 3.0 times revenues, 10.0 to 12.0 times EBITDA and
12.5 to 14.5 times EBIT. DLJ then applied these valuation multiples to 1999 projected operating data for the Gilbert Engineering business segment as prepared by Oak Industries management.

    OAK FREQUENCY CONTROL GROUP. DLJ analyzed the enterprise value of the Oak Frequency Control Group business segment (the Oak Industries operating segment that manufactures quartz crystals and oscillators) based on the market values and trading multiples of five publicly traded companies which DLJ deemed comparable to the Oak Frequency Control Group business segment: Allen
Telecom Inc., Andrew Corp., CTS Corp., Sawtek Inc. and Datum Inc.

    For each comparable publicly traded company listed above, DLJ analyzed the enterprise value as of November 12, 1999; the enterprise value as a multiple of its estimated revenue, estimated EBITDA, and estimated EBIT for calendar year 1999. The revenue, EBITDA and EBIT estimates for calendar year 1999 were based on publicly available estimates from equity research analysts. From this analysis, DLJ derived enterprise valuation multiples ranging from 1.0 to 1.5 times revenues, 10.0 to 15.0 times EBITDA and 20.0 to 35.0 times EBIT. DLJ then applied these valuation multiples to 1999 projected operating data for the Oak Frequency Control Group business segment as prepared by Oak Industries management.

    OAK CONTROLS GROUP. DLJ analyzed the enterprise value of the Oak Controls Group business segment (the Oak Industries operating segment that manufactures components for gas ranges, switches and encoders) based on the market values and trading multiples of nine publicly traded companies which DLJ deemed comparable to the Oak Controls Group business segment, divided into two categories. The first group, categorized as electrical appliance manufacturers, included Emerson Electric Co., Eaton Corp., Whirlpool Corp., and Maytag Corp. The second group, categorized as electrical components manufacturers, included Crane Co., Graco Inc., Park Ohio Holdings Corp., United Dominion Industries and Watts Industries.

    For each comparable public company listed above, DLJ analyzed the equity and the enterprise values as of November 12, 1999; the enterprise value as a multiple of its estimated revenue, estimated EBITDA, estimated EBIT for calendar year 1999, and the equity value as a multiple of its estimated earnings per share for calendar year 1999 and 2000. The revenue, EBITDA and EBIT estimates for calendar year 1999 were based on publicly available estimates from equity research analysts. The earnings per share estimates for calendar years 1999 and 2000 were based on publicly available consensus estimates as reported by First Call. From this analysis, DLJ developed enterprise valuation multiples ranging from 0.9 to 1.3 times revenues, 6.0 to 8.0 times EBITDA and 8.0 to 10.0 times EBIT. DLJ also developed, from the same analysis, enterprise valuation multiples ranging from 12.0 to 14.0 times net income for calendar year 1999 and 10.0 to
12.0 times net income for calendar year 2000. DLJ then applied these valuation multiples to 1999 and 2000 projected operating data for the Controls Group business segment as prepared by Oak Industries management.

    Based on the foregoing, DLJ calculated the estimated equity value of Oak Industries by combining the implied enterprise values of Oak Industries' four principal business segments, subtracting total debt as of October 21, 1999 and adding cash and the value of investments and certain other assets as of September 30, 1999. Data on debt, cash and investments were provided by Oak Industries management. The analyses resulted in an implied theoretical equity valuation range for Oak Industries of approximately $1.2 billion to $1.6 billion in the aggregate, or approximately $52.25 to $68.50 per share of Oak Industries common stock. Using such per share equity valuation range and the $90.38 per share price of Corning common stock on November 12, 1999, DLJ calculated an implied exchange ratio ranging from 0.58 to 0.76.

    PRECEDENT MERGER AND ACQUISITION TRANSACTIONS ANALYSIS.

    In examining the selected merger and acquisition transactions listed below, DLJ calculated the total enterprise value of the acquired company implied by each of these transactions as a multiple of revenues, EBITDA and EBIT for the twelve months prior to announcement of a transaction, and the total equity value of the acquired company implied by each of these transactions as a multiple of net income for the twelve months prior to announcement of a transaction.

    LASERTRON. DLJ reviewed the following selected acquisition transactions which it deemed comparable to an acquisition of the Lasertron business segment:
(i) JDS Uniphase's pending acquisition of Optical Coating Laboratory; (ii) JDS Uniphase's pending acquisition of Epitaxx; (iii) SDL's acquisition of IOC;
(iv) Ciena's acquisition of Lightera Networks; (v) Uniphase's acquisition of JDS Fitel; and (vi) Uniphase's acquisition of Broadband Communications Products.

    From this analysis, DLJ derived valuation multiples ranging from 7.0 to 10.0 times revenues, 30.0 to 40.0 times EBITDA and 35.0 to 45.0 times EBIT, in each case, for the twelve months prior to announcement of a transaction. DLJ then applied these valuation multiples to projected 1999 operating data for the Lasertron business segment provided by management.

    GILBERT ENGINEERING. DLJ reviewed the following selected acquisition transactions which it deemed comparable to an acquisition of the Gilbert Engineering business segment: (i) Tyco's acquisition of Raychem; (ii) Tyco's acquisition of AMP; (iii) Framatome Connector's acquisition of Berg Electronics;
(iv) KKR's acquisition of Amphenol; and (v) Thomas & Betts' acquisition of
Augat.

    From this analysis, DLJ derived valuation multiples ranging from 1.8 to 2.5 times revenues, 9.0 to 12.0 times EBITDA and 14.0 to 19.0 times EBIT, in each case, for the twelve months prior to announcement of a transaction. DLJ then applied these valuation multiples to projected 1999 operating data for the Gilbert Engineering business segment prepared by Oak Industries management.

    OAK FREQUENCY CONTROL GROUP. DLJ reviewed the following selected acquisition transactions which it deemed comparable to an acquisition of the Oak Frequency Control Group business segment: (i) CTS's acquisition of Motorola CPD;
(ii) Oak Industries' acquisition of Tele Quarz GmbH; and (iii) Oak Industries' acquisition of Piezo Crystal Company.

    From this analysis, DLJ derived valuation multiples ranging from 0.8 to 1.3 times revenues and 7.0 to 10.0 times EBITDA, in each case, for the twelve months prior to announcement of a transaction. DLJ then applied these valuation multiples to projected 1999 operating data for the Oak Frequency Control Group business segment prepared by Oak Industries management.

    OAK CONTROLS GROUP. DLJ reviewed the following selected acquisition transactions which it deemed comparable to an acquisition of the Oak Controls Group business segment: (i) Goodman Holding's acquisition of Raytheon Home Appliances; (ii) Tyco's acquisition of Keystone International;
(iii) Constellation Capital's acquisition of Imo Industries; (iv) Durco International's acquisition of BW/ IP; (v) Cypress Group LLC's acquisition of Amtrol; (vi) FMC's acquisition of Moorco International; (vii) United Dominion Industries' acquisition of Flair Corp.; (viii) Dresser Industries' acquisition of Wheatley TXT; and (ix) Crane's acquisition of Mark Controls.

    From this analysis, DLJ derived valuation multiples ranging from 1.0 to 1.5 times revenues, 8.0 to 11.0 times EBITDA, 13.0 to 16.0 times EBIT and 16.5 to
20.0 times net income, in each case, for the twelve months prior to announcement of a transaction. DLJ then applied these valuation multiples to projected 1999 operating data for the Oak Controls Group business segment prepared by Oak Industries management.

    Based on the foregoing, DLJ calculated the estimated equity value of Oak Industries by combining the implied enterprise values of Oak Industries' four principal business segments, subtracting total debt as of October 21, 1999 and adding cash and the value of investments and certain other assets as of September 30, 1999. Data on debt, cash and investments were provided by Oak Industries management. The analyses resulted in an implied theoretical equity valuation range for Oak Industries of approximately $1.1 billion to $1.6 billion in the aggregate, or approximately $47.50 to $69.00 per share of Oak Industries common stock. Using such per share equity valuation range and the $90.38 per share price of Corning common stock on November 12, 1999, DLJ calculated an implied exchange ratio ranging from 0.53 to 0.76.

    DISCOUNTED CASH FLOW ANALYSIS.

    DLJ performed a discounted cash flow analysis on each of Oak Industries' four principal business segments based on estimates of the projected financial performance for such segment prepared by Oak Industries management for the fiscal years 2000 to 2002.

    LASERTRON. Utilizing the projections provided by Oak Industries management, DLJ calculated a range of present values for the Lasertron business segment based on the discounted net present value of the sum of (a) the projected stream of after-tax unlevered free cash flows, which is operating cash flow available after interest, working capital, capital spending and tax requirements, for the fiscal years 2000 to 2002; and (b) the projected terminal value of the segment in 2001 based upon a range of forward-looking multiples of the segment's projected net income in 2002. DLJ estimated the enterprise value of the segment by applying discount rates ranging from 20.0% to 22.0% and multiples of terminal net income ranging from 30.0 to 40.0 times.

    GILBERT ENGINEERING. Utilizing the projections provided by Oak Industries management, DLJ calculated a range of present values for the Gilbert Engineering business segment based on the discounted net present value of the sum of
(a) the projected stream of after-tax unlevered free cash flows of the segment, which is operating cash flow available after working capital, capital spending and tax requirements, for the fiscal years 2000 to 2002; and (b) the projected terminal value of the segment at 2002 based upon a range of multiples of the segment's projected EBITDA in such year. DLJ estimated the enterprise value of the segment by applying discount rates ranging from 12.0% to 14.0% and multiples of terminal EBITDA ranging from 10.0 to 12.0 times.

    OAK FREQUENCY CONTROL GROUP. Utilizing the projections provided by Oak Industries management, DLJ calculated a range of present values for the Oak Frequency Control Group business segment based on the discounted net present value of the sum of (a) the projected stream of after-tax unlevered free cash flows of the segment, which is operating cash flow available after working capital, capital spending and tax requirements, for the fiscal years 2000 to 2002; and (b) the projected terminal value of the segment at 2002 based upon a range of multiples of the segment's projected EBITDA in such year. DLJ estimated the enterprise value of the segment by applying discount rates ranging from 17.0% to 19.0% and multiples of terminal EBITDA ranging from 7.0 to 9.0 times.

    OAK CONTROLS GROUP. Utilizing the projections provided by Oak Industries management, DLJ calculated a range of present values for the Oak Controls Group business segment based upon the discounted net present value of the sum of
(a) the projected stream of after-tax unlevered free cash flows of the segment, which is operating cash flow available after, working capital, capital spending and tax requirements, for the fiscal years 2000 to 2002; and (b) the projected terminal value of the segment at 2002 based upon a range of multiples of the segment's projected EBITDA in such year. DLJ estimated the enterprise value of the segment by applying discount rates ranging from 14.5% to 16.5% and multiples of terminal EBITDA ranging from 6.0 to 8.0 times.

    Based on the foregoing, DLJ calculated the estimated equity value of Oak Industries by combining the enterprise values of Oak Industries' four principal business segments, subtracting total debt as of October 21, 1999 and adding cash and the value of investments and certain other assets as of September 30, 1999. Data on debt, cash and investments were provided by Oak Industries management. The analyses resulted in an implied theoretical equity valuation range for Oak Industries of approximately $1.5 billion to $1.9 billion in the aggregate, or approximately $63.25 to $78.50 per share of Oak Industries common stock. Using such per share equity valuation range and the $90.38 per share price of Corning common stock on November 12, 1999, DLJ calculated an implied exchange ratio ranging from 0.70 to 0.87.

    PREMIUMS PAID ANALYSIS. DLJ analyzed the implied price per share of Oak Industries common stock based on a review of premiums paid in all stock transactions valued between $1 billion to $2 billion in enterprise value announced between November 1997 and November 1999. Premiums for these transactions were obtained from Securities Data Corporation. For each such transaction, DLJ analyzed the premium over the common stock trading price per share one day, one week and one month prior to announcement. The average and median premiums for the selected transactions over the common stock trading prices are as follows:

                                                               PERIOD PRIOR TO
                                                                 ANNOUNCEMENT
                                                        ------------------------------
                                                         1-DAY      1-WEEK    1-MONTH
                                                        --------   --------   --------
Median................................................    23.5%      25.4%      30.7%
Average...............................................    22.3%      26.7%      32.7%

    Applying the above premiums to the share price of the Oak Industries common stock on November 12, 1999, DLJ estimated an implied reference range purchase price per share of Oak Industries of $62.00 to $66.00 and, based on the share price of the Corning common stock on November 12, 1999, DLJ calculated an implied exchange ratio ranging from 0.69 to 0.73.

CORNING

    STOCK PRICE AND TRADING HISTORY. DLJ reviewed the daily trading activity, including price and volume, of the Corning common stock from November 12, 1997 to November 12, 1999. During this time period, Corning common stock reached a high of $90.38 per share and a low of $23.50 per share.

    COMPARABLE PUBLIC COMPANIES ANALYSIS. DLJ compared Corning to six comparable companies: ADC Telecom, Alcatel, Ciena, Lucent, Nortel and Tellabs. For each comparable public company, DLJ analyzed the equity value and the enterprise value as of November 12, 1999, the enterprise value as a multiple of its revenue, EBITDA, and EBIT for the latest twelve-month period, and the equity value as a multiple of its estimated earnings per share for calendar year 1999 and 2000.

    The revenue, EBITDA and EBIT data for the latest twelve months were based on publicly available information. The earnings per share estimates for calendar years 1999 and 2000 were based on publicly available consensus estimates as reported by First Call. From this analysis, DLJ derived implied enterprise valuation multiples ranging from 5.0 to 7.0 times revenues 20.0 to 30.0 times EBITDA and 30.0 to 40.0 times EBIT. DLJ also derived, from the same analysis, implied equity valuation multiples ranging from 45.0 to 55.0 times earnings per share for calendar year 1999 and 35.0 to 45.0 times earnings per share for calendar year 2000. DLJ then applied these implied valuation multiples to the latest twelve months of operating data for Corning and calendar years 1999 and 2000 earnings per share consensus estimates as reported by First Call. The analysis resulted in an implied per share equity valuation reference range for Corning of approximately $80.00 to $100.00 per share.

    WALL STREET RESEARCH ANALYSTS RECOMMENDED PRICE TARGETS. DLJ also reviewed the price targets of five Wall Street equity research analysts contained in recently published reports on Corning. The range of these per share price targets of Corning common stock, based on the reports dated from October 7, 1999 to November 9, 1999, was $80.00 to $105.00.

    PRO FORMA ACCRETION/DILUTION ANALYSIS. DLJ compared the projected earnings per share of Corning for the fiscal years ending December 31, 1999 and 2000 on a stand-alone basis to the projected pro forma earnings per share for the same period of the combined company after the merger. Corning's stand-alone earnings per share projections for 1999 and 2000 were based on First Call consensus estimates. Oak Industries' stand-alone earnings per share projections for 1999 and 2000 were provided by Oak Industries management. No cost savings from synergies were assumed in this analysis. As set forth in the table below, assuming a pooling transaction, this analysis indicated that the transaction was expected to have an accretive effect on the projected earnings per share for Corning for the periods indicated below.

                                                                  FISCAL YEAR
                                                                    ENDING
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1999E      2000E
                                                              --------   --------
Projected Earnings per Share................................   $1.86      $2.32
Pro Forma Earnings per Share................................   $1.87      $2.37
Accretion/(Dilution) ($ per Share)..........................   $0.01      $0.05
Accretion/(Dilution) (%)....................................     0.6%       2.2%

    CONTRIBUTION ANALYSIS. DLJ analyzed the relative contributions from Oak Industries and Corning to the pro forma combined revenue, EBITDA, EBIT and net income for the latest twelve-month period and for calendar years 1999 and 2000. Oak Industries and Corning revenue, EBITDA, EBIT and net income for the latest twelve months were based on publicly available information. Oak Industries revenue, EBITDA, EBIT and net income estimates for calendar years 1999 and 2000 were based on financial projections prepared by Oak Industries management. Corning revenue, EBITDA, EBIT and net income estimates for calendar years 1999 and 2000 were based on publicly available estimates from equity research analysts.

                                       LATEST TWELVE MONTHS
                                              ENDED
                                        SEPTEMBER 30, 1999                FISCAL YEAR ENDING DECEMBER 31,
                                     ------------------------   ---------------------------------------------------
                                                                         1999E                      2000E
                                                                ------------------------   ------------------------
                                         OAK                        OAK                        OAK
                                     INDUSTRIES %   CORNING %   INDUSTRIES %   CORNING %   INDUSTRIES %   CORNING %
                                     ------------   ---------   ------------   ---------   ------------   ---------
Sales..............................      8.4%         91.6%          9.9%        90.1%         10.3%        89.7%
EBITDA.............................      7.2%         79.8%          8.1%        91.9%          9.5%        90.5%
EBIT...............................      7.4%         92.6%         11.7%        88.3%         11.8%        88.2%
Net Income.........................      7.4%         92.6%          6.8%        93.2%          8.4%        91.6%
Pro Forma Ownership................      6.8%         93.2%          6.8%        93.2%          6.8%        93.2%

    No company or transaction used in the above analyses is directly comparable to Oak Industries or Corning or the contemplated merger. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. Instead, it describes in summary form the material elements of the presentation DLJ made to the Oak Industries Board on November 13, 1999 in connection with the preparation of the DLJ opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of DLJ's analyses was carried out to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered by itself, supported or failed to support an opinion as to the fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately rendered its opinion based on the results of all these analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Oak Industries that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such analyses and factors, could create an incomplete or misleading view of the process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

ENGAGEMENT LETTER

    Pursuant to the terms of an engagement letter dated as of November 2, 1999, Oak Industries engaged DLJ to act as its exclusive financial advisor in connection with the sale, merger or other business combination of Oak Industries or Lasertron and certain other transactions, and agreed to pay DLJ (i) a fee of $1,000,000 payable upon the delivery by DLJ of the DLJ opinion, and
(ii) additional cash compensation in an amount equal to 0.55% of the aggregate value of the outstanding common stock of Oak Industries (treating, as applicable, any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the merger, payable upon the consummation of the merger. Any amounts paid by Oak Industries pursuant to clause (i) above shall be deducted from the additional cash compensation paid by Oak Industries pursuant to clause (ii) above. The aggregate value of outstanding Oak Industries common stock will be determined, in the case of the merger, based on the fair market value of Corning common stock to be received by the holders of the Oak Industries common stock in the merger. For that purpose, the fair market value of Corning common stock to be received in the merger will be determined based on the last trading day thereof prior to completion of the merger.

    Oak Industries also agreed to reimburse DLJ, upon request by DLJ from time to time, for all reasonable out-of-pocket expenses (including the reasonable fees and expense of counsel) incurred by DLJ in connection with its engagement, whether or not the merger is consummated. In addition, Oak Industries agreed to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

OTHER RELATIONSHIPS

    In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Oak Industries and Corning for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Oak Industries or Corning securities. DLJ has had a long-standing banking relationship with Oak Industries, having acted as co-manager in a public offering of the Oak Industries common stock in 1993, having acted as lead manager on its $100 million convertible subordinated notes offering in February 1998, and having acted as financial advisor in the sale of its Nordco business in October 1996. In addition, DLJ had been advising Oak Industries on strategic alternatives regarding certain of its business segments. DLJ has received customary compensation for such services.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

    Certain members of Oak Industries' management and the Oak Industries Board may be deemed to have certain interests in the merger that are in addition to their interests as stockholders of Oak Industries generally. The Oak Industries Board was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby.

CERTAIN COMPENSATION ARRANGEMENTS

    SEVERANCE AGREEMENTS

    On May 1, 1998, Oak Industries entered into severance agreements with each of Messrs. Antle and Hicks and Ms. Lenehan. Each severance agreement is in effect for a period of three years, and is automatically extended for additional three-year periods unless either party notifies the other in writing to the contrary. In any event, each severance agreement will remain in effect until all of its obligations have been discharged. The merger constitutes a change in control as defined by the severance agreements, triggering the terms set forth below.

    If Messrs. Antle's or Hicks' or Ms. Lenehan's employment is terminated within three years following a change in control as defined in his or her severance agreement (i) by Oak Industries other than for "cause" (as defined in his or her severance agreement), (ii) by such executive officer for "good reason" (as defined in his or her severance agreement), or (iii) other than by reason of death or disability, such executive officer would be entitled to receive:

    - a lump-sum severance payment equal to three times the sum of his or her base salary PLUS the average of his or her bonuses for the two-year period completed immediately prior to the termination or immediately prior to the merger, whichever is higher;

    - a pro rata portion of his or her target bonus for the year of termination; and

    - for the three-year period following termination, either the continuation of, or financial support for, the continuation of certain fringe benefits and an automobile allowance.

    In addition, following a termination of his or her employment
Messrs. Antle's or Hicks' or Ms. Lenehan's stock options will continue to be exercisable for the term of the options.

    If Messrs. Antle's or Hicks' or Ms. Lenehan's employment is terminated following a change in control under circumstances entitling him or her to severance payments and benefits under the applicable severance agreement, the amount of the cash severance payment would be approximately $4.1 million for Mr. Antle and approximately $2.0 million each for Mr. Hicks and Ms. Lenehan (not including the value of pro-rated bonuses).

    CONSULTING AND/OR NON-COMPETITION AGREEMENTS

    After the effective time of the merger, Corning intends to enter into consulting and non-competition agreements with Messrs. Antle and Hicks and Ms. Lenehan. The terms of such agreements will be mutually satisfactory to the parties.

EQUITY BASED AWARDS

    OPTIONS

    All outstanding and unvested options granted to directors and executive officers of Oak Industries under Oak Industries' 1995 Restricted Stock and Option Plan and the 1992 Restricted Stock and Option Plan will become fully vested and exercisable 45 days prior to the effective time of the merger. Certain of the directors of Oak Industries hold options granted under the Oak Industries' 1988 Non-Employee Director Stock Option Plan, all of which are (or will be, by the effective time of the merger) fully vested and exercisable.

    As of January 28, 2000, options to purchase 607,500 shares of Oak Industries common stock held by executive officers of Oak Industries will have become fully vested and exercisable as follows:

NAMED EXECUTIVE OFFICER                            NUMBER OF OPTIONS THAT ACCELERATE
-----------------------                            ---------------------------------
William S. Antle III.............................               308,000
Coleman S. Hicks.................................               149,750
Pamela F. Lenehan................................               149,750

    RESTRICTED STOCK

    None of the executive officers holds shares of Oak Industries restricted stock. However, each of the non-employee directors of Oak Industries holds shares of Oak Industries restricted stock which was granted as part of the annual compensation paid by Oak Industries to its directors. On January 28, 2000 each of Messrs. Derbes, Hills, Matthews and Richardson will own 2,500 shares of Oak Industries restricted stock. Each of Messrs. Derbes, Hills, Matthews and Richardson will retire from the Oak Industries Board upon the effective time of the merger. Upon their retirement, the restrictions applicable to their Oak Industries restricted stock will lapse. On January 28, 2000 each of Ms. Bronner and Mr. Russo will hold 2,500 and 1,000 shares of Oak Industries restricted stock, respectively. Upon the resignation of Ms. Bronner or Mr. Russo from the Oak Industries Board at the effective time of the merger, each of their Oak Industries restricted stock will be forfeited.

DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION OF OAK INDUSTRIES DIRECTORS
  AND OFFICERS

    The merger agreement provides that for six years after the merger, Corning will indemnify and hold harmless the present and former officers and directors of Oak Industries against all costs and expenses in connection with any claim or investigation arising out of or pertaining to acts or omissions in their capacities as officers and directors occurring at or prior to the merger, to the fullest extent permitted by Delaware law, any other applicable laws or to the fullest extent provided under Oak Industries' charter and bylaws or any applicable contract or agreement as in effect on November 13, 1999.

    The merger agreement also provides that, for a period of six years after the merger, Corning will provide, or will cause Oak Industries to provide, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the merger covering each present and former officer and director of Oak Industries currently covered by Oak Industries' officers' and directors' liability insurance policy. The terms and amount of such coverage will be no less favorable than those of the policy in effect on November 13, 1999. Corning, however, will not be obligated to pay annual premiums in excess of 200% of the amount that Oak Industries paid for its fiscal year ended December 31, 1998. If the premium for the above coverage would exceed this amount, then Corning or Oak Industries would be obligated only to purchase a policy with the greatest coverage available for that amount.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of material U.S. federal income tax consequences of the merger to holders or other beneficial owners of Oak Industries common stock that are U.S. persons and that hold such stock as a capital asset as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (generally, property held for investment is a capital asset). For these purposes, you are a U.S. person if you are either (1) a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (4) a trust with respect to which a court within the United States is able to exercise primary supervision over your administration and one or more U.S. persons have the authority to control all your substantial decisions. This summary is based on the Internal Revenue Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change at any time (possibly with retroactive effect). This summary is not a complete description of all tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, stockholders who are not U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired Oak Industries common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Oak Industries common stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws.

    The material U.S. federal income tax consequences of the merger are as follows:

    - The merger will constitute a reorganization within the meaning of
      Section 368 of the U.S. Internal Revenue Code;

    - No gain or loss will be recognized by the holders of Oak Industries common stock who exchange their Oak Industries common stock for Corning common stock pursuant to the merger, except with respect to any cash received in lieu of a fractional share of Corning common stock;

    - The aggregate tax basis of the Corning common stock received in the merger by each holder of Oak Industries common stock will be the same as the aggregate tax basis of the Oak Industries common stock surrendered in exchange therefor, reduced by any amount of tax basis allocable to a fractional share interest in Corning common stock for which cash is received;

    - The holding period of a holder of Oak Industries common stock for Corning common stock received in the merger will include the holding period for the Oak Industries common stock surrendered in exchange therefor;

    - An Oak Industries stockholder who receives cash in lieu of a fractional share interest in Corning common stock pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the tax basis of the Oak Industries common stock allocable to such fractional share interest; and

    - No gain or loss will be recognized by Corning, Corning shareholders, Reisling Acquisition Corporation or Oak Industries as a result of the merger.

    Shearman & Sterling and Ropes & Gray have provided opinions, filed as exhibits to the registration statement related to this Proxy Statement/Prospectus, to Corning and Oak Industries, respectively, to the effect that, subject to limitations set forth herein, this summary describes the material U.S. federal income tax consequences of the merger to holders of Oak Industries common stock. In addition, the obligations of the parties to consummate the merger are conditioned upon the receipt by Corning of a further opinion from Shearman & Sterling, and the receipt by Oak Industries of a further opinion from Ropes & Gray, in each case subject to the qualifications discussed herein, confirming the characterization of the merger as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code. Stockholders should be aware that an opinion of counsel is not binding on the Internal Revenue Service or the courts. Stockholders should also be aware that the opinions of Shearman & Sterling and Ropes & Gray, filed as exhibits to the registration statement and delivered at the time of the merger, are and will be based on current law and on representations and assumptions regarding current and future factual matters and covenants as to future actions made by Corning and Oak Industries. If any of the representations or assumptions is inaccurate or incorrect or any of the covenants is not complied with, the conclusions stated in these opinions could be affected.

    Under the U.S. backup withholding rules, you as a holder of Oak Industries common stock may be subject to backup withholding at the rate of 31% on any cash received in lieu of fractional shares of Corning common stock, unless you
(1) are a corporation or come within other exempt categories and, when required, demonstrate this fact or (2) provide a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against your federal income tax liability provided you furnish the required information to the IRS. If you do not comply with the backup withholding rules, you may be subject to penalties imposed by the IRS.

    Since, as discussed above, the preceding summary does not purport to be a complete analysis or discussion of a potential tax effect relevant to the merger, you are urged to consult with your own tax advisors regarding the U.S. federal income and other tax consequences of the merger to you, under state, local and foreign tax laws.

ACCOUNTING TREATMENT

    The merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the merger are restated as though the companies had been combined from inception as required under United States generally accepted accounting principles.

    It is a condition to the merger that Corning shall have received a letter from PricewaterhouseCoopers LLP, independent public accountants to Corning and Oak Industries, dated as of the date on which the transactions contemplated by the merger agreement are consummated, to the effect that the merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the merger agreement.

REGULATORY APPROVALS

    HART-SCOTT-RODINO. The Federal Trade Commission and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Corning or Oak Industries or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

    On November 23, 1999, Corning and Oak Industries filed Pre-Merger Notification and Report Forms with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino

Act and requested early termination of the applicable waiting period. On December 9, 1999, the waiting period was terminated by the Federal Trade Commission.

    OTHER. Consummation of the merger is conditioned upon all material governmental consents, approvals and authorizations legally required for the consummation of the merger and the transactions contemplated thereby having been obtained and being in effect. In addition, certain foreign governmental filings are required to be made in connection with the merger. Corning and Oak Industries expect that none of them would prohibit consummation of the merger. However, no assurance can be given that the required consents, approvals or authorizations will be obtained.

RESTRICTIONS ON SALES OF CORNING COMMON STOCK

    All shares of Corning common stock received by Oak Industries stockholders in the merger will be freely transferable, except that shares of Corning common stock received by persons who are deemed to be affiliates of Oak Industries prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Corning, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of Oak Industries are those individuals or entities that control, are controlled by, or are under common control with Oak Industries. Affiliates generally include executive officers and directors of Oak Industries as well as certain principal stockholders of Oak Industries. This Proxy Statement/Prospectus does not cover any resales of Corning common stock received by affiliates of Oak Industries in the merger.

    SEC guidelines regarding qualifying for the method of pooling of interests accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of more than a DE MINIMIS amount of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of Corning have been published.

    Each of Corning and Oak Industries has agreed in the merger agreement to cause each person who may be deemed an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for pooling of interests accounting treatment) of such party to deliver Corning a written agreement intended to ensure compliance with the Securities Act and to preserve the ability of the merger to be accounted for as a pooling of interests.

STOCK EXCHANGE QUOTATION

    It is a condition to the merger that the shares of Corning common stock to be issued pursuant to the merger agreement be authorized for listing on the New York Stock Exchange, subject to official notice of issuance. An application will be filed for listing the shares of Corning common stock to be issued in the merger on the New York Stock Exchange. Following the merger, Oak Industries common stock will no longer be registered under the Securities Exchange Act or traded on the New York Stock Exchange.

NO APPRAISAL RIGHTS

    Holders of Oak Industries common stock are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger.

                              THE MERGER AGREEMENT

CONVERSION OF SECURITIES

    At the effective time of the merger, each share of Oak Industries common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive
0.83 of a share of Corning common stock. At the effective time of the merger, each share held in treasury of the Oak Industries or any Oak Industries subsidiary or owned by Corning or its subsidiaries immediately prior to the effective time of the merger will be canceled and extinguished and no payment will be made for those shares. After the effective time of the merger, each certificate that previously represented shares of Oak Industries common stock will represent only the right to receive Corning common stock into which the shares of Oak Industries common stock are converted in the merger and a payment instead of fractional shares of Corning. Such payment shall be equal to the proceeds of sale of the aggregate fractional shares at prevailing rates on the New York Stock Exchange as promptly as is practicable following the effective time of the merger, multiplied by a fraction the numerator of which is the amount of fractional share interest held by each Oak Industries common stockholder and the denominator which is the aggregate amount of fractional share interests sold. However, Corning may alternatively elect to pay to each Oak Industries common stockholder an amount in cash equal to the product of the fractional share interest held by such stockholder multiplied by the closing price for a Corning common share on the New York Stock Exchange on the first trading day immediately following the effective date of the merger.

EXCHANGE OF CERTIFICATES

    As soon as practicable after the effective time of the merger (but in any event within five business days), Harris Trust and Savings Bank or another bank or trust company designated by Corning and acceptable to Oak Industries, in its capacity as exchange agent, will send a transmittal letter to each former Oak Industries shareholder. The transmittal letter will contain instructions on how to obtain shares of Corning common stock in exchange for shares of Oak Industries common stock. Oak Industries stockholders should not send in their stock certificates until they receive the transmittal materials from the exchange agent.

STOCK OPTIONS

    All Oak Industries and Oak Industries' subsidiaries stock options will remain outstanding and will be assumed by Corning following the effective time. Each option assumed by Corning will be exercisable upon the same terms and conditions as under the Oak Industries plans except that each option will represent the right to acquire the number of Corning shares obtained by multiplying 0.83 by the number of underlying Oak Industries common shares subject to the Oak Industries options. In addition, the option exercise price per share of Corning common stock will be equal to the option exercise price per share of Oak Industries common stock immediately prior to the merger divided by 0.83.

    Corning will issue to each Oak Industries option holder a document evidencing its assumption of the options. Corning has agreed to file with the SEC a Form S-8 or other appropriate registration statement covering the shares of Corning common stock underlying the assumed options no later than five business days after the effective time of the merger and to keep the registration statement current.

RESTRICTED STOCK

    At the effective time, unvested shares of restricted stock of Oak Industries will be converted into restricted stock of Corning and will remain subject to the same restrictions and terms and conditions as existing prior to the merger.

CONDITIONS TO CLOSING

    The obligations of Corning and Oak Industries to consummate the merger are subject to the satisfaction or waiver of the following conditions:

    - Oak Industries shareholders approve the adoption of the merger agreement;

    - No governmental authority or court having entered an order making the merger illegal or otherwise prohibiting its consummation, or taken any legal actions which seek to prevent or delay consummation of the merger or which would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, operations, condition, assets or results of operations of Oak Industries;

    - The SEC having declared the Corning registration statement, of which this Proxy Statement/ Prospectus forms a part, effective and there existing no stop order or other action to suspend the effectiveness of the registration statement;

    - The receipt of all material governmental consents, approvals or other authorizations legally required to consummate the merger from all governmental authorities and receipt by Oak Industries of all required third party consents in respect of material contracts;

    - Authorization for listing on the New York Stock Exchange of the shares of Corning common stock to be issued to Oak Industries shareholders, subject to official notice of issuance;

    - The continued truthfulness and accuracy in all material respects of the representations and warranties made by each company, and the performance or compliance in all material respects with all material agreements and covenants required by the merger agreement, and receipt from the other party of a certificate of an officer certifying to the foregoing;

    - Each company having received an opinion from its tax counsel that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code;

    - Retirement of all members of the Oak Industries Board;

    - No event or circumstances shall have occurred since November 13, 1999 which would have a material adverse effect on the business, operations, conditions, assets or results of operations of Oak Industries; and

    - The receipt by Corning of an opinion from PricewaterhouseCoopers LLP stating that the merger will be treated as a pooling of interests under applicable accounting standards.

REPRESENTATIONS AND WARRANTIES OF CORNING AND OAK INDUSTRIES

    Corning and Oak Industries made mutual customary representations and warranties in the merger agreement regarding the following:

    - Corporate organization and qualification to do business of each of the companies and their subsidiaries;

    - Validity and effectiveness of charters and bylaws;

    - Capitalization of the companies;

    - Authority to enter into the merger agreement;

    - Absence of conflicts between the merger agreement and the merger, on the one hand, and other contractual and legal obligations of the companies, on the other hand;

    - Requirement of consents, approvals, filings or other authorizations to enter into the merger agreement and consummate the merger;

    - Compliance with all applicable SEC filing requirements and accuracy and completeness of SEC filings;

    - Financial statements contained in SEC filings;

    - Absence of certain changes or events since December 31, 1998;

    - Absence of material litigation; and

    - Absence of actions that would prevent the merger from being accounted for under the pooling of interests accounting method or qualifying as a tax-free reorganization.

    In addition to the mutual representations, Oak Industries also made representations and warranties in the merger agreement regarding the following:

    - Possession and effectiveness of permits and licenses and contracts necessary to carry on business as currently conducted;

    - Operation of business in material compliance with permits, licenses and applicable laws;

    - Employee benefit plans;

    - Labor matters;

    - Insurance matters;

    - Environmental matters;

    - Material contracts and commitments;

    - Intellectual property;

    - Tax matters;

    - Title to properties and absence of encumbrances;

    - Opinion of financial advisor;

    - Board approval of the merger and the stockholder vote required to adopt the merger agreement;

    - Use of brokers;

    - Undisclosed liabilities;

    - Inapplicability of Delaware anti-takeover laws; and

    - No issuance of rights under its shareholders' rights plan as a result of the merger agreement or the merger.

    None of the representations and warranties made in the merger agreement survive the closing of the merger.

CONDUCT OF BUSINESS PRIOR TO THE CLOSING

    Oak Industries has agreed that, subject to exceptions, between the execution of the merger agreement and the effective time of the merger, Oak Industries and its subsidiaries will:

    - Conduct its businesses in the ordinary course of business and in a manner consistent with past practice; and

    - Use its reasonable best efforts to preserve substantially intact its business organizations and to keep available the services of its current officers, employees and consultants and to preserve its current relationships with customers, suppliers, licensors, licensees and other persons that have significant business relations with Oak Industries.

    Oak Industries has also agreed that, subject to exceptions, prior to the effective time of the merger, without the prior written agreement of Corning, Oak Industries and its subsidiaries will not:

    - Amend or otherwise change its charter or bylaws;

    - Transfer, issue, sell or otherwise dispose of equity securities, except for:

     - the issuance of common stock upon the exercise of outstanding options;

     - the issuance from treasury of common stock in connection with Oak Industries' supplemental retirement income plan; or

     - the grant of options to newly-hired employees up to 2,000 shares per employee;

    - Transfer, sell or otherwise dispose of any material assets other than sales of inventory and obsolete equipment in the ordinary course of business;

    - Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' stock;

    - Except in connection with acquisitions of assets in the ordinary course of business and which are not acquisitions of substantially all of a business, acquire any interest in or assets of any corporation, partnership or other business;

    - Incur any indebtedness except with a maturity of not more than one year and not in excess of $2.5 million or under Oak Industries' existing credit facility in the ordinary course of business and consistent with past practice;

    - Make or authorize any capital expenditures which are in excess of the amounts currently budgeted for fiscal year 1999 and fiscal year 2000;

    - Increase compensation to officers or employees, except for increases in the ordinary course of business consistent with past practices and consistent with current budgets;

    - Grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee (except in the ordinary course of business in accordance with past practices in the case of any employee other than a director or officer) or establish, adopt, enter into or amend any collective bargaining, bonus, option, retirement, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    - Grant any license for its intellectual property, develop any intellectual property jointly with any third party or disclose any confidential intellectual property unless the intellectual property is subject to a confidentiality agreement;

    - Authorize, declare or set aside any dividend payment or distribution in respect of any stock;

    - Enter into or modify any contracts or agreement requiring payment or receipt of payment in excess of $1 million;

    - Waive any stock repurchase or acceleration rights, otherwise amend or change the terms of any options or restricted stock or authorize cash payments in exchange for any options;

    - Settle any material action for the payment of damages in a material amount or that involves injunctive or equitable relief;

    - Change its accounting practices; or

    - Make any tax election that is inconsistent with past practices.

    Corning has agreed that, subject to exceptions, between the execution of the merger agreement and the effective time of the merger, without the prior written consent of Oak Industries, Corning will not:

    - Authorize, declare or set aside any dividend payments or other distribution other than dividends declared and paid in accordance with past practices;

    - Reclassify, combine, split or subdivide any or its stock; or

    - Change its accounting practices.

NO SOLICITATION PROVISION

    Oak Industries has agreed not to, or permit any of it subsidiaries to, through any officer, director, agent or otherwise, initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal that constitutes any acquisition transaction, which is defined in the merger agreement as any proposal or offer to acquire all or any substantial part of the business or properties of Oak Industries or any capital stock of Oak Industries. Oak Industries has also agreed to cease and cause to be terminated all discussions or negotiations with respect to any offer or proposal with respect to an acquisition transaction. Oak Industries has agreed to notify Corning promptly, but in any event within 48 hours, of all inquiries and proposals that Oak Industries may receive relating to any of the foregoing matters, such notice to set out the terms and conditions of such inquiry or proposal and the identity of the person making it.

    Notwithstanding the foregoing, prior to the adoption of the merger agreement by the shareholders of Oak Industries, the Oak Industries Board is not prohibited from:

    - Furnishing information to, or entering into and engaging in discussions or negotiations with, any person in response to an unsolicited written proposal or offer regarding an acquisition transaction; or

    - Recommending an acquisition proposal to the stockholders if the Oak Industries Board determines in good faith:

     - after consultation with Oak Industries' independent financial advisor, that the acquisition proposal would constitute a "superior proposal," which is defined in the merger agreement as a bona fide acquisition proposal for all of Oak Industries' outstanding common stock, not subject to significant regulatory or financing approvals which the Oak Industries Board believes to be significantly more favorable from a financial point of view than the merger with Corning; and

     - after consultation with its legal counsel, that the failure to recommend such acquisition proposal would constitute a breach of the Oak Industries Board's fiduciary duties;

    provided that Oak Industries must notify Corning of its intention to provide information to, or enter into negotiations with, a third party concerning a superior proposal, such notice identifying the material terms of the proposal, and enter into a confidentiality agreement with the third party on customary terms; or

    - Withholding, withdrawing or modifying its approval of the merger if it determines in good faith, after consultation with its legal counsel, that the failure to take such action would constitute a breach of the Oak Industries Board's fiduciary duties.

MUTUAL COVENANTS OF CORNING AND OAK INDUSTRIES

    Corning and Oak have agreed as follows:

    - Each company will cooperate to file the SEC documents necessary to complete the merger;

    - Each company will use its reasonable best efforts to make all governmental filings necessary to consummate the merger, and to obtain all required consents, licenses, permits, waivers, approvals, authorizations or orders;

    - The certificate of incorporation and bylaws of the surviving corporation following the merger will contain the indemnification provisions in favor of officers and directors that are contained in Oak Industries' current certificate of incorporation and bylaws, and such provisions will not be repealed or amended for six years following the merger;

    - Subject to dollar limitations, for six years following the merger Corning will maintain directors' and officers' liability insurance covering those persons who are currently covered by Oak Industries' directors' and officers' liability insurance policy on terms comparable to Oak Industries' existing coverage;

    - Neither company will take any action that would undermine the qualification of the merger as a tax-free reorganization under
      Section 368 of the Internal Revenue Code;

    - Neither company nor their respective subsidiaries or affiliates will take any action or fail to take any action that is reasonably likely to jeopardize the treatment of the merger as a pooling of interests for accounting purposes;

    - Oak Industries will call a stockholders' meeting as promptly as practicable for the purpose of voting on the merger and use its reasonable best efforts to solicit votes in favor of the merger;

    - Corning will promptly prepare and submit an application to the New York Stock Exchange for the listing of the new shares of Corning common stock;

    - Each company will consult with the other regarding any public announcements it makes concerning the merger;

    - Oak Industries will notify Corning of all persons that may be deemed affiliates of Oak Industries under Rule 145 of the Securities Act, and Oak Industries will use its reasonable best efforts to obtain from each affiliate a letter in which the affiliate agrees to comply with the resale restrictions of Rules 144 and 145 under the Securities Act following the merger;

    - Each company will use its reasonable best efforts to obtain customary "comfort" letters from PricewaterhouseCoopers LLP in connection with the merger;

    - For a period of two years after the effective time, Corning will provide comparable benefits to Oak Industries employees who become Corning employees;

    - Oak Industries will, prior to the merger, enter into a supplemental indenture in respect of an indenture dated February 25, 1998 relating to outstanding convertible notes of Oak Industries, to the effect that the merger does not constitute a change of control as defined in the original indenture and the notes shall be convertible into Corning common stock at the effective time of the merger; and

    - Each company will use reasonable best efforts to cause the conditions to the merger to be fulfilled.

TERMINATION AND TERMINATION FEES

    The merger agreement may be terminated and the merger abandoned at any time prior to the effective time:

    - By mutual consent of Corning and Oak Industries;

    - By either company if the transaction is not completed on or prior to May 1, 2000;

    - By Oak Industries upon written notice to Corning of the existence of a superior proposal in respect of which Oak Industries Board has authorized Oak Industries to enter a definitive agreement, provided, however, that termination pursuant to this provision will not be effective until Corning has had five days within which to make an offer which the Oak Industries Board determines in good faith after consultation with its financial advisor matches the competing proposal and until Oak Industries pays the termination fee described below;

    - By Corning if:

     - the Oak Industries Board withholds, withdraws, modifies or changes its approval of the merger in a manner adverse to Corning;

     - the Oak Industries Board recommends to the shareholders of Oak Industries a superior proposal;

     - Oak Industries fails to include its Board approval in this Proxy Statement/Prospectus;

     - the Oak Industries Board does not reaffirm its recommendation within five days of Corning's request for reaffirmation;

     - Oak Industries breaches the no solicitation of transactions provision in the merger agreement; or

     - the Oak Industries Board does not recommend against acceptance of a tender or exchange offer for 20% or more of the outstanding shares of stock of Oak Industries;

    - By either company if Oak Industries does not receive the required shareholder approval;

    - By either company upon the other company's breach, subject to any materiality thresholds, of a representation, warranty, covenant or agreement, or if any representation or warranty becomes untrue; or

    - By either company if a governmental authority has taken any final and non-appealable action prohibiting the consummation of the merger.

    If Corning terminates the merger agreement in accordance with the provision set forth above providing for termination solely at its election, Oak Industries is required to pay Corning a termination fee of $50 million, unless Oak Industries has not engaged in discussions or negotiations with, or provided confidential information to, any person in respect of an acquisition proposal and the Oak Industries Board adversely changes or withholds its recommendation of the merger solely because it is required to do so by its fiduciary duties based on matters not related to a competing transaction. If Oak Industries terminates the merger agreement in accordance with the provision set forth in the third bullet point above providing for termination solely at its election, Oak Industries is required to pay a termination fee of $50 million. Oak Industries is also required to pay Corning $50 million in the following circumstances:

    - Either company terminates the merger agreement as a result of the Oak Industries stockholders failing to adopt the merger agreement;

    - A competing proposal for the acquisition of any of the outstanding shares of Oak Industries or a substantial part of its business or properties had been made public or known to Oak Industries stockholders generally at or prior to the time of the failure to adopt the merger agreement; and

    - Within 12 months after termination, Oak Industries consummates, or enters into, or announces its intention to enter into, or resolves to enter into an agreement with respect to:

     - a business combination following which Oak Industries stockholders do not hold at least 80% of the stock of the surviving entity;

     - a disposition of a material portion of the assets of Lasertron or more than 20% of the aggregate assets of Oak Industries and its subsidiaries; or

     - the acquisition by a third party of any of the capital stock of Lasertron or more than 20% of Oak Industries common stock.

EXPENSES

    In the event of termination of the merger agreement by either Corning or Oak Industries due to a breach by the other party of its representations, warranties or covenants in the merger agreement, the terminating party is entitled to a payment of up to $5 million for its reasonable expenses in connection with the transaction. Oak Industries is also entitled to such payment if the merger agreement terminates due to the failure of the condition that Corning receives an opinion from PricewaterhouseCoopers LLP to the effect that the merger will qualify for treatment as a pooling of interests under applicable accounting standards.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following describes the pro forma effect of the merger on (1) the unaudited historical balance sheet as of September 30, 1999, (2) the unaudited historical statements of income for the nine months ended September 30, 1999 and 1998, and (3) the statements of income for the years ended December 31, 1998, 1997 and 1996 of Corning under the assumptions and adjustments described below. The pro forma adjustments reflect the application of pooling of interests accounting discussed in "The Merger--Accounting Treatment." The following unaudited pro forma combined financial information and the accompanying notes should be read in conjunction with the historical financial statements and related notes of Corning and Oak Industries, incorporated by reference in this Proxy Statement/ Prospectus.

    The unaudited pro forma combined financial information is provided for informational purposes only and does not purport to represent what the combined financial position and results of operations would actually have been had the merger in fact occurred at the dates indicated. The following unaudited pro forma combined statements of income and unaudited pro forma combined balance sheet illustrate the estimated effects of the merger as if that transaction had occurred at the beginning of each period presented for the statements of income and at the end of the period for the balance sheet, and gives effect to the merger as a pooling of interests for accounting purposes. The unaudited pro forma combined statements of income do not include the impact of nonrecurring charges directly attributable to the transaction.

    For financial accounting purposes, it is expected that the merger will be accounted for using the pooling of interests method of accounting. Accordingly, it is expected that (1) the recorded historical cost basis of the assets and liabilities of Corning and Oak Industries will be carried forward to the combined company, (2) results of operations of the combined company will include income of Corning and Oak Industries for the entire fiscal period in which the combination occurs and (3) the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company. Adjustments have been made to reclassify the presentation of Oak Industries historical financial information to be consistent with Corning's presentation. However, no adjustments have been made to the historical financial statements of Corning and Oak Industries to conform the accounting policies of the combining companies as the nature and amounts of such adjustments are not expected to be significant. In addition, no adjustments have been made in the unaudited pro forma combined financial information for transactions between Corning and Oak Industries as such transactions were determined to be immaterial.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    (a) Corning and Oak Industries estimate that they will incur direct transaction costs of approximately $45 million (pre-tax) associated with the merger. These costs consist primarily of investment banking, legal and accounting fees, as well as certain payments to senior Oak executives described further in "Certain Compensation Arrangements". The unaudited pro forma combined balance sheet reflects such expenses as if they had been paid as of the end of the third quarter of 1999.

    (b) Adjustments reflect the issuance of 14.4 million shares of Corning common stock to effect the exchange of Oak Industries common stock at the exchange ratio of 0.83 of a share of Corning common stock for each share of Oak Industries common stock. Adjustments also reflect the cancellation and extinguishment of all Oak Industries' common stock held in treasury at the effective time of the merger.

    (c) Adjustments reflect a reclassification of Oak Industries' reported amounts of research and development expense, amortization of intangibles, restructuring and impairment charges, and royalty income to conform to Corning's presentation.

    (d) The pro forma combined per share amounts and weighted average common shares outstanding reflect the combined weighted average of Corning and Oak Industries common shares outstanding for all periods presented, after adjusting the number of Oak Industries common shares to reflect the exchange ratio of 0.83 of a share of Corning common stock for each share of Oak Industries common stock. The diluted unaudited pro forma per share information for Corning is based on the weighted average number of outstanding shares of Corning common stock adjusted to include (1) the dilutive effect of Corning employee stock options and Corning monthly income preferred securities and Corning convertible preferred stock, in certain periods, and (2) the number of shares of Corning common stock that would be issued in the merger and (3) the dilutive effect of Oak Industries employee stock options, restricted stock and 4 7/8% Convertible Subordinated Notes.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN MILLIONS)

                                                                   OAK        PRO FORMA      COMBINED
                                                     CORNING    INDUSTRIES   ADJUSTMENTS     PRO FORMA
                                                     --------   ----------   -----------     ---------
ASSETS
Current assets:
  Cash.............................................  $   70.0     $  8.2        $   --       $   78.2
  Short-term investments, at cost which
    approximates market value......................      31.5         --            --           31.5
  Accounts receivable, net of doubtful accounts and
    allowances.....................................     768.4       68.3            --          836.7
  Inventories......................................     550.6       73.2                        623.8
  Deferred taxes on income and other current
    assets.........................................     211.5       14.1            --          225.6
                                                     --------     ------        ------       --------
  Total current assets.............................   1,632.0      163.8            --        1,795.8
                                                     --------     ------        ------       --------
Investments
  Associated companies, at equity..................     393.0       10.0            --          403.0
  Others, at cost..................................      58.8        0.2            --           59.0
                                                     --------     ------        ------       --------
                                                        451.8       10.2            --          462.0
                                                     --------     ------        ------       --------
Plant and equipment net of accumulated
  depreciation.....................................   2,909.9       96.1            --        3,006.0
Goodwill and intangible assets net of accumulated
  amortization.....................................     344.5      189.8            --          534.3
Other assets.......................................     335.6       14.9            --          350.5
                                                     --------     ------        ------       --------
                                                     $5,673.8     $474.8        $   --       $6,148.6
                                                     ========     ======        ======       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Loans payable....................................  $  297.8     $  1.9        $ 45.0 (a)   $  344.7
  Accounts payable.................................     283.8       23.8            --          307.6
  Other accrued liabilities........................     637.1       25.7            --          662.8
                                                     --------     ------        ------       --------
    Total current liabilities......................   1,218.7       51.4          45.0        1,315.1
                                                     --------     ------        ------       --------
Other liabilities..................................     690.1       10.7            --          700.8
Loans payable beyond one year......................   1,287.6      108.2            --        1,395.8
4 7/8% Convertible Subordinated Notes..............        --      100.0            --          100.0
Minority interest in subsidiary companies..........     361.4         --            --          361.4
Convertible preferred stock........................      15.2         --            --           15.2
Common shareholders' equity
  Common stock, including excess over par value and
    other capital..................................   1,032.5      328.7         (65.7)(b)    1,295.5
  Retained earnings................................   1,730.8      (46.8)        (45.0)(a)    1,639.0
  Less cost of common stock in treasury............    (642.9)     (65.7)         65.7 (b)     (642.9)
  Accumulated other comprehensive income...........     (19.6)     (11.7)           --          (31.3)
                                                     --------     ------        ------       --------
Common shareholders' equity........................   2,100.8      204.5         (45.0)       2,260.3
                                                     --------     ------        ------       --------
                                                     $5,673.8     $474.8        $   --       $6,148.6
                                                     ========     ======        ======       ========

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                 OAK        PRO FORMA      COMBINED
                                                   CORNING    INDUSTRIES   ADJUSTMENTS     PRO FORMA
                                                   --------   ----------   -----------     ---------
REVENUES
  Net sales......................................  $3,048.8     $323.2        $  --        $3,372.0
  Royalty, interest and dividend income..........      29.6        0.4           --            30.0
  Non-operating gain.............................      30.0        0.0           --            30.0
                                                   --------     ------        -----        --------
                                                    3,108.4      323.6           --         3,432.0
DEDUCTIONS
  Cost of sales..................................   1,861.6      212.6           --         2,074.2
  Selling, general and administrative expenses...     428.4       63.5        (16.5)(c)       475.4
  Research, development and engineering
    expenses.....................................     260.9         --         11.2 (c)       272.1
  Provision for restructuring and impairment.....      15.5         --                         15.5
  Amortization of purchased intangibles..........      15.9         --          5.3 (c)        21.2
  Interest expense...............................      56.1       10.0           --            66.1
  Other, net.....................................      32.5         --           --            32.5
                                                   --------     ------        -----        --------
  Income from continuing operations before taxes
    on income....................................     437.5       37.5           --           475.0
  Taxes on income from continuing operations.....     132.4       12.9           --           145.3
                                                   --------     ------        -----        --------
  Income before minority interest and equity
    earnings.....................................     305.1       24.6           --           329.7
  Minority interest in earnings of
    subsidiaries.................................     (46.1)        --           --           (46.1)
  Dividends on convertible preferred securities
    of subsidiary................................      (2.3)        --           --            (2.3)
  Equity in earnings of associated companies.....      84.9       (0.8)          --            84.1
                                                   --------     ------        -----        --------
Income from continuing operations................  $  341.6     $ 23.8        $  --        $  365.4
                                                   ========     ======        =====        ========
Basic earnings per share from continuing
  operations.....................................  $   1.42     $ 1.35           --        $   1.43 (d)
Diluted earnings per share from continuing
  operations.....................................  $   1.39     $ 1.26           --        $   1.40 (d)
Weighted average shares outstanding-basic........     239.7       17.7           --           254.4 (d)
Weighted average shares outstanding-diluted......     247.2       20.9           --           264.7 (d)

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                 OAK        PRO FORMA      COMBINED
                                                   CORNING    INDUSTRIES   ADJUSTMENTS     PRO FORMA
                                                   --------   ----------   -----------     ---------
REVENUES
  Net sales......................................  $2,557.2     $249.5        $  --        $2,806.7
  Royalty, interest and dividend income..........      32.9        0.8          0.5 (c)        34.2
  Non-operating gain.............................      20.5        0.7                         21.2
                                                   --------     ------        -----        --------
                                                    2,610.6      251.0          0.5         2,862.1
DEDUCTIONS
  Cost of sales..................................   1,583.4      155.6           --         1,739.0
  Selling, general and administrative expenses...     352.1       53.3        (13.9)(c)       391.5
  Research, development and engineering
    expenses.....................................     213.8         --          9.8 (c)       223.6
  Provision for restructuring and impairment.....      84.6         --           --            84.6
  Amortization of purchased intangibles..........      11.8         --          4.6 (c)        16.4
  Interest expense...............................      43.8        7.1           --            50.9
  Other, net.....................................      40.4         --           --            40.4
                                                   --------     ------        -----        --------
  Income from continuing operations before taxes
    on income....................................     280.7       35.0           --           315.7
  Taxes on income from continuing operations.....      84.1       13.7           --            97.8
                                                   --------     ------        -----        --------
  Income before minority interest and equity
    earnings.....................................     196.6       21.3           --           217.9
  Minority interest in earnings of
    subsidiaries.................................     (38.6)      (0.6)          --           (39.2)
  Dividends on convertible preferred securities
    of subsidiary................................     (10.3)        --           --           (10.3)
  Equity in earnings of associated companies.....      75.5        1.1           --            76.6
                                                   --------     ------        -----        --------
Income from continuing operations................  $  223.2     $ 21.8        $  --        $  245.0
                                                   ========     ======        =====        ========
Basic earnings per share from continuing
  operations.....................................  $   0.97     $ 1.22           --        $   1.00 (d)
Diluted earnings per share from continuing
  operations.....................................  $   0.95     $ 1.15           --        $   0.98 (d)
Weighted average shares outstanding-basic........     229.7       17.9           --           244.6 (d)
Weighted average shares outstanding-diluted......     243.9       20.6           --           259.4 (d)

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    OAK        PRO FORMA    COMBINED
                                                      CORNING    INDUSTRIES   ADJUSTMENTS   PRO FORMA
                                                      --------   ----------   -----------   ---------
REVENUES
  Net sales.........................................  $3,484.0     $347.9       $    --     $3,831.9
  Royalty, interest and dividend income.............      48.4        1.0           0.6(c)      50.0
  Non-operating gain................................      39.7        0.7                       40.4
                                                      --------     ------       -------     --------
                                                       3,572.1      349.6           0.6      3,922.3
DEDUCTIONS
  Cost of sales.....................................   2,138.1      222.4          (0.9)(c)  2,359.6
  Selling, general and administrative expenses......     487.7       74.4         (20.0)(c)    542.1
  Research, development and engineering expenses....     293.9         --          13.5(c)     307.4
  Provision for restructuring and impairment........      84.6         --           1.6(c)      86.2
  Amortization of purchased intangibles.............      15.8         --           6.4(c)      22.2
  Interest expense..................................      56.7       10.1            --         66.8
  Other, net........................................      55.7         --            --         55.7
                                                      --------     ------       -------     --------
  Income from continuing operations before taxes on
    income..........................................     439.6       42.7            --        482.3
  Taxes on income from continuing operations........     132.8       16.7            --        149.5
                                                      --------     ------       -------     --------
  Income before minority interest and equity
    earnings........................................     306.8       26.0            --        332.8
  Minority interest in earnings of subsidiaries.....     (60.9)      (0.7)           --        (61.6)
  Dividends on convertible preferred securities of
    subsidiary......................................     (13.7)                      --        (13.7)
  Equity in earnings of associated companies........      95.3        2.0            --         97.3
                                                      --------     ------       -------     --------
Income from continuing operations...................  $  327.5     $ 27.3       $    --     $  354.8
                                                      ========     ======       =======     ========
Basic earnings per share from continuing
  operations........................................  $   1.42     $ 1.54            --     $   1.45 (d)
Diluted earnings per share from continuing
  operations........................................  $   1.39     $ 1.46            --     $   1.42 (d)
Weighted average shares outstanding-basic...........     229.6       17.8            --        244.4 (d)
Weighted average shares outstanding-diluted.........     243.9       20.6            --        259.2 (d)

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                 OAK        PRO FORMA       COMBINED
                                                   CORNING    INDUSTRIES   ADJUSTMENTS      PRO FORMA
                                                   --------   ----------   -----------      ---------
REVENUES
  Net sales......................................  $3,516.8     $314.4        $   --        $3,831.2
  Royalty, interest and dividend income..........      37.5        0.4           1.0 (c)        38.9
                                                   --------     ------        ------        --------
                                                    3,554.3      314.8           1.0         3,870.1

DEDUCTIONS
  Cost of sales..................................   2,026.3      198.0                       2,224.3
  Selling, general and administrative expenses...     541.6       69.2         (17.4)(c)       593.4
  Research, development and engineering
    expenses.....................................     250.3         --          12.6 (c)       262.9
  Amortization of purchased intangibles..........      16.0         --           5.8 (c)        21.8
  Interest expense...............................      72.0       11.0            --            83.0
  Other, net.....................................      18.9         --            --            18.9
                                                   --------     ------        ------        --------
  Income from continuing operations before taxes
    on income....................................     629.2       36.6            --           665.8
  Taxes on income from continuing operations.....     209.5       13.8            --           223.3
                                                   --------     ------        ------        --------
  Income before minority interest and equity
    earnings.....................................     419.7       22.8            --           442.5
  Minority interest in earnings of
    subsidiaries.................................     (76.3)      (1.1)           --           (77.4)
  Dividends on convertible preferred securities
    of subsidiary................................     (13.7)        --            --           (13.7)
  Equity in earnings of associated companies.....      79.2         --            --            79.2
                                                   --------     ------        ------        --------
Income from continuing operations................  $  408.9     $ 21.7        $   --        $  430.6
                                                   ========     ======        ======        ========
Basic earnings per share form continuing
  operations.....................................  $   1.79     $ 1.22            --        $   1.77 (d)
Diluted earnings per share from continuing
  operations.....................................  $   1.72     $ 1.20            --            1.71 (d)
Weighted average shares outstanding-basic........     228.1       17.8            --           242.9 (d)
Weighted average shares outstanding-diluted......     245.4       18.1            --           260.4 (d)

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                OAK           PRO FORMA       COMBINED
                                                  CORNING    INDUSTRIES      ADJUSTMENTS      PRO FORMA
                                                  --------   ----------      -----------      ---------
REVENUES
  Net sales.....................................  $3,024.0     $303.5           $   --        $3,327.5
  Royalty, interest and dividend income.........      29.7        0.5               --            30.2
  Non-operating gain............................        --       21.5               --            21.5
                                                  --------     ------           ------        --------
                                                   3,053.7      325.5               --         3,379.2
DEDUCTIONS
  Cost of sales.................................   1,817.4      189.4             (0.8)(c)     2,006.0
  Selling, general and administrative
    expenses....................................     499.4       67.1            (18.4)(c)       548.1
  Research, development and engineering
    expenses....................................     189.2         --             10.9(c)        200.1
  Provision for restructuring and impairment....        --         --              5.9(c)          5.9
  Amortization of purchased intangibles.........      12.7                         3.6(c)         16.3
  Interest expense..............................      57.2        5.7               --            62.9
  Other, net....................................      22.0         --               --            22.0
                                                  --------     ------           ------        --------
  Income from continuing operations before taxes
    on income...................................     455.8       63.3             (1.2)          517.9
  Taxes on income from continuing operations....     151.4       22.8               --           174.2
                                                  --------     ------           ------        --------
  Income before minority interest and equity
    earnings....................................     304.4       40.5             (1.2)          343.7
  Minority interest in earnings of
    subsidiaries................................     (52.5)      (7.3)              --           (59.8)
  Dividends on convertible preferred securities
    of subsidiary...............................     (13.7)        --               --           (13.7)
  Equity in earnings of associated companies....      85.1       (1.3)             1.2(c)         85.0
                                                  --------     ------           ------        --------
Income from continuing operations...............  $  323.3     $ 31.9           $   --        $  355.2
                                                  ========     ======           ======        ========
Basic earnings per share from continuing
  operations....................................  $   1.42     $ 1.77               --        $   1.46(d)
Diluted earnings per share from continuing
  operations....................................  $   1.40     $ 1.71               --        $   1.44(d)
Weighted average shares outstanding--basic......     227.1       18.0               --           242.0(d)
Weighted average shares outstanding--diluted....     239.5       18.7               --           255.0(d)

                                 THE COMPANIES

CORNING

BUSINESS

    Corning traces its origins to a glass business established in 1851. Corning was incorporated in the State of New York in December 1936, and its name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989. Today, Corning is an international corporation competing in three broadly defined business operating segments: Telecommunications, Advanced Materials and Information Display. Corning's business strategy is to focus on attractive global markets where its leadership in materials and process technology will allow it to achieve and sustain competitive advantage and superior growth over time. Corning's principal executive offices are located at One Riverfront Plaza, Corning, NY 14831 and its telephone number is (607) 974-9000.

    TELECOMMUNICATIONS. Corning's Telecommunications segment produces optical fiber and cable, optical hardware and equipment and photonics components for the worldwide telecommunications industry. Corning offers a wide selection of fibers for use in long-haul, utility, submarine, local exchange, cable TV and premises applications. Corning provides a substantial portion of the world's optical fiber, including LEAF-Registered Trademark- optical fiber, a technologically advanced high speed, high-data-rate fiber.

    Siecor Corporation, Corning's equity venture with Siemens, and Corning Cables, Corning's European optical fiber cabling division, manufactures fiber-optic cable and network hardware that is deployed throughout the world. Details of recent developments in respect of this division are set out in the Recent Development section on page 51.

    Corning's Photonics Technologies Division provides products that maximize the capacity, flexibility, performance and reliability of communications networks worldwide. Corning's photonics products boost, combine, separate and connect optical signals transmitted over fiber-optic telecommunications networks. Corning is a leading supplier of optical amplifiers and was among the first to offer an innovative multiplexer module that allows optical signals to be added or dropped as they travel through a communications network.

    Photonics products, primarily intended to enable the use of dense wavelength division multiplexing technology, include cutting-edge PureGain-TM- EDGA modules, PureGain DCM-Registered Trademark- modules and PurePass-TM- optical routing modules. Corning also offers MultiClad-Registered Trademark- couplers, variable optical attenuators, micro-optic filters and PureMode-TM- engineered fibers. Corning's optical networking products operate in terrestrial and submarine networks worldwide, and are designed to withstand a wide array of mechanical and environmental conditions. Corning is recognized as an industry leader, providing low-cost, innovative fiber and photonic network solutions. Corning's test facilities assure the performance and reliability of its photonics products at both the component and system levels.

    ADVANCED MATERIALS. Corning's Advanced Materials segment, which manufactures environmental products, science products, semiconductor materials, optical and lighting products and glass ceramic cooktops, has been a mainstay of Corning's growth for decades.

    Corning's cellular ceramic products are component parts of catalytic converters on cars, trucks and buses worldwide. Virtually every vehicle manufacturer around the world demands new products that reduce emissions as mandated by global, clean-air legislation. Recently introduced advanced cellular ceramic products are expected to enable vehicle manufacturers to achieve substantially reduced emissions over the next decade. Similar technologies are used to reduce emissions from stationary power plants.

    New products from Corning's Science Products Division, which include polymer microplates and which stem from its expertise in complex polymers, surface chemistry and molecular biology, are useful in pharmaceutical and genomic research. Corning's advanced microplates allow for more efficient drug testing.

    Corning's fused silica products enable semiconductor manufacturers to use microlithography techniques to achieve miniaturization required for the manufacture and processing of chips for computer applications.

    INFORMATION DISPLAY. The Information Display segment manufactures glass panels and funnels for televisions and cathode-ray tubes; projection video lenses assemblies; and liquid crystal display glass for flat panel displays. Corning is a leading supplier of flat glass used in active matrix liquid crystal displays for notebook computer screens, desktop monitors, digital cameras, personal digital assistants and automotive displays. Ultra-thin, precision-surface glass enables customers to create faster, larger and less expensive liquid crystal displays that have higher resolution.

    Corning's lenses, which are used widely in projection television systems, are being adapted to meet emerging requirements in digital and high-definition systems for entertainment as well as commercial applications. Corning's traditional, more mature television glass business concentrates on glass face plates, panels, and funnels used to make color picture tubes.

RECENT DEVELOPMENT

    On December 8, 1999, Corning announced the agreement to acquire the worldwide optical cable and hardware businesses of Siemens AG. The acquisition will include the remaining 50% of Corning's two existing co-investments with
Siemens: Siecor Corporation and Siecor GmbH. The purchase price will be $1.13 billion in cash, plus the assumption of approximately $120 million of debt and $145 million of contingent performance payments payable, if earned, over a four-year period.

    Corning intends to fund the acquisition with proceeds from a common stock offering and one or more debt issuances in early 2000. The timing and amount of the common stock offering have not yet been determined but it is currently anticipated that the offering would be the primary source of financing and could possibly be completed prior to the special meeting of Oak Industries stockholders. Corning expects to initially obtain the required debt through short-term financing. After the closing of the acquisition, it expects to refinance this short-term debt with a portion of the proceeds from the issuance of long-term euro-denominated debt.

    Corning expects that the acquisition will close in early 2000. Consummation of the acquisition is subject to a number of customary conditions, including the receipt of appropriate antitrust clearance in Europe. Corning expects that, during the first year after the closing, the acquisition will dilute its earnings per share by less than 5%.

    Siecor Corporation has historically been accounted for as Corning's consolidated subsidiary and its results have been recorded within Corning's Telecommunications segment. Siecor Corporation, which is headquartered in Hickory, North Carolina, manufactures and distributes fiber-optic cable and network hardware. Siecor GmbH has historically been accounted for as an equity affiliate shown as an investment on Corning's balance sheet and its results have also been accounted for within Corning's Telecommunications segment. Siecor GmbH, which is headquartered in Neustadt, Germany, manufactures and distributions optical fiber.

    Additional information concerning Corning is included in Corning's reports filed under the Securities Exchange Act that are incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on pages 59 through 60.

OAK INDUSTRIES

BUSINESS

    Oak Industries is a leading manufacturer of highly engineered components that it designs and sells to manufacturers and service providers in communications and other selected industries. Oak Industries' communications products consist primarily of dense wavelength division multiplexing ("DWDM") fiber-optic components for the wired telephony infrastructure, connectors for broadband networks, and frequency control devices used in wireless base stations and telecommunications applications. Oak Industries' controls products include components for gas ranges, and switches and encoders, which are used in a wide range of applications. Oak Industries' principal executive offices are located at 1000 Winter Street, Waltham, Massachusetts 02451 and its telephone number is
(781) 890-0400.

    FIBER-OPTIC PRODUCTS. The Fiber-Optic Products segment designs, manufactures and sells active DWDM fiber-optic components used in long distance and metropolitan wired telephony networks. Oak Industries supplies its fiber-optic components to the major telecommunications equipment manufacturers and systems integrators.

    Oak Industries' fiber-optic products include pump lasers that are critical components of optical amplifiers and increase the power of light signals. Optical amplifiers are placed at intervals in the network or at the source of the light signal. Oak Industries' pump lasers are deployed in the major domestic long distance networks and in rings connecting headends in broadband networks. Oak Industries also designs and manufactures transmission components that are used to generate or detect optical signals carried on fiber-optic links. Oak Industries has developed a line of advanced transmission products, known as distributed feedback lasers or DFBs, focused on metropolitan wavelength division multiplexing transmission systems. Oak Industries also manufactures standard transmission products, such as laser sources and detectors.

    The Fiber-Optic Products segment's manufacturing facilities are located in Bedford, Massachusetts.

    CABLE BROADBAND PRODUCTS. The Cable Broadband Products segment is a leading worldwide manufacturer of coaxial connectors for broadband networks that transmit video, data and voice signals. Oak Industries manufactures connectors for the trunk and feeder portion of the broadband distribution network. Oak Industries also manufactures drop connectors that connect the subscriber's television or cable modem to the network. Oak Industries supplies its connectors to the major broadband network operators.

    Oak Industries also manufactures connectors for use on coaxial cables that connect tower-mounted antennas to electronic equipment on the ground at wireless base stations. In addition, Oak Industries manufactures subminiature microwave connectors used in telecommunications systems, satellites and other high reliability applications.

    The Cable Broadband Products segment manufactures products in Glendale and Phoenix, Arizona; Vordingborg, Denmark; and Amboise, France.

    FREQUENCY CONTROL PRODUCTS. The Frequency Control Products segment is a leading supplier of quartz crystals and oscillators for use in wireless, wired telephony, military, satellite and other communications applications as well as for automotive applications. Crystals and oscillators provide critical timing or frequency references for communications networks and other electronic applications requiring a high degree of signal precision.

    The Frequency Control Products segment supplies its oscillators and crystals to leading manufacturers of wireless base stations and telecommunications equipment, as well as manufacturers of test, instrumentation and other equipment and automotive systems.

    The Frequency Control Products segment's manufacturing facilities are located in Mt. Holly Springs, Carlisle, and Mercersburg, Pennsylvania; Kansas City, Kansas; Whitby, Ontario, Canada; Shanghai, China; and Neckarbischofsheim, Germany.

    CONTROLS PRODUCTS. The Controls Products segment is a leading supplier of components for gas range appliances and outdoor gas grills. These components control the flow of gas to, and the ignition and temperature of, burners and ovens. The Controls Products segment supplies its components to the major domestic gas range and gas grill manufacturers, as well as gas range manufacturers in Canada, Mexico and Latin America. The Controls Products segment also supplies service parts for gas ranges and sells gas grills for outdoor cooking.

    The Controls Products segment also manufactures optical, rotary and appliance switches and encoders for applications in the appliance, test and measurement, communications, medical, military and other markets.

    The Controls Products segment has manufacturing facilities in Princeton, Illinois; Ooltewah, Tennessee; and Juarez, Mexico.

    Additional information concerning Oak Industries is included in Oak Industries' reports filed under the Securities Exchange Act that are incorporated by reference in this Proxy Statement/ Prospectus. See "Where You Can Find More Information" on pages 59 through 60.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of December 23, 1999 the name of each person who, to the knowledge of Oak Industries, may be deemed to own beneficially more than 5% of the shares of Oak Industries common stock outstanding at such date, the number of shares owned by each such person and the percentage of the outstanding shares of Oak Industries common stock represented thereby.

                                                                                      PERCENT OF
                                                             AMOUNT AND NATURE OF   OAK INDUSTRIES
NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP    COMMON STOCK
------------------------------------                         --------------------   --------------
John Hancock Advisors, Inc.
101 Huntington Avenue
Boston, MA 02199...........................................       1,901,625(1)           11.0(1)
Lazard Freres & Co. LLC
30 Rockefeller Plaza
New York, NY 10020.........................................       1,240,393(2)            7.0(2)
Hartford Capital Appreciation HLS Fund, Inc.
200 Hopmeadow Street
Simsbury, CT 06070.........................................       1,053,200(3)            5.9(3)
FMR Corp.
82 Devonshire Street
Boston, MA 02109...........................................         999,790(4)            5.6(4)

------------------------------
(1) Based on Schedule 13G dated November 30, 1999 indicating that John Hancock Advisors, Inc. has the sole power to vote or to direct the vote of and to dispose or direct the disposition of, the 1,901,625 shares of common stock as a result of John Hancock Advisors, Inc. acting as investment advisor under various advisory agreements. John Hancock Mutual Life Insurance Company and John Hancock Subsidiaries, Inc., each located at John Hancock Place, P.O. Box 111, Boston, MA 02117 and the Berkeley Financial Group, Inc., located at 101 Huntington Avenue, Boston, MA 02199, each have indirect ownership of these shares through their parent-subsidiary relationship to John Hancock Advisory, Inc.

(2) Based on Schedule 13G dated February 16, 1999 indicating sole voting power with respect to 998,520 shares and sole dispositive power with respect to 1,240,393 shares.

(3) Based on Amendment No. 2 to Schedule 13G dated February 9, 1999 indicating shared voting and dispositive power with respect to such shares.

(4) Based on Amendment No. 5 to Schedule 13G dated February 1, 1999 indicating that: (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 909,390 of these shares as a result of Fidelity's acting as investment advisor to various investment companies, that Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the various investment companies each has sole dispositive power of the 909,390 shares, and that such shares include an aggregate of 258,689 shares resulting from the assumed conversion of 4 7/8% Convertible Subordinated Notes due March 1, 2008 of Oak Industries held by such investment companies;
    (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 90,400 shares as a result of FMTC's acting as investment manager of certain institutional accounts, and Edward C. Johnson 3d and FMR Corp., through its control of FMTC, each has sole voting and dispositive power over such shares; and (iii) members of the Edward C. Johnson 3d family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth, as of December 23, 1999, certain information with respect to the number of shares of Oak Industries common stock beneficially owned by its directors and executive officers and the percentage of the outstanding shares of Oak Industries common stock represented thereby.

                                                                NUMBER OF              PERCENT OF
                                                              OAK INDUSTRIES         OAK INDUSTRIES
NAME OF BENEFICIAL OWNER                                        SHARES(1)             COMMON STOCK
------------------------                                      --------------         --------------
William S. Antle III........................................      861,751(2)(3)(4)   4.5
Beth L. Bronner.............................................       44,000(2)(5)      *
Daniel W. Derbes............................................       82,000(2)(5)(7)   *
Coleman S. Hicks............................................      314,745(4)(8)      1.7
Roderick M. Hills...........................................      138,126(2)(5)(9)   *
Pamela F. Lenehan...........................................      322,508(4)(8)      1.8
Gilbert E. Matthews.........................................       46,000(2)(5)      *
Elliot L. Richardson........................................       56,000(2)(5)      *
Frank J. Russo..............................................       13,500(2)(6)      *
All current executive officers and directors as a group
  (9 persons)...............................................    1,878,630(10)        9.8

------------------------------

*   Constitutes less than 1% of the total shares outstanding.

(1) Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise indicated by footnote.

(2) Includes the following shares subject to stock options presently exercisable or becoming exercisable within sixty days of December 23, 1999, assuming the merger occurs within such sixty-day period or within 45 days after such sixty-day period, by the following directors: Mr. Antle, 644,453 shares;
    Ms. Bronner, 41,500 shares; Mr. Derbes or the Derbes Family Trust, 25,000 shares; Mr. Hills or the Hills Family Limited Partnerships, of which
    Mr. Hills is a general partner, 37,500 shares; Mr. Matthews, 37,500 shares; Mr. Richardson, 37,500 shares; and Mr. Russo, 12,500 shares.

(3) Includes 13,000 shares held by his spouse as to which Mr. Antle disclaims beneficial ownership and 2,100 shares held indirectly in trust. Also includes 40,000 shares subject to restrictions on disposition that lapse on January 1, 2000.

(4) Includes Oak Industries' common stock equivalents attributable to the following executive officers in the Oak Industries Supplemental Retirement Income Plan: Mr. Antle, 17,995 shares; Mr. Hicks, 5,037 shares; and
    Ms. Lenehan, 5,508 shares.

(5) Includes 2,000 shares of restricted stock that have been awarded as part of such director's annual compensation package and 500 shares of restricted stock that will be awarded as part of such director's annual compensation package on January 1, 2000; such shares are subject to restrictions on disposition for a period of five years from their grant dates. Such shares of restricted stock held by Ms. Bronner will be forfeited upon the closing of the merger.

(6) Includes 500 shares of restricted stock that have been awarded as part of Mr. Russo's annual compensation package and 500 shares of restricted stock that will be awarded as part of Mr. Russo's annual compensation package on January 1, 2000; such shares are subject to restrictions on disposition for a period of five years from their grant date. Such shares of restricted stock held by Mr. Russo will be forfeited upon the closing of the merger.

(7) Includes 54,500 shares held indirectly in trust.

(8) Includes the following shares subject to stock options presently exercisable or becoming exercisable within sixty days of December 23, 1999, assuming the merger occurs within such sixty-day period or within 45 days after such sixty-day period, by the following executive officers: Mr. Hicks, 245,364 shares and Ms. Lenehan, 252,000 shares. Also includes 25,000 shares for each of Mr. Hicks and Ms. Lenehan subject to restrictions on disposition that lapse on January 1, 2000.

(9) Includes (i) 68,349 shares held indirectly by the Hills Family Limited Partnerships, of which Mr. Hills is a general partner; Mr. Hills disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and (ii) 8,174 shares held indirectly by his spouse as trustee as to which he disclaims beneficial ownership.

(10) Includes 1,333,317 shares subject to stock options presently exercisable or becoming exercisable within sixty days of December 23, 1999, assuming the merger occurs within such sixty-day period or within 45 days after such sixty-day period, by directors and executive officers of Oak Industries.

                      DESCRIPTION OF CORNING CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    Corning authorized capital stock consists of 500,000,000 shares of common stock, $.50 par value, and 10,000,000 shares of preferred stock, $100 par value.

COMMON STOCK

    As of December 15, 1999, there were 245,401,008 outstanding shares of Corning common stock held by approximately 16,000 holders of record. The holders of Corning common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The Corning Board is classified into three classes of approximately equal size, one of which is elected each year. Accordingly, holders of a majority of the Corning common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Corning common stock are entitled to share ratably in all assets of Corning which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Corning preferred stock then outstanding. The current quarterly cash dividend of Corning common stock is $0.18 per share of common stock. The continued declaration of dividends by the Corning Board is subject to the current and prospective earnings, financial condition and capital requirements of Corning and any other factors that the Corning Board deems relevant. The holders of Corning common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Corning common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Corning common stock are subject to the rights of the holders of shares of any series of Corning preferred stock which Corning may issue in the future.

PREFERRED STOCK

    Corning has designated 2,400,000 shares of its preferred stock as Series A junior participated preferred stock, 316,822 shares as Series B convertible preferred stock and 4,683,710 shares as Series C 6% cumulative convertible preferred stock. As of December 15, 1999, there were 125,101 outstanding shares of Series B preferred stock, held exclusively by the trustee of Corning's existing employee investment plans. No other Corning preferred stock is outstanding. Series A preferred stock is reserved for issuance upon exercise of the rights distributed to the holders of Corning common stock pursuant to the Corning rights agreement referred to below.

    The Corning Board has the authority, without further shareholder approval, to create other series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to fix the dividend rights and terms, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences and limitations applicable to each such series of Corning preferred stock. The purpose of authorizing the Corning Board to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Corning preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Corning common stock and, under certain circumstances, make it more difficult for a third party to gain control of Corning.

RIGHTS AGREEMENT

    Corning has adopted a Rights Agreement, dated as of June 5, 1996, which provides for the issuance of one right to the holder of each share of Corning common stock. Ten days after any person or group acquires or announces its intention to acquire 20% or more of the outstanding Corning stock, each Corning right will entitle the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A preferred stock, at an exercise price of $125 subject to certain antidilution adjustments.

    If a person or group announces its intention to acquire 20% or more of the outstanding Corning stock or if Corning is acquired in a merger or other business combination or sells 50% or more of its assets or earning power, each Corning right, other than a Corning right beneficially owned by the acquiring person or group, which will be void, will entitle the holder to purchase, at the exercise price, common stock of the acquiring person or group having a current market value of two times the exercise price of the right. Prior to a person or group acquiring 50% or more of the outstanding Corning stock, the Corning Board may also elect to issue a share of Corning stock in exchange for each Corning right, other than Corning rights held by the acquiring person or group.

    The Corning rights expire on July 15, 2006, unless this expiration date is extended or the Corning rights are exchanged or redeemed by Corning before such date. Prior to an announcement by a person or group of its intent to acquire 20% or more of the outstanding Corning stock, Corning may redeem the Corning rights in whole, but not in part, for $0.01 per Corning right, or it may amend the Corning rights agreement in any way without the consent of the holders of the Corning rights.

INDEMNIFICATION AND LIABILITY OF DIRECTORS AND OFFICERS

    Sections 722 and 723 of the Business Corporation Law of the State of New York provide that a corporation may indemnify its current and former directors and officers under certain circumstances. Corning's bylaws provide that it shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any action or proceeding against him or related appeal by reason of his being or having been a director or officer of Corning to the full extent permitted by the Business Corporation Law.

    Section 402(b) of the Business Corporation Law provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Corning's restated certificate of incorporation provides that its directors' liability is limited to the extent permitted by the Business Corporation Law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Corning common stock is Harris Trust and Savings Bank in Chicago, Illinois.

                        COMPARISON OF STOCKHOLDER RIGHTS

    As a result of the merger, holders of Oak Industries common stock will become holders of Corning common stock. The following is a summary of certain of the material differences between the rights of holders of Oak Industries common stock and the rights of holders of Corning common stock. Corning is organized under the laws of the State of New York, and Oak Industries is organized under the laws of the State of Delaware. These differences arise from differences between the New York and Delaware state laws, as well as under the various provisions of the Corning restated certificate of incorporation and bylaws and the Oak Industries restated certificate of incorporation, as amended, and bylaws.

    The following summary does not purport to be a complete statement of the rights of holders of Corning common stock and Oak Industries common stock under, and is qualified by its entirety by reference to, New York law, Delaware law and the charters and bylaws of Corning and Oak Industries. See "Description of Corning Capital Stock" on pages 55 through 56 for a summary of certain other rights relating to the Corning common stock.

NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

    The number of directors of Corning is fixed by the Corning Board and, unless approved by at least two-thirds of the Corning Board, or 80% of the holders of shares then entitled to vote in the election of directors, shall be not less than nine nor more than twenty-four. The Corning Board is divided into three classes serving staggered three-year terms and any one or more of the directors of Corning may be removed from office at any time, but only for cause, and only by the holders of at least a majority of the shares then entitled to vote in an election of directors or a majority of the Corning Board.

    The number of directors of Oak Industries is fixed by the Oak Industries Board and shall not be less than six nor more than nine. Directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Delaware law provides that, except with respect to corporations with classified boards or cumulative voting, a director may be removed, with or without cause, by the holders of the majority in voting power of the shares entitled to vote at an election of directors. Oak Industries' Board of Directors is not classified and there is no cumulative voting.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

    The bylaws of Corning provide that a stockholder must give advance written notice if the stockholder intends to make nominations for the Corning Board. They do not provide for other stockholder proposals. For a director nomination to be properly brought by a stockholder before an annual meeting, notice must be delivered to or mailed by the stockholder and received at the principal executive offices of Corning not less than 90 days, nor more than 120 days prior to the anniversary of the prior year's annual meeting; provided, however, that if the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the stockholder's notice must be received no earlier than 120 days prior to such meeting and at least 90 days prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

    To be timely with respect to a director nomination at a special meeting of Corning's stockholders, a stockholder's notice must be delivered to or mailed by the stockholder and received by Corning at least 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of such meeting is first made, and no earlier than 120 days prior to the date of the meeting.

    Oak Industries' bylaws provide that a stockholder must give advance written notice if the stockholder intends to bring any business before an annual meeting of stockholders. Oak Industries' bylaws require that, for business to be properly brought by a stockholder before an annual meeting, written notice must be delivered to the Secretary of Oak Industries not less than 120 days in advance of the anniversary of the date Oak Industries' proxy statement was released to its stockholders in connection with the prior year's annual meeting. If no annual meeting was held the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, the stockholder's notice must be received on the later of 120 days prior to the annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made.

    Business transacted at any special meeting of Oak Industries stockholders is limited to the purposes stated in the notice.

RIGHT TO CALL SPECIAL MEETINGS

    The bylaws of Corning provide that special meetings of stockholders may be called at any time by the Chairman, the Chairman of the Executive Committee, a Vice-Chairman or the President.

    Special meetings of the stockholders of a Delaware corporation may be called by the board of directors or by the persons authorized in the corporation's certificate of incorporation or bylaws. Oak

Industries' bylaws provide that a special meeting of the stockholders may be called at any time by the Chairman of the Board.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Under New York law, any action which may be taken at a meeting of shareholders of Corning may also be taken by the written consent of all the holders entitled to vote thereon.

    Oak Industries' restated certificate of incorporation provides that no action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing to the taking of any such action is denied.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

    Corning is subject to Section 912 of the New York Business Corporation Law. Under Section 912, an interested shareholder, defined generally as a person owning 20% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for five years after becoming an interested shareholder unless:

    - The board approved the transaction in which the interested shareholder became an interested shareholder; or

    - The board approves the business combination before the shareholder becomes an interested shareholder.

    Oak Industries is subject to Section 203 of the Delaware General Corporation Law. Under Section 203, an interested stockholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for three years after becoming an interested stockholder unless:

    - The board approved the transaction in which the interested stockholder became an interested stockholder;

    - The interested stockholder owns more than 85% of the stock after the consummation of the transaction in which the stockholder became interested; or

    - The board approves the business combination and 2/3 of the outstanding voting stock of the corporation not owned by the interested stockholder approves the business combination.

AMENDMENT OF CHARTER AND BYLAWS

    In general, the Corning certificate of incorporation may be amended by an affirmative vote of the Corning Board and the holders of a majority of Corning's shares. Any amendment to the article of the Corning certificate of incorporation which relates to approval of a business combination, however, requires the affirmative vote of 80% of the outstanding voting stock of Corning unless it has been approved by a vote of 66 2/3% of the full Corning Board and an affirmative vote of a majority of continuing members of the Corning Board. In addition, any amendment to the article which relates to the Corning Board, requires the affirmative vote of 80% of the outstanding voting stock of Corning unless it had been approved by a vote of 66 2/3% of the full Corning Board. Under New York law, a corporation's bylaws may be amended by a majority of the votes of shares then entitled to vote in the election of directors or, when so provided in the corporation's certificate of incorporation or bylaws, by the board of directors. Under the Corning bylaws, a bylaw may be amended by the affirmative vote of a majority of the full Corning Board or the holders of a majority of Corning's voting stock, other than the article relating to the Corning Board which requires the affirmative vote of 80% of the outstanding shares of Corning unless they have been approved by a vote of 66 2/3% of the full Corning Board.

    A Delaware corporation's certificate of incorporation generally may be amended by a majority in voting power of the outstanding stock entitled to vote, unless the corporation's certificate of incorporation provides for a greater vote. Oak Industries' certificate of incorporation provides for a greater vote in order to amend Article Fourth relating to mergers and certain other transactions not approved by the Oak Industries Board, and Article Tenth relating to certain rights of stockholders, of the certificate of incorporation. To amend the above-referenced Articles, the holders of four-fifths of all classes of stock entitled to vote in elections of directors must approve such amendment.

    Delaware vests the power to amend a company's bylaws in the stockholders unless a company's charter of incorporation confers such power upon the directors. Conferring such power on the directors, however, will not divest the stockholders of such power. Oak Industries' charter confers the power to make, alter or repeal the bylaws on the Oak Industries Board. The charter also provides that the holders of four-fifths of all stock entitled to vote in elections of directors may amend, alter or repeal the bylaws.

                             STOCKHOLDER PROPOSALS

    If the merger is not consummated, Oak Industries will hold a 2000 Annual Meeting of Stockholders. The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in Oak Industries' proxy statement and form of proxy for the Annual Meeting was November 24, 1999. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is February 8, 2000. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is received by Oak Industries after February 8, 2000, then Oak Industries' proxy for the Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the Annual Meeting.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the securities offered hereby and the federal income tax consequences of the merger will be passed upon for Corning by William D. Eggers, its Senior Vice President and General Counsel. Certain legal matters in connection with the federal income tax consequences of the merger will be passed upon for Oak Industries by Ropes & Gray.

                                    EXPERTS

    The financial statements of Corning incorporated in this Proxy Statement/Prospectus by reference to Corning's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

    The financial statements of Oak Industries incorporated in this Proxy Statement/Prospectus by reference to Oak Industries' Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    Representatives of PricewaterhouseCoopers LLP expect to be present at the special meeting and, while such representatives have stated they do not plan to make a statement at the meeting, they will be available to respond to appropriate questions from stockholders in attendance.

                      WHERE YOU CAN FIND MORE INFORMATION

    Corning and Oak Industries are each subject to the informational requirements of the Securities Exchange Act and, in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Corning and Oak Industries with the SEC can be viewed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the Commission at (800) 732-0330. Corning common stock and Oak Industries common stock are listed on the New York Stock Exchange and reports and other information concerning Corning can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Corning has filed with the SEC a Registration Statement on Form S-4 under the Securities Exchange Act with respect to the shares of Corning common stock to be issued pursuant to the merger agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, selected portions which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Corning, Oak Industries and the Corning common stock, reference is hereby made to the Registration Statement (including its exhibits and schedules).

    The SEC allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Corning and Oak Industries have previously filed with the SEC. These documents contain important information about Corning and Oak Industries and their finances.

   CORNING SEC FILINGS (FILE NO.1/I-3247)                         PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K                     Year ended December 31, 1998
Quarterly Reports on Form 10-Q                 Quarters ended March 31, 1999, June 30, 1999
                                               and September 30, 1999
Current Reports on Form 8-K                    Dated January 19, 1999; January 25, 1999;
                                               February 4, 1999; March 1, 1999; March 3,
                                               1999; April 14, 1999; July 8, 1999; July 19,
                                               1999; October 13, 1999; and November 18, 1999
Current Report on Form 8K/A                    January 26, 1999
Registration Statement on Form 8-A             July 11, 1996

    OAK INDUSTRIES SEC FILINGS (FILE NO.                          PERIOD
                  1/I-4474)                    ---------------------------------------------
---------------------------------------------
Annual Report on Form 10-K                     Year ended December 31, 1998
Quarterly Report on Form 10-Q                  Quarters ended March 31, 1999, June 30, 1999
                                               and September 30, 1999
Current Reports on Form 8-K                    November 18, 1999; November 24, 1999; and
                                               December 3, 1999
Registration Statement on Form 8-A/A           November 24, 1999

    All documents and reports subsequently filed by Corning or Oak Industries pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Proxy Statement/ Prospectus and prior to the date of the special meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus incorporates important business and financial information about Corning and Oak Industries that is not included in or delivered with this Proxy Statement/Prospectus. Documents incorporated by reference which are not presented herein or delivered herewith (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, on written or oral request, without charge, in the case of documents relating to Corning directed to Corning Inc., One Riverfront Plaza, Corning, New York 14831 (telephone number
(607) 974-9001), Attention: Secretary, or, in the case of documents relating to Oak Industries, directed to Oak Industries Inc., 1000 Winter Street, Waltham, Massachusetts 02451 (telephone number (781) 890-0400), Attention: Secretary. In order to ensure timely delivery of any of such documents, any request should be made by January 21, 2000.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE CORNING COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CORNING OR OAK INDUSTRIES SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION IN THIS DOCUMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                          By Order of the Board of Directors of
                                          Oak Industries Inc.

                                          [LOGO]

                                          Mela Lew
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              CORNING INCORPORATED

                        RIESLING ACQUISITION CORPORATION

                                      AND

                              OAK INDUSTRIES INC.

                         DATED AS OF NOVEMBER 13, 1999

                               TABLE OF CONTENTS

ARTICLE I
  THE MERGER

    SECTION 1.01. The Merger................................   A-1
    SECTION 1.02. Closing; Effective Time...................   A-1
    SECTION 1.03. Effect of the Merger......................   A-2
    SECTION 1.04. Certificate of Incorporation; By-Laws.....   A-2
    SECTION 1.05. Directors and Officers....................   A-2

ARTICLE II
    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01. Conversion of Securities..................   A-2
    SECTION 2.02. Exchange of Certificates..................   A-3
    SECTION 2.03. Stock Transfer Books......................   A-5
    SECTION 2.04. Company Stock Options.....................   A-6
    SECTION 2.05. Restricted Stock..........................   A-7

ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    SECTION 3.01. Organization and Qualification;
Subsidiaries................................................   A-7
    SECTION 3.02. Certificate of Incorporation and
By-Laws.....................................................   A-7
    SECTION 3.03. Capitalization............................   A-7
    SECTION 3.04. Authority Relative to This Agreement......   A-8
    SECTION 3.05. No Conflict; Required Filings and
Consents....................................................   A-9
    SECTION 3.06. Permits; Compliance.......................   A-9
    SECTION 3.07. SEC Filings; Financial Statements.........  A-10
    SECTION 3.08. Undisclosed Liabilities...................  A-10
    SECTION 3.09. Absence of Certain Changes or Events......  A-10
    SECTION 3.10. Absence of Litigation.....................  A-10
    SECTION 3.11. Employee Benefit Matters..................  A-11
    SECTION 3.12. Material Contracts........................  A-12
    SECTION 3.13. Environmental Matters.....................  A-13
    SECTION 3.14 Title to Properties; Absence of Liens and
Encumbrances................................................  A-13
    SECTION 3.15 Intellectual Property......................  A-13
    SECTION 3.16. [Intentionally Omitted]...................  A-14
    SECTION 3.17. Taxes.....................................  A-14
    SECTION 3.18. Accounting and Tax Matters................  A-15
    SECTION 3.19. Board Approval; Vote Required.............  A-15
    SECTION 3.20. Insurance.................................  A-15
    SECTION 3.21. State Takeover Statutes; Stockholder
Rights Plan.................................................  A-15
    SECTION 3.22. Labor Matters.............................  A-15
    SECTION 3.23. Opinion of Financial Advisor..............  A-15
    SECTION 3.24. Brokers...................................  A-15

ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    SECTION 4.01. Organization and Qualification;
Subsidiaries................................................  A-16
    SECTION 4.02. Articles of Incorporation and By-Laws.....  A-16
    SECTION 4.03. Capitalization............................  A-16
    SECTION 4.04. Authority Relative to This Agreement......  A-17
    SECTION 4.05. No Conflict; Required Filings and
Consents....................................................  A-17
    SECTION 4.06. SEC Filings; Financial Statements.........  A-17
    SECTION 4.07. Absence of Certain Changes or Events......  A-18
    SECTION 4.08. Absence of Litigation.....................  A-18
    SECTION 4.09. Accounting and Tax Matters................  A-18
    SECTION 4.10. Operations of Merger Sub..................  A-18

ARTICLE V
    CONDUCT OF BUSINESSES PENDING THE MERGER

    SECTION 5.01. Conduct of Business by the Company Pending
the Merger..................................................  A-19
    SECTION 5.02. Conduct of Business by Parent Pending the
Merger......................................................  A-20
    SECTION 5.03. Notification of Certain Matters...........  A-21

ARTICLE VI
    ADDITIONAL AGREEMENTS

    SECTION 6.01. Registration Statement; Joint Proxy
Statement...................................................  A-21
    SECTION 6.02. Company Stockholders' Meeting.............  A-22
    SECTION 6.03. Access to Information; Confidentiality....  A-23
    SECTION 6.04. No Solicitation of Transactions...........  A-23
    SECTION 6.05. Directors' and Officers' Indemnification
and Insurance...............................................  A-24
    SECTION 6.06. Obligations of Merger Sub.................  A-25
    SECTION 6.07. Affiliates................................  A-25
    SECTION 6.08. Pooling...................................  A-25
    SECTION 6.09. Further Action; Consents; Filings.........  A-26
    SECTION 6.10. Plan of Reorganization....................  A-26
    SECTION 6.11. Public Announcements......................  A-27
    SECTION 6.12. Letters of Accountants....................  A-27
    SECTION 6.13. NYSE Listing..............................  A-27
    SECTION 6.14. Reasonable Best Efforts and Further
Assurances..................................................  A-28
    SECTION 6.15. Certain Employee Benefits Matters.........  A-28
    SECTION 6.16. Supplemental Indenture....................  A-28

ARTICLE VII
    CONDITIONS TO THE MERGER

    SECTION 7.01. Conditions to the Obligations of Each
Party.......................................................  A-28
    SECTION 7.02. Conditions to the Obligations of Parent
and Merger Sub..............................................  A-29
    SECTION 7.03. Conditions to the Obligations of the
Company.....................................................  A-30

ARTICLE VIII
    TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. Termination...............................  A-30
    SECTION 8.02. Effect of Termination.....................  A-32
    SECTION 8.03. Amendment.................................  A-32
    SECTION 8.04. Waiver....................................  A-32
    SECTION 8.05. Expenses..................................  A-32

ARTICLE IX
    GENERAL PROVISIONS

    SECTION 9.01. Non Survival of Representations,
Warranties and Agreements...................................  A-34
    SECTION 9.02. Notices...................................  A-34
    SECTION 9.03. Certain Definitions.......................  A-35
    SECTION 9.04. Severability..............................  A-36
    SECTION 9.05. Assignment; Binding Effect; Benefit.......  A-36
    SECTION 9.06. Specific Performance......................  A-36
    SECTION 9.07. Governing Law; Forum......................  A-36
    SECTION 9.08. Headings..................................  A-36
    SECTION 9.09. Counterparts..............................  A-36
    SECTION 9.10. Entire Agreement..........................  A-36

EXHIBITS

Exhibit 6.07(a) Form of Affiliate Letter for Affiliates of the Company

Exhibit 6.07(b) Form of Affiliate Letter for Affiliates of Parent

GLOSSARY OF DEFINED TERMS

                                                                   LOCATION OF
DEFINED TERM                                                       DEFINITION
------------                                                  ---------------------
Acquisition Proposal........................................  Section 6.04(b)
Acquisition Transaction.....................................  Section 6.04(a)
Action......................................................  Section 3.10
affiliate...................................................  Section 9.03(a)
Affiliate...................................................  Section 6.07(a)
Agreement...................................................  Preamble
APB No. 16..................................................  Section 6.08(b)
Blue Sky Laws...............................................  Section 3.05(b)
Business Combination........................................  Section 8.05(b)
business day................................................  Section 9.03(b)
Certificate of Merger.......................................  Section 1.02(b)
Certificates................................................  Section 2.02(b)
Closing.....................................................  Section 1.02(a)
Closing Date................................................  Section 1.02(a)
Code........................................................  Recitals
Company.....................................................  Preamble
Company Balance Sheet.......................................  Section 3.07(b)
Company Benefit Plans.......................................  Section 3.11(a)
Company Board Approval......................................  Section 3.19(a)
Company Common Shares.......................................  Section 2.01(a)(i)
Company Common Stock........................................  Section 2.01(a)(i)
Company Disclosure Schedule.................................  Section 3.03
Company Material Contracts..................................  Section 3.12(a)
Company Permits.............................................  Section 3.06(a)
Company Preferred Stock.....................................  Section 3.03
Company Rights Agreement....................................  Section 3.03
Company SEC Reports.........................................  Section 3.07(a)
Company Significant Subsidiaries............................  Section 3.01(b)
Company Stock Option Plans..................................  Section 2.04(a)
Company Stock Options.......................................  Section 2.04(a)
Company Stockholders' Meeting...............................  Section 6.01(a)
Company Stockholders' Vote..................................  Section 3.04
Company Subsidiaries........................................  Section 3.01(a)
Company 10-K................................................  Section 3.01(b)
Confidentiality Agreement...................................  Section 6.03
control.....................................................  Section 9.03(c)
DGCL........................................................  Recitals
DLJ.........................................................  Section 3.23
Effective Time..............................................  Section 1.02(b)
Environmental Laws..........................................  Section 9.03(d)
Environmental Permits.......................................  Section 3.13
ERISA.......................................................  Section 3.11(a)
Excess Shares...............................................  Section 2.02(e)(ii)
Exchange Act................................................  Section 3.01(b)
Exchange Agent..............................................  Section 2.02(a)

                                                                   LOCATION OF
DEFINED TERM                                                       DEFINITION
------------                                                  ---------------------
Exchange Fund...............................................  Section 2.02(a)
Exchange Ratio..............................................  Section 2.01(a)(i)
Expenses....................................................  Section 8.05(f)
Governmental Entity.........................................  Section 3.05(b)
Hazardous Substances........................................  Section 9.03(e)
HSR Act.....................................................  Section 3.05(b)
Indemnified Parties.........................................  Section 6.05(b)
Indenture...................................................  Section 6.16
Intellectual Property.......................................  Section 9.03(f)
IRS.........................................................  Section 3.11(d)
ISOs........................................................  Section 2.04(a)
knowledge...................................................  Section 9.03(g)
Law.........................................................  Section 3.05(a)
Liens.......................................................  Section 3.14
L Options...................................................  Section 3.11(h)
Material Adverse Effect.....................................  Section 9.03(h)
Merger......................................................  Recitals
Merger Consideration........................................  Section 2.01(a)(i)
Merger Sub..................................................  Preamble
Multiemployer Plan..........................................  Section 3.11(b)
Multiple Employer Plan......................................  Section 3.11(b)
1999 L Plan.................................................  Section 3.11(h)
NYSE........................................................  Section 2.02(e)(ii)
Parent......................................................  Preamble
Parent Balance Sheet........................................  Section 4.06(b)
Parent Common Shares........................................  Section 2.01(a)(i)
Parent Common Stock.........................................  Section 2.01(a)(i)
Parent Preferred Shares.....................................  Section 4.03(a)
Parent SEC Reports..........................................  Section 4.06(a)
Parent Share Option Plans...................................  Section 4.03(a)
Parent Significant Subsidiaries.............................  Section 4.05(a)
Parent Subsidiaries.........................................  Section 4.01
PBGC........................................................  Section 3.11(e)
person......................................................  Section 9.03(i)
Proxy Statement.............................................  Section 6.01(a)
Registration Statement......................................  Section 6.01(a)
Representatives.............................................  Section 6.03
Required Consents...........................................  Section 3.05(b)
SEC.........................................................  Section 3.01(b)
Securities Act..............................................  Section 3.05(b)
Significant Subsidiary......................................  Section 3.01(b)
subsidiary..................................................  Section 9.03(j)
Substitute Option...........................................  Section 2.04(a)
Superior Proposal...........................................  Section 6.04(b)
Surviving Corporation.......................................  Section 1.01
Taxes.......................................................  Section 3.17
U.S. GAAP...................................................  Recitals

    AGREEMENT AND PLAN OF MERGER dated as of November 13, 1999 (this "AGREEMENT") among CORNING INCORPORATED, a New York corporation ("PARENT"), RIESLING ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and OAK INDUSTRIES INC., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H

    WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and its respective stockholders to combine their respective businesses;

    WHEREAS, in furtherance of such combination, the respective Boards of Directors of Parent, Merger Sub and the Company have each adopted resolutions approving this Agreement and declaring its advisability and approving the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), upon the terms and subject to the conditions set forth herein;

    WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"); and

    WHEREAS, for financial reporting purposes, the parties intend that the Merger shall be accounted for as a "pooling-of-interests" under United States generally accepted accounting principles ("U.S. GAAP");

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

    SECTION 1.02. CLOSING; EFFECTIVE TIME. (a) The closing of the Merger (the "CLOSING") shall take place (i) at 10:00 a.m. (New York time) at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Parent and the Company may agree in writing (the "CLOSING DATE").

    (b) At the Closing, the Company and Merger Sub shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with the DGCL (the "EFFECTIVE TIME").

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.04. CERTIFICATE OF INCORPORATION; BY-LAWS. (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended to be identical to that of Merger Sub, as in effect immediately prior to the Effective Time, except that Article I shall state that the name of the Surviving Corporation is "Oak Industries Inc." Such Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended subject to Section 6.05(e), in accordance with the terms thereof and of the DGCL.

    (b) At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended, subject to Section 6.05(a), in accordance with the terms thereof, and of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be elected as the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be elected as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01. CONVERSION OF SECURITIES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

        (i) each share of common stock, par value $0.01 per share ("COMPANY COMMON STOCK"; shares of Company Common Stock being referred to herein collectively as the "COMPANY COMMON SHARES") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(ii)) shall be canceled and automatically converted, subject to Section 2.02(e), into the right to receive 0.83 (the "EXCHANGE RATIO") shares of common stock, $0.50 par value per share, of Parent ("PARENT COMMON STOCK"; shares of Parent Common Stock being referred to herein collectively as the "PARENT COMMON SHARES") (which, together with any cash in lieu of fractional shares of Company Common Stock as specified in Section 2.02(e), shall be referred to herein as the "MERGER CONSIDERATION");

        (ii) each Company Common Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or held in treasury by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

        (iii) each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

    (b) If at any time during the period between the date of this Agreement and the Effective Time, the Company changes the number of Company Common Shares, or Parent changes the number of

Parent Common Shares, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transactions, the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

    SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Parent shall deposit, or shall cause to be deposited, with Harris Trust and Savings Bank or such other bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Company Common Shares, for exchange in accordance with this
Article II through the Exchange Agent, certificates representing Parent Common Shares issuable pursuant to Section 2.01 as of the Effective Time, and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 2.01, out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time (but in any event within five business days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "CERTIFICATES") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Shares and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Common Shares which such holder has the right to receive in respect of the Company Common Shares formerly represented by such Certificate (after taking into account all Company Common Shares then held by such holder), cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Common Shares, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c), may be issued to a transferee if the Certificate representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Common Shares, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c).

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED PARENT COMMON SHARES. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such

Certificate shall surrender such Certificate as provided in Section 2.02(b). Subject to the effect of escheat, tax or other applicable Laws (as defined below), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (i) promptly (but in any event within five business days after such surrender), the amount of any cash payable with respect to a fractional Parent Common Share to which such holder is entitled pursuant to
Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Shares.

    (d) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. All Parent Common Shares issued upon conversion of the Company Common Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares.

    (e) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

    (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full Parent Common Shares delivered to the Exchange Agent by Parent over (y) the aggregate number of full Parent Common Shares to be distributed to holders of Company Common Stock (such excess being herein called the "EXCESS SHARES"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in clause (iii) of this paragraph (e).

    (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock in lieu of fractional shares, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Stock. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Company Common Stock are entitled.

    (iv) Notwithstanding the provisions of this Section 2.02, Parent may elect, at its option exercised prior to the Effective Time and in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such subsections, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the

Effective Time by such holder) by (y) the closing price for a Parent Common Share on the NYSE on the first business day immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e).

    (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Shares who have not theretofore complied with this
Article II shall thereafter look only to Parent for the Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Parent Common Shares to which they are entitled pursuant to
Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

    (g) NO LIABILITY. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Shares for any such Company Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

    (h) WITHHOLDING RIGHTS. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

    (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

    SECTION 2.03. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to

Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

    SECTION 2.04. COMPANY STOCK OPTIONS. (a) All options (the "COMPANY STOCK OPTIONS") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's 1986 Stock Option and Restricted Stock Plan for Executive and Key Employees of the Company, 1992 Stock Option and Restricted Stock Plan, 1995 Stock Option and Restricted Stock Plan, 1988 Stock Option Plan for Non-Employee Directors and Non-Qualified Stock Option Plan, 1992 Non-Qualified Stock Option Plan, Lasertron, Inc. 1982 Incentive Stock Option Plan, and Lasertron, Inc. 1992 Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS"), shall remain outstanding following the Effective Time. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which section 424(a) applies" within the meaning of section 424 of the Code and the regulations thereunder or (ii) to the extent that section 424 of the Code does not apply to any such Company Stock Options, would be such a corporation were section 424 of the Code applicable to such Company Stock Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Parent (each, a "SUBSTITUTE OPTION") shall be exercisable upon the same terms and conditions as under the Company Stock Option Plans, the applicable option agreement issued thereunder and any applicable agreement it is subject to, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of Parent Common Shares (rounded to the nearest whole share or, in the case of Company Stock Options intended to qualify as incentive stock options under Section 422 of the Code ("ISOS"), rounding down to the nearest whole share) equal to the number of Company Common Shares subject to such Company Stock Option multiplied by the Exchange Ratio; and (B) the option price per Parent Common Share shall be an amount equal to the option price per Company Common Shares subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent or, in the case of ISOs, rounded down to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Stock Option as in effect as of the Effective Time pursuant to the applicable Company Stock Option Plan.

    (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Company Stock Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this
Section 2.04 after giving effect to the Merger). Parent shall comply with the terms of all such Company Stock Options and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plan, that Company Stock Options which qualified as ISOs prior to the Effective Time continue to qualify as ISOs after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.04. As soon as practicable (but in any event, within five business days) after the Effective Time, the Parent Common Shares subject to Company Stock Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for as long as Substitute Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the Parent Common Shares subject to Company Stock Options to be listed on the NYSE and such other exchanges as Parent shall determine.

    SECTION 2.05. RESTRICTED STOCK. At the Effective Time, any unvested shares of restricted stock, whether granted pursuant to the Company Stock Option Plans or otherwise, shall be converted into restricted stock of Parent pursuant to
Section 2.01, and shall continue to be subject to the same restrictions and terms and conditions as under the Company Stock Option Plans and the applicable agreements issued thereunder and the Company Severance Plan or Severance Agreement between any holder of restricted stock and the Company.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub that:

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of the Company and each subsidiary of the Company (collectively, the "COMPANY SUBSIDIARIES") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be organized, existing, in good standing or to have such power, authority or governmental approvals would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as updated by Section 3.01(b) of the Company Disclosure Schedule, Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended ("COMPANY 10-K"), is a list of all the subsidiaries of the Company that as of the date of this Agreement are "SIGNIFICANT SUBSIDIARIES" as such term is defined in Rule 102 of Regulation SX promulgated by the United States Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT") (such Significant Subsidiaries of the Company for the purpose of this Agreement to be the "COMPANY SIGNIFICANT SUBSIDIARIES"). Except as set forth in such Exhibit 21, as updated by Section 3.01(b) of the Company Disclosure Schedule, neither the Company nor any Company Significant Subsidiary directly or indirectly owns, or has outstanding contractual obligations to acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

    SECTION 3.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws of the Company, each as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

    SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of (a) 50,000,000 shares of Company Common Stock and (b) 500,000 shares of junior preferred stock, no par value, of the Company (the "COMPANY PREFERRED STOCK"). As of November 8, 1999, (a) 17,225,703 shares of Company Common Stock and (b) no shares of Company Preferred Stock were issued and outstanding. All of the issued and outstanding Company Common Shares are validly issued, fully paid and nonassessable. 2,568,953 Company Common Shares and no shares of Company Preferred Stock are held in the treasury of the Company or by any Company Subsidiary and 588,588 shares of Company Common Stock have been duly reserved for future issuance pursuant to the Company Stock Options.

There are no issued or outstanding bonds, debentures, notes, convertible notes (other than the notes referenced in Section 6.16 hereto) or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote. Except for the Company Stock Options granted pursuant to the Company Stock Option Plans or pursuant to agreements or arrangements described in Section 3.03 of the Company Disclosure Schedule or
Section 3.11(i) hereof and except for the rights issued pursuant to the Rights Agreement dated December 7, 1995 between the Company and Bank of Boston (the "COMPANY RIGHTS AGREEMENT"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued stock of the Company or any Significant Company Subsidiary or, to the knowledge of the Company, any other Company Subsidiary, or conditionally or absolutely obligating the Company or any Company Significant Subsidiary, or to the knowledge of the Company, any other Company Subsidiary, to issue or sell any shares of stock of, or other equity interests in, the Company or any Company Subsidiary. Section 3.03 of the disclosure schedule delivered by the Company to the Parent concurrently with the execution of the Agreement (the "COMPANY DISCLOSURE SCHEDULE") sets forth the total number of outstanding Company Stock Options and the weighted average exercise price thereof. The Company has provided (or within ten days after execution of this Agreement will provide) Parent with a Schedule of all of the Company Stock Options, including the relevant vesting times and exercise periods. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations (whether conditional or absolute) of the Company or any Company Significant Subsidiary or, to the knowledge of the Company, any other Company Subsidiary to repurchase, redeem or otherwise acquire any shares or other equity interests of Company Common Stock or any shares or other equity interests of any Company Subsidiary. Each outstanding share of stock or other equity interest of each Company Significant Subsidiary and, to the knowledge of the Company, of each other Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as described in Section 3.03 of the Company Disclosure Schedule, each such share or other equity interest owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the Company's stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of a majority of the voting power of the then outstanding Company Common Shares entitled to vote on the matter (the "COMPANY STOCKHOLDERS' VOTE") and the filing of the Certificate of Merger with the Secretary of State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance of this Agreement by the Company will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any equivalent organizational documents of any Company Significant Subsidiary,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any federal, national, state, provincial, municipal or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree, whether of the U.S. or another jurisdiction ("LAW"), applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in
Section 3.05 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    (b) The execution, delivery and performance of this Agreement will not require any consent, approval, authorization or permit of, or filing with or notification to, any federal, national, state, provincial, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or any other governmental or quasi-governmental authority, whether of the U.S., or another jurisdiction (a "GOVERNMENTAL ENTITY"), except (i) for the applicable requirements of (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and comparable filings, if any, in foreign jurisdictions, (B) state securities or "blue sky" laws (the "BLUE SKY LAWS"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT") or the Exchange Act, (C) the DGCL with respect to the filing of the Delaware Certificate of Merger, and (D) the rules and regulations of the NYSE (the foregoing clauses (i)(A) through (D) being referred to collectively as the "REQUIRED CONSENTS") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    SECTION 3.06. PERMITS; COMPLIANCE. (a) Except as disclosed in
Section 3.06(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    (b) Except as disclosed in Section 3.06(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits, except in each case for any such conflicts, defaults or violations that would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1996 (collectively, the "COMPANY SEC REPORTS"). Except as described in Section 3.07 of the Company Disclosure Schedule, as of the respective dates they were filed, (i) the Company SEC Reports complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

    (b) Except as described in Section 3.07 of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented or will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected to be material, individually or in the aggregate). The balance sheet of the Company contained in the Company SEC Reports as of December 31, 1998 is hereinafter referred to as the "COMPANY BALANCE SHEET".

    (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications (which have not yet been filed with the SEC but which are required to be filed) to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

    SECTION 3.08. UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the Company Balance Sheet (or in the notes thereto) or as set forth in Section 3.08 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has outstanding any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities and obligations, which have been incurred since the date of the Company Balance Sheet in the ordinary course of business and which would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. From the date of the Company Balance Sheet through the date hereof, except as set forth in
Section 3.09 of the Company Disclosure Schedule, (a) each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and (b) since such date, there has not been any circumstance, event, occurrence, change or effect that would reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.10. ABSENCE OF LITIGATION. Except as specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement or in
Section 3.10 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of the Company, threatened against the Company or any Company

Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign.

    SECTION 3.11. EMPLOYEE BENEFIT MATTERS. (a) PLANS AND MATERIAL DOCUMENTS.
Section 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, long term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, change in control, and severance agreements, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under
Section 4069 of ERISA in the event such plan has been or were to be terminated,
(iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary or any of their affiliates and any employee of the Company or Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company or any Company Subsidiary (collectively, the "COMPANY BENEFIT PLANS"), other than plans, programs, arrangements, agreements or understandings that are not material. Copies or summaries of each material Company Benefit Plan have been made available to Parent. Neither the Company nor any Company Subsidiary has any express or implied commitment to create, adopt or amend any material employee benefit plan, program, arrangement or agreement, other than any immaterial modification or any modification or change required by applicable law.

    (b) ABSENCE OF CERTAIN TYPES OF PLANS. None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN").

    (c) COMPLIANCE. Each Company Benefit Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code, except where any non-compliance would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. No material action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding.

    (d) QUALIFICATION OF CERTAIN PLANS. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that the Company Benefit Plan is so qualified and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

    (e) ABSENCE OF CERTAIN LIABILITIES. Neither the Company nor any Company Subsidiary has incurred any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), and no fact or event exists that could reasonably be expected to result in any material liability to the PBGC under Title IV of ERISA.

    (f) PLAN CONTRIBUTIONS AND FUNDING. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, and all contributions to the Company Benefit Plans intended to be qualified pursuant to Section 401(a) of the Code have been or will be fully deductible, except where failure to do so would not have a Material Adverse Effect.

    (g) SEVERANCE PAYMENTS. Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event,
(i) entitle any current or former employee, officer or director of the Company or any Company Subsidiary to severance or any other material payment from the Company or any Company Subsidiary, except as expressly provided in this Agreement, or (ii) materially increase the amount of base compensation due any such employee, officer or director.

    (h) LASERTRON, INC. STOCK OPTIONS. Lasertron Inc. has not granted any options under its 1999 Restricted Stock and Option Plan (the "1999 L PLAN") other than the options set forth on a schedule provided by the Company to the Parent (or, within five days after execution of this Agreement which will be provided to Parent) (the "L OPTIONS"), and no Company Subsidiary L stock options granted under any other plan are outstanding. The L Options shall expire on December 31, 2000 without having become exercisable if an "Acquisition" within the meaning of the 1999 L Plan has not occurred or a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to Lasertron, Inc.'s common stock has not been declared effective by the SEC on or before such date, except with respect to L Options which expire or have expired prior to December 31, 2000 due to the termination of employment of the holder of the L Option by Lasertron, Inc. or any Related Company (as such term is defined in the holder's option agreement). Neither the execution of this Agreement nor the transactions contemplated pursuant to this Agreement (or shareholder approval of this Agreement or such transactions) shall constitute an "Acquisition" for purposes of the 1999 L Plan.

    SECTION 3.12. MATERIAL CONTRACTS. (a) Subsections (i) through (iv) of
Section 3.12(a) of the Company Disclosure Schedule contain a list of the following types of written contracts and agreements (including all amendments thereto) to which the Company or a Company Significant Subsidiary (which, for the purposes of this Section 3.12 shall be deemed to refer only to Lasertron, Inc. and Gilbert Engineering Co., Inc.) is a party, other than those contracts and agreements listed as exhibits in the Company's Form 10-K for the fiscal year ended December 31, 1998 (such contracts, agreements and arrangements as are required to be set forth in Section 3.12(a) of the Company Disclosure Schedule, together with all contracts, agreements and arrangements of the Company or any Company Subsidiary required to be set forth in Section 3.11 of the Company Disclosure Schedule or listed or required to be listed as exhibits in the Company's Form 10-K for the fiscal year ended December 31, 1998, being the "COMPANY MATERIAL CONTRACTS"):

        (i) each contract and agreement which (A) is likely to involve consideration of more than $1,000,000 in the aggregate, during the fiscal years ending December 31, 1999 or December 31, 2000 or (B) is likely to involve consideration of more than $1,000,000 in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or any Company Significant Subsidiary without penalty or further payment and without more than 60 days' notice;

        (ii) all (A) management contracts (excluding contracts for employment) and (B) contracts with consultants which involve consideration of more than $1,000,000;

        (iii) all contracts and agreements evidencing indebtedness of more than $1,000,000 to unaffiliated third parties; and

        (iv) all contracts and agreements that limit the ability of the Company or any Company Significant Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, in each case, (A) with respect to any business currently conducted by the Company or any Company Significant Subsidiary and (B) other than distributor agreements entered into in the ordinary course of business.

    (b) Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, each Company Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and general principals of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law, and in the case of any indemnity provisions contained therein, is limited by public policy considerations) and neither the Company nor any Company Significant Subsidiary is in default in any material respect, or has received notice that is in default, under any Company Material Contract and to the Company's knowledge no other party is in default in any material respect under any Company Material Contract.

    SECTION 3.13. ENVIRONMENTAL MATTERS. Except as described in Section 3.13 of the Company Disclosure Schedule or as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect: (a) the Company and the Company Subsidiaries are not in violation of any Environmental Law applicable to them; (b) none of the properties currently or formerly owned, leased or operated by the Company and the Company Subsidiaries (including, without limitation, soils and surfaces and ground waters) are contaminated with any Hazardous Substance; (c) the Company and the Company Subsidiaries are not liable for any off-site contamination by Hazardous Substances; (d) the Company and the Company Subsidiaries are not liable for any material violation under any Environmental Law (including, without limitation, pending or threatened liens);
(e) the Company and the Company Subsidiaries have all material permits, licenses and other authorizations required under any Environmental Law ("ENVIRONMENTAL PERMITS"); (f) the Company and the Company Subsidiaries are in compliance in all material respects with their Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit, including, without limitation, the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act. None of the Company or the Company Subsidiaries has received notice of a violation of any Environmental Law (whether with respect to properties presently or previously owned or used) except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.14 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. Except as described in Section 3.14 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") except (i) for liens imposed by Law in respect of obligations not yet due which are owed in respect of taxes or which otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $100,000 in the aggregate,
(ii) as reflected in the financial statements contained in the Company SEC Reports and (iii) for such Liens or other imperfections of title and encumbrances, if any, which would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.15 INTELLECTUAL PROPERTY. (a) Except with respect to the items set forth in Section 3.15 of the Company Disclosure Schedule, the Company and the Company Significant Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with the business of the Company and the Significant Subsidiaries as currently conducted or as contemplated to be conducted, except where the failure to own or possess such would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

    (b) Except as set forth in Section 3.15 of the Company Disclosure Schedule and except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, the Company and the Company Significant Subsidiaries have not received any written notice that, and to the Company's knowledge no claim has been made or asserted that, any process currently used or product currently sold, imported or offered for sale by the Company and the Significant Subsidiaries infringes on or otherwise violates the rights of any person, and such processes, uses, sales, importations and offers to sell are and have been in accordance, in all material respects, with all applicable licenses.

    (c) No Intellectual Property owned or licensed by the Company or the Company Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property other than as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    (d) The Company and the Significant Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the knowledge of the Company (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company or any Company Subsidiary by any person, (ii) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any material trade secrets of any other person in the course of such performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of Company or any Company Subsidiary is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of material Intellectual Property, in each case, other than as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

    SECTION 3.16. [Intentionally Omitted]

    SECTION 3.17. TAXES. Except as set forth in Section 3.17 of the Company Disclosure Schedule, (a) the Company and each of the Company Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries,
(b) all Taxes that are due prior to the Effective Time have been paid or will be paid or have been shown as reserves on the Financial Statements in accordance with U.S. GAAP, (c) no outstanding or pending deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries, (d) the Company and each of the Company Subsidiaries have provided adequate reserves in their financial statements in accordance with U.S. GAAP for any Taxes that have not been paid, whether or not shown as being due on any returns and (e) neither the Company nor any of the Company Subsidiaries has a material amount of income reportable for a Taxable period ending after the Effective Time that is attributable to an activity or a transaction occurring in or a change in accounting method made for a period ending on or prior to the Effective Time, including without limitation, any adjustment pursuant to Section 481 of the Code. As used in this Agreement, "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imports and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

    SECTION 3.18. ACCOUNTING AND TAX MATTERS. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from being accounted for under the pooling-of-interests accounting method or would prevent the Merger from constituting a reorganization qualifying under section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under section 368(a) of the Code.

    SECTION 3.19. BOARD APPROVAL; VOTE REQUIRED. (a) On or prior to the date of this Agreement, the Board of Directors of the Company, by resolutions duly adopted by [unanimous] vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "COMPANY BOARD APPROVAL"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger, and determined that the execution, delivery and performance of the Merger Agreement is advisable and (iii) recommended that the stockholders of the Company approve the Merger and this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting.

    (b) The only vote of the holders of any class or series of stock of the Company necessary to approve the Merger, this Agreement and the other transactions contemplated by this Agreement is the Company Stockholders' Vote.

    SECTION 3.20. INSURANCE. The Company and the Company Significant Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Significant Subsidiaries.

    SECTION 3.21. STATE TAKEOVER STATUTES; STOCKHOLDER RIGHTS PLAN. (a) Except for Section 203 of the DGCL, no "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation is applicable, by reason of the Company's being a party to the Merger, this Agreement or the transactions contemplated hereby. Except for the Company Rights Agreement, neither the Company nor any of the Company Subsidiaries is a party to any "stockholder rights" plan or any similar anti-takeover plan or device.

    (b) Prior to the time this Agreement was executed, the Board of Directors of the Company has taken all action necessary, if any, to exempt under or make not subject to Section 203 of the DGCL and to ensure no stockholder of the Company will have any rights under the Shareholders' Rights Agreement as a result of, (i) the execution of this Agreement, (ii) the Merger and (iii) the other transactions contemplated hereby.

    SECTION 3.22. LABOR MATTERS. The Company and each Company Subsidiary is in compliance with all applicable laws and regulations governing labor and employment, except where the failure to be in such compliance would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect and, to the knowledge of the Company, no fact or event exists that could give rise to any material liability under such laws and regulations.

    SECTION 3.23. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Donaldson, Lufkin & Jenrette ("DLJ") dated the date of this Agreement to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

    SECTION 3.24. BROKERS. No broker, finder or investment banker (other than DLJ) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete (other than as to certain redacted confidential information) and correct copy of all agreements between the Company and DLJ pursuant to which such firm would be entitled to any payment relating to the Merger or any other transactions.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

    SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and each subsidiary of Parent (collectively, the "PARENT SUBSIDIARIES") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to obtain such governmental approvals would not prevent or materially delay the consummation of transactions contemplated by this Agreement. Each of Parent and the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay the consummation of transactions contemplated by this Agreement.

    SECTION 4.02. ARTICLES OF INCORPORATION AND BY-LAWS. Parent has heretofore made available to the Company a complete and correct copy of the Articles of Incorporation and By-Laws, each as amended to date, of Parent and the Certificate of Incorporation and By-Laws of Merger Sub, each as amended to date. Such respective organizational documents are in full force and effect and neither Parent nor Merger Sub is in violation of any of the provisions of its respective organizational documents.

    SECTION 4.03. CAPITALIZATION. (a) As of November 10, 1999, the authorized capital stock of Parent consists of (i) 500,000,000 Parent Common Shares and
(ii) 10,000,000 preferred shares of Parent, $100 value per share, issuable in series (the "PARENT PREFERRED SHARES"). As of November 11, 1999,
(i) 245,019,136 Parent Common Shares and (ii) 132,659 Parent Preferred shares were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable. 24,925,256 shares of Parent Common Stock and no shares of Parent Preferred Stock are held in the treasury of Parent or by any Parent Subsidiary and 14,185,756 Parent Common Shares are either reserved for future issuance pursuant to share options or restricted grants, or are subject to outstanding options (whether presently exercisable or not). Except for share options or restricted stock granted pursuant to employee or director equity plans of Parent (the "PARENT SHARE OPTION PLANS") and pursuant to this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent, or conditionally or absolutely obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All Parent Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions (whether conditional or absolute) specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Each outstanding share of capital stock or other equity interest of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    (b) The authorized stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent. The Parent Common Shares to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights created by statute, the Articles of Incorporation or By-Laws of Parent or any agreement to which the Parent is a party or is bound and
(ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

    SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

    SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub will not (i) conflict with or violate the Articles of Incorporation or By-Laws of Parent, the Certificate of Incorporation or ByLaws of Merger Sub or any equivalent organizational documents of any other Significant Subsidiary (as such term is defined in Rule 102 of Regulation SX promulgated by the SEC under the Exchange Act) of the Parent (such Significant Subsidiaries of the Parent for the purpose of this Agreement to be the "PARENT SIGNIFICANT SUBSIDIARIES"),
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(i) for the Required Consents and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    SECTION 4.06. SEC FILINGS; FINANCIAL STATEMENTS. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 1996 (collectively, including all exhibits thereto and any registration statement filed since such date, the "PARENT SEC REPORTS"). As of the respective dates they were filed, (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented or will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected to be material, individually or in the aggregate). The balance sheet of Parent contained in the Parent Disclosure Documents as of December 31, 1998 is hereinafter referred to as the "PARENT BALANCE SHEET".

    (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications (which have not yet been filed with the SEC but which are required to be filed) to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SEC filings made by Parent subsequent to the Parent Balance Sheet date, from the date of the Parent Balance Sheet through the date hereof, each of Parent and the Parent Subsidiaries has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since the date of the Parent Balance Sheet, neither Parent or any Parent Subsidiary has taken or permitted any action that if taken or permitted after the date hereof would be a violation of clauses (a) through (d) of Section 5.02 hereof.

    SECTION 4.08. ABSENCE OF LITIGATION. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, which seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement.

    SECTION 4.09. ACCOUNTING AND TAX MATTERS. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from being accounted for under the pooling-of-interests accounting method or would prevent the Merger from constituting a transaction qualifying under section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under section 368(a) of the Code.

    SECTION 4.10. OPERATIONS OF MERGER SUB. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V
                    CONDUCT OF BUSINESSES PENDING THE MERGER

    SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

        (a) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

        (b) the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees and other persons with which the Company or any Company Subsidiary has significant business relations.

    By way of amplification and not limitation, except (i) as contemplated by this Agreement, (ii) for transfers of cash among the Company and the Company Subsidiaries pursuant to the Company's cash management policies or
(iii) subject to Sections 6.08 and 6.10, as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

        (a) amend or change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

        (b) transfer, issue, sell, pledge, lease, license, dispose, grant, encumber, or authorize for transfer, issuance, sale, pledge, lease, license, disposition, grant or encumbrance (whether to a third party or any Affiliate) (i) any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except (A) for the issuance of shares of Company Common Stock pursuant to the Company Stock Options outstanding on the date of this Agreement,
    (B) the issuance, from treasury, of shares of Company Common Stock to the grantor trust established in connection with the Company's Supplemental Retirement Income Plan in respect of matching contributions under such plan, or (C) the grant of Company Stock Options to newly-hired employees in the ordinary course of business consistent with past practices in amounts not to exceed 2,000 shares per employee) or (ii) other than sales of inventory and obsolete equipment in the ordinary course of business, any material assets of the Company or any Company Subsidiary;

        (c) except with respect to trademarks in the ordinary course of business and consistent with past practice, (i) grant any license in respect of any Intellectual Property of the Company or any Company Subsidiary,
    (ii) develop any Intellectual Property jointly with any third party, or
    (iii) disclose any confidential Intellectual Property of the Company or any Company Subsidiary unless such Intellectual Property is subject to a confidentiality agreement protecting against any further disclosure;

        (d) authorize, declare or set aside any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock;

        (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its stock;

        (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and which are not in connection with the acquisition of all, or substantially all of a business;

        (g) incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances, except for indebtedness under the Company's existing Credit Agreement incurred in the ordinary course of business and consistent with past practice and for other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $2,500,000;

        (h) enter into any contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $1,000,000, or modify, amend or terminate any existing Company Material Contract other than modifications, amendments or terminations in the ordinary course of business consistent with past practices;

        (i) make or authorize any capital expenditures, other than (A) capital expenditures reflected in the capital expenditure budgets for the fiscal years ending December 31, 1999, and December 31, 2000 previously delivered by the Company to Parent and (B) as set forth in Section 5.01(i) of the Company Disclosure Schedule;

        (j) waive any stock repurchase or acceleration rights, amend or change the terms of any options or restricted stock, or reprice options granted under any Company Stock Option Plan or authorize cash payments in exchange for any options granted under any such plans;

        (k) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices and consistent with current budgets, as disclosed in
    Section 5.01(k) of the Company Disclosure Schedule, in salaries or wages of officers and employees of the Company or any Company Subsidiary, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company (except, in the case of employees who are not officers or directors, as consistent with existing policies of the Company or past practices) or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (l) settle any material Action other than any settlement which involves only the payment of damages in an immaterial amount and does not involve injunctive or other equitable relief;

        (m) make or revoke any material Tax elections, adopt or change any method of Tax accounting, settle any material Tax liabilities or take any action with respect to the computation of Taxes or the preparation of Tax returns that is inconsistent with past practice;

        (n) take any action, other than as required by U.S. GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

        (o) agree in writing or otherwise to take any of the actions described in clauses (a) through (n) above; or

        (p) take any action to cause the Company's representations and warranties set forth in Article III to be untrue in any material respect.

    SECTION 5.02. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Parent agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this

Agreement, Parent shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

        (a) authorize, declare or set aside any dividend payments or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any regular quarterly dividends declared and paid in accordance with past practice;

        (b)  reclassify, combine, split, or subdivide any of its capital stock;

        (c) take any action, other than as required by generally accepted accounting principles or by the SEC, with respect to accounting principles or procedures;

        (d) agree in writing or otherwise to take any actions described in clauses (a) through (c) above; or

        (e) take any action to cause Parent's representations and warranties set forth in Article IV to be untrue in any material respect.

    SECTION 5.03. NOTIFICATION OF CERTAIN MATTERS. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.01. REGISTRATION STATEMENT; JOINT PROXY STATEMENT. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") relating to the meetings of the Company's stockholders (the "COMPANY STOCKHOLDERS' MEETING") to be held to consider approval of this Agreement and the Merger and
(ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "REGISTRATION STATEMENT") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Common Shares pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders.

    (b) Subject to paragraph (c) of this Section 6.01, the Proxy Statement shall include the Company Board Approval.

    (c) Nothing in this Agreement shall prevent the Company's Board of Directors from withholding, withdrawing, amending or modifying the Company Board Approval if the Board of Directors of the Company determines in good faith (after consultation with legal counsel) that the failure to take such action would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company's shareholders under applicable law. Unless this Agreement shall have been terminated in accordance with its terms, nothing contained in this
Section 6.01(c) shall limit the Company's obligation to convene and hold the Company Stockholders' Meeting (regardless of whether the Company Board Approval shall have been withheld, withdrawn, amended or modified).

    (d) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (e) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of Company's Stockholders' Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (f) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of Company's Stockholders' Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    SECTION 6.02. COMPANY STOCKHOLDERS' MEETING. The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger and this Agreement and the Company shall use its reasonable best efforts to hold the Stockholders' Meetings as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall (a) use its reasonable best efforts to solicit from their shareholders proxies in favor of the approval of the Merger and this Agreement and (b) shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the rules of the NYSE to obtain such approvals.

    SECTION 6.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of their subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall (and shall cause its subsidiaries to): (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives collectively, "REPRESENTATIVES") access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Significant Subsidiaries and to the books and records thereof; and
(ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request; PROVIDED, HOWEVER, that the parties shall use reasonable best efforts to limit such access as provided in clauses (i) and (ii) in such a way as to minimize disruption to the operations of the business of the Company and its subsidiaries. Parent shall, and Parent shall cause its Representatives to, keep such information confidential in accordance with the terms of the Confidentiality Agreement, as supplemented, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"). From and after the date of this Agreement in the case of Lasertron, Inc. and after the printing and mailing of the Proxy Statement in the case of the other Company Significant Subsidiaries, the Company and Parent shall, and the Company shall cause the Company Significant Subsidiaries to cooperate in order to provide for an orderly transition as of the Effective Time.

    SECTION 6.04. NO SOLICITATION OF TRANSACTIONS. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, except as provided in clause (b) below, the Company shall not, and shall not permit any of the Company Subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall, and shall use its reasonable best efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of the Company Subsidiaries, not to initiate, solicit, negotiate, encourage or provide nonpublic or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties of the Company or any capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise (other than a transaction permitted pursuant to Section 5.01(b)) whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "ACQUISITION TRANSACTION"). The Company immediately shall cease and cause to be terminated all discussions or negotiations with respect to any Acquisition Proposal as defined below.

    (b) Notwithstanding the provisions of clause (a) above, the Board of Directors of the Company may (A) furnish information to or engage in discussions or negotiations with any Person in response to an unsolicited written offer or proposal with respect to an Acquisition Transaction (an "ACQUISITION PROPOSAL"); or (B) recommend such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that (I) the Board of Directors of the Company determines, in good faith and after consultation with its independent financial advisor, that such Acquisition Proposal would constitute a Superior Proposal (as hereinafter defined); (II) the Board of Directors of the Company determined in good faith (after consultation with legal counsel) that the failure to take such action would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company's shareholders under applicable law; (III) prior to furnishing such information to or entering into discussions or negotiations with, such Person, the Company provides written notice to Parent to the effect that it is furnishing such information to or entering into discussions or negotiations with, such Person (which notice shall identify the material terms of the proposal); and (IV) the Board of Directors receives, prior to furnishing any such information or entering into any discussions or negotiations with such Person, an executed confidentiality agreement substantially similar to the Parent Confidentiality Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" shall mean a bona fide Acquisition Proposal (A) made by a third party that the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor) to be significantly more favorable to the

Company's shareholders from a financial point of view than the Merger, (B) that involves all of the outstanding Company Common Shares, (C) that is not subject to regulatory approvals that give rise to a significant risk that the Acquisition Transaction will not be consummated and (D) for which financing, to the extent required, is then committed or which, in good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party. The Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e2 under the Exchange Act. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 6.04.

    (c) The Company shall promptly (but in any event within 48 hours) notify Parent after receipt of any Acquisition Proposal, indication of interest or request for nonpublic information relating to the Company or a Company Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary by any person or other entity or group that informs the Board of Directors of the Company or such Company Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

    SECTION 6.05. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.
(a) The By-Laws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in
Article VII, Section 11 of the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

    (b) The Company shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of the Company and each Subsidiary of the Company and each such person who served at the request of the Company or any Subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement, in each case, to the fullest extent permitted by Delaware Law or any other applicable laws or to the fullest extent permitted under the Company's certificate of incorporation and by-laws or any applicable contract or agreement as in effect on the date hereof). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or to Parent and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) the Company and Parent and the Surviving Corporation shall cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). In the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

    (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies reasonably satisfactory to the Indemnified Parties of at least the same coverage containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall Parent be required to expend pursuant to this Section 6.05(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $200,000 per year in the aggregate); PROVIDED, FURTHER, HOWEVER, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the amount per annum spent by the Company for its fiscal year ending December 31, 1998.

    (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.05.

    (e) For a period of at least six years after the Effective Time, Parent shall cause the certificate of incorporation of the Surviving Corporation to continue to include a provision substantially similar to Article Twelfth of the Certificate of Incorporation of the Company for the benefit of all directors and officers of the Company prior to the Effective Time.

    SECTION 6.06. OBLIGATIONS OF MERGER SUB. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

    SECTION 6.07. AFFILIATES. (a) No later than 30 days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person being an "AFFILIATE")) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, no later than at least 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as
Exhibit 6.07(a), executed by each of the Affiliates of the Company identified in the foregoing list and any person who shall, to the knowledge of the Company, have become an Affiliate of the Company subsequent to the delivery of such list.

    (b) No later than 30 days after the date of this Agreement, Parent shall deliver to the Company a list of names and addresses of those persons who were, in Parent's reasonable judgment, on such date, Affiliates of Parent. Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall use its reasonable best efforts to deliver or cause to be delivered to the Company, no later than at least 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 6.07(b), executed by each of the Affiliates of Parent identified in the foregoing list and by any person who shall have become an Affiliate of Parent subsequent to the delivery of such list.

    SECTION 6.08. POOLING. (a) From and after the date of this Agreement and until the Effective Time, neither Parent nor the Company, nor any of their respective subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling-of-interests" for accounting purposes under U.S. GAAP.

Between the date of this Agreement and the Effective Time, Parent and the Company each shall use its best efforts to cause the Merger to be characterized as a pooling-of-interests for accounting purposes if such characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time.

    (b) As of the date of this Agreement, the Company does not know of any reason why it would not be able to obtain a letter, in form and substance satisfactory to Parent, from PricewaterhouseCoopers, LLP, dated the date of the Effective Time and, if requested by Parent, dated the date of the Registration Statement, stating that PricewaterhouseCoopers, LLP concurs with management's conclusion that the Merger will qualify as a transaction to be accounted for by Parent in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the SEC ("APB NO. 16").

    (c) As of the date of this Agreement, Parent does not know of any reason why it would not be able to obtain a letter, in form and substance satisfactory to the Company from PricewaterhouseCoopers, LLP, dated the date of the Effective Time and, if requested by Parent, dated the date of the Registration Statement, stating that PricewaterhouseCoopers, LLP concurs with management's conclusion that the Merger will qualify as a transaction to be accounted for by Parent in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

    SECTION 6.09. FURTHER ACTION; CONSENTS; FILINGS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the HSR Act, and any other antitrust regulations and
(C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

    (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests that may be made pursuant to the HSR Act for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding.

    (c) The Company and Parent shall cooperate and use their reasonable best efforts to resolve any Actions related to the Intellectual Property used by the Company and the Company Subsidiaries.

    SECTION 6.10. PLAN OF REORGANIZATION. (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

    (b) As of the date of this Agreement, the Company does not know of any reason (i) for which it would not be able to deliver to Shearman & Sterling and Ropes & Gray, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(f) and 7.03(c), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions so long as the statements therein are true as of such time or (ii) for which Shearman & Sterling and Ropes & Gray would not be able to deliver the opinions required by Sections 7.02(f) and 7.03(c).

    (c)  As of the date of this Agreement, Parent does not know of any reason
(i) for which it would not be able to deliver to Ropes & Gray and Shearman & Sterling, at the date of the legal opinions referred to below, certificates substantially in compliance with published IRS advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(f) and 7.03(c), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions so long as the statements therein are true as of such time or (ii) for which Shearman & Sterling and Ropes & Gray would not be able to deliver the opinions required by Sections 7.02(f) and 7.03(c).

    SECTION 6.11. PUBLIC ANNOUNCEMENTS. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Exchanges, each of Parent and the Company shall use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

    SECTION 6.12. LETTERS OF ACCOUNTANTS. (a) Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of PricewaterhouseCoopers, LLP, Parent's independent auditors, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    (b) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of PricewaterhouseCoopers, LLP, the Company's independent accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    SECTION 6.13. NYSE LISTING. Parent shall promptly prepare and submit to the NYSE a listing application covering the Parent Common Shares to be issued in the Merger and pursuant to Substitute Options, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing, which cooperation shall include, but not be limited to, taking all necessary actions to delist the Company's Common Stock from the NYSE.

    SECTION 6.14. REASONABLE BEST EFFORTS AND FURTHER ASSURANCES. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

    SECTION 6.15. CERTAIN EMPLOYEE BENEFITS MATTERS. For a period of two years following the Effective Time and effective upon the Merger, Parent shall, or shall cause the Surviving Company to, provide medical, 401(k), life and disability benefits, cash compensation and other benefits to Surviving Company employees that, in the aggregate, are comparable to the medical, 401(k), life and disability benefits cash compensation and other benefits that were provided to such Surviving Company employees under the employee benefit plans, programs, contracts and arrangements of the Company and each of its subsidiaries as in effect immediately prior to the Effective Time and that have been disclosed or made available to Parent, other than employee benefit plans, programs, contracts or arrangements providing for stock options, stock purchase rights, restricted stock, phantom stock or other stock-based compensation. Parent covenants and agrees that it shall cause the Surviving Corporation to satisfy all severance obligations arising in connection with the transactions contemplated by the Merger and this Agreement pursuant to any Company Benefit Plan.

    SECTION 6.16. SUPPLEMENTAL INDENTURE. Prior to the Effective Time, the Company shall enter into, with the trustee under such indenture, a supplemental indenture, in respect of that certain indenture (the "INDENTURE") dated
February 25, 1998 between the Company and State Street Bank and Trust Company, governing $100,000,000 principal amount of 4 7/8% Convertible Notes due 2008 (the "NOTES"), such supplemental indenture to provide, among other things, that
(a) the Merger does not constitute a "change of control" as defined in the Indenture; and (b) as of the Effective Time, the Notes shall be convertible only into Parent Common Shares.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

    SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

        (a) REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

        (b) COMPANY STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

        (c) NO ORDER. No Governmental Entity or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award (an "ORDER") that is then in effect, pending or threatened and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (d) ANTITRUST WAITING PERIODS. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or obtained.

        (e) NYSE LISTING. The Parent Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (PROVIDED that any representation or warranty that is qualified by materiality (including, without limitation, by reference to a Material Adverse Effect) shall be true in all respects as of the Effective Time, or as of such particular date, as the case may be), and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time (PROVIDED that any agreement or covenant that is qualified by materiality (including without limitation, by reference to a Material Adverse Effect) shall have been performed or complied with in all respects on or prior to the Effective Time), and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

        (c) CONSENTS. All material consents, approvals and authorizations (including, without limitation, the Required Consents) legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents from third parties under any Company Material Contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained.

        (d) MATERIAL ADVERSE EFFECT. There shall have been no circumstance, event, occurrence, change or effect that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect since the date of this Agreement.

        (e) ACTIONS. No Action shall have been brought and remain pending by any Governmental Entity or other person, entity or group that (i) seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or (ii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (f) TAX OPINIONS. Parent shall have received the opinion of Shearman & Sterling, counsel to Parent, based upon representations of Parent, Merger Sub and the Company and customary assumptions as set forth or referred to in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Shearman & Sterling of representation letters from each of Parent (on behalf of itself and Merger Sub) and Company as contemplated in Section 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

        (g) RETIREMENT. All members of the Board of Directors of the Company shall have retired effective as of the Effective Time.

        (h) POOLING OPINIONS. Parent shall have received from PricewaterhouseCoopers, LLP, independent auditors of Parent and of the Company, an opinion addressed to it and dated the date the Registration Statement shall have become effective and confirmed in writing as of the Effective Time to the effect that the Merger will be treated as a "pooling-of-interests" under applicable accounting standards.

    SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

        (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (PROVIDED that any representation or warranty that is qualified by materiality shall be true in all respects as of the Effective Time, or as of such particular date, as the case may be), and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time (PROVIDED that any agreement or covenant that is qualified by materiality shall have been performed or complied with in all respects on or prior to the Effective Time) and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

        (c) TAX OPINION. The Company shall have received the opinion of Ropes & Gray, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and customary assumptions as set forth or referred to in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Ropes & Gray of representation letters from each of Parent (on behalf of itself and Merger Sub) and Company as contemplated in Section 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

        (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

        (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before May 1, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this

    Section 8.01(b) shall not be available to any party whose improper action or failure to act has caused the failure of the Merger to occur on or before such date;

        (c) by either Parent or the Company, if there shall be any Order of a Governmental Authority which is final and nonappealable preventing the consummation of the Merger; PROVIDED that the provisions of this
    Section 8.01(c) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, such Order;

        (d) by Parent if (i) the Board of Directors of the Company withholds, withdraws, modifies or changes the Company Board Approval in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Superior Proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Proposal, (iii) the Company shall have failed to include in the Proxy Statement the Company Board Approval, (iv) the Company's Board of Directors fails to reaffirm its recommendation in favor of the approval of the Merger and this Agreement within five business days after Parent requests in writing that such recommendation be reaffirmed, (v) the Company shall have breached its obligations under Section 6.04 or (vi) a tender offer or exchange offer for 20% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

        (e) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders' Meeting;

        (f) by Parent upon a breach of any representation, warranty, covenant or agreement (subject to the materiality threshold, if any, expressed in such representation, warranty, covenant or agreement) on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth either in Section 7.02(a) or (b) would not be satisfied; PROVIDED, HOWEVER, that if such breach is curable by the Company through the exercise of its best efforts and for as long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(f); or

        (g) by the Company upon a breach of any representation, warranty, covenant or agreement (subject to the materiality threshold, if any, expressed in such representation, warranty, covenant or agreement) on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth either in
    Section 7.03(a) or (b) would not be satisfied; PROVIDED, HOWEVER, that if such breach is curable by Parent and Merger Sub through the exercise of their respective best efforts and for as long as Parent and Merger Sub continue to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(g).

        (h) (A) by the Company if the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified the Parent in writing that it intends to enter into such an agreement (which notification shall include a summary of the material terms of such Superior Proposal), and (B) Parent shall not have made, within five business days of receipt of the Company's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, and offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal; PROVIDED, HOWEVER, that such termination pursuant to this clause (h) shall not be effective unless and until the Company shall have paid to Parent the fee described in
    Section 8.05(b) hereof and shall have complied with Section 6.04 hereof.

    SECTION 8.02. EFFECT OF TERMINATION. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in
Section 8.05; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

    SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 8.05. EXPENSES. (a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. "EXPENSES" as used in this Agreement shall include all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

    (b) The Company agrees to pay to Parent (such payment to be made prior to the occurrence of any event described in subclause (x) or (y) of clause (ii) below in the case of termination by the Company or Parent pursuant to such clause (ii) or by the Company pursuant to clause (iii) below or within two business days of a request from Parent in the case of termination by Parent pursuant to clause (i) below) a fee equal to $50,000,000 if:

    (i) Parent terminates this Agreement pursuant to Section 8.01(d); PROVIDED, HOWEVER, that such fee shall not be payable pursuant to this clause (i) if all of the following clauses (A) through (C) are satisfied: (A) the Company has fully complied with Section 6.04, (B) the Company has not, directly or indirectly, engaged in discussions or negotiations with, or provided any confidential information to, any Person in respect of any Acquisition Proposal, and (C) the Board of Directors of the Company withholds, withdraws, modifies or changes the Company Board Approval in a manner adverse to Parent or shall have resolved to do so, solely because the failure to do so would constitute a breach of the Board's fiduciary duties to the Company's shareholders under applicable law based upon an event or circumstance not involving, directly or indirectly, in whole or in part, an Acquisition Proposal or a proposed Business Combination;

    (ii) (A) Parent or the Company terminates this Agreement pursuant to
         Section 8.01(e); (B) prior to the time of such termination an Acquisition Proposal had been made known to the Company's shareholders generally or any person shall have publicly announced its intention (whether or not conditional) to make an Acquisition Proposal; and
         (C) on or prior to the first anniversary of the termination of this Agreement, the Company or any of its subsidiaries or affiliates
         (x) enters into an agreement or letter of intent (or if the Company's Board of Directors resolves or announces an intention to do so) with respect to any Business Combination with any person, entity or group or
         (y) consummates any Business Combination with any person, entity or group; or

   (iii) The Company terminates this Agreement pursuant to Section 8.01(h);

    For purposes of this Section 8.05, "BUSINESS COMBINATION" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the Company stockholders prior to such transaction in the aggregate cease to own at least 80% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer, public offering in respect of, or other disposition of (A) a material portion of the assets of Lasertron, Inc. or (B) more than 20% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Parent or any affiliate thereof), group or entity of beneficial ownership (as defined in Rule 13d3 under the Exchange Act) of
(A) any of the capital stock of Lasertron, Inc. or (B) more than 20% of the Company Common Stock, in either case, whether by tender or exchange offer or otherwise.

    (c)  In the event of the termination of this Agreement under
Section 8.01(f) then the Company shall pay to Parent or Parent's designee, contemporaneously with the termination of this Agreement such amount, not to exceed $5,000,000 as may be required to reimburse Parent and its affiliates for all reasonable Expenses. The Company and Parent expressly agree that any such payment is not intended as, and shall not be considered to be liquidated damages and the payment of such expense reimbursement shall be in addition to any other rights the party receiving such payment may have under this Agreement and applicable law.

    (d)  In the event of the termination of this Agreement under
Section 8.01(g) then Parent shall pay to the Company or the Company's designee, contemporaneously with the termination of this Agreement such amount, not to exceed $5,000,000, as may be required to reimburse the Company and its affiliates for all reasonable Expenses. The Company and Parent expressly agree that any such payment is not intended as, and shall not be considered to be liquidated damages and the payment of such expense reimbursement shall be in addition to any other rights the party receiving such payment may have under this Agreement and applicable law.

    (e) In the event of the termination of this Agreement because of the failure to satisfy the condition set forth in Section 7.02(h) other than because of any action by or circumstance related to the Company, then Parent shall pay to the Company or the Company's designee, contemporaneously with the termination of this Agreement such amount, not to exceed $5,000,000, as may be required to reimburse the Company and its affiliates for all reasonable Expenses. The Company and Parent expressly agree that any such payment is not intended as, and shall not be considered to be liquidated damages and the payment of such expense reimbursement shall be in addition to any other rights the party receiving such payment may have under this Agreement and applicable law.

    (f) In the event that Parent or the Company shall fail to pay any Expenses when due, the term "EXPENSES" shall be deemed to include the costs and expenses actually incurred or accrued by Parent or the Company as the case may be (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.05, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 1.00%.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    SECTION 9.01. NON SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.03 (with respect to confidentiality), 6.05, 6.08, 6.10 and this Article IX shall survive the Effective Time and those set forth in Sections 6.03(b), 8.02 and
8.05 and this Article IX shall survive termination.

    SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.02):

    if to Parent or Merger Sub:

             Corning Incorporated
             One Riverfront Plaza
             Corning, NY 14831
             Facsimile No.: 607-974-8656
             Attention: William D. Eggers, Esq.

    with a copy to:

             Shearman & Sterling
             599 Lexington Avenue
             New York, NY 10022
             Facsimile No.: (212) 848-7179
             Attention: John J. Madden, Esq.

    if to the Company:

             Oak Industries, Inc.
             1000 Winter Street
             Waltham, MA 02451
             Facsimile No.: 781-890-6116
             Attention: Pamela F. Lenehan

    with a copy to:

             Ropes & Gray
             One International Place
             Boston, MA 02110
             Facsimile No.: 615-951-7050
             Attention: David C. Chapin, Esq.

    SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

        (b) "BUSINESS DAY" means any day on which both the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in The City of New York;

        (c) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

        (d) "ENVIRONMENTAL LAWS" means any federal, state, local or foreign laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment, health, safety or natural resources;

        (e) "HAZARDOUS SUBSTANCES" means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof;
    (iii) natural gas, synthetic gas, and any mixtures thereof;
    (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law;

        (f) "INTELLECTUAL PROPERTY" means all trademarks, trademark rights, trade name, trade name rights, trade dress and other indications of origin, brand names, certification rights, service marks, applications for trademarks and for service marks, proprietary know-how and other proprietary rights and information; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, patent rights and trade secrets; writings and other works, whether copyrightable or not, in any jurisdiction; and any similar intellectual property or proprietary rights;

        (g) "KNOWLEDGE" means, with respect to the Company, the actual knowledge of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of the Company and with respect to Parent or Merger Sub, the actual knowledge of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of Parent or Merger Sub, as the case may be;

        (h) "MATERIAL ADVERSE EFFECT" means any circumstance, event, occurrence, change or effect that materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible) or results of operations of the Company and the Company Subsidiaries taken as a whole;

        (i) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "PERSON" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

        (j) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

    SECTION 9.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    SECTION 9.06. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    SECTION 9.07. GOVERNING LAW; FORUM. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles.

    SECTION 9.08. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.09. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 9.10. ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       CORNING INCORPORATED

                                                       By:  /s/ JAMES B. FLAWS
                                                            -----------------------------------------
                                                            Name: James B. Flaws
                                                            Title:  Senior Vice President, Chief
                                                                  Financial Officer and Treasurer

                                                       RIESLING ACQUISITION CORPORATION

                                                       By:  /s/ A. JOHN PECK, JR.
                                                            -----------------------------------------
                                                            Name: A. John Peck, Jr.
                                                            Title:  Vice President

                                                       OAK INDUSTRIES INC.

                                                       By:  /s/ COLEMAN S. HICKS
                                                            -----------------------------------------
                                                            Name: Coleman S. Hicks
                                                            Title:  Senior Vice President and
                                                                  Chief Financial Officer

                                                                 EXHIBIT 6.07(A)

                          FORM OF AFFILIATE LETTER FOR
                           AFFILIATES OF THE COMPANY

                                                       [      ] [  ], 1999

[PARENT]
[            ]
[            ]

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of [the Company], a Delaware corporation (the "COMPANY"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of November [ ], 1999 (the "MERGER AGREEMENT") among [Parent], a New York corporation ("PARENT"), [Merger Sub], a Delaware corporation ("MERGER SUB"), and the Company, Merger Sub will be merged with and into the Company (the "MERGER"). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

    As a result of the Merger, I may receive common shares, par value $[0.01] per share, of Parent (the "PARENT SHARES"). I would receive such Parent Shares in exchange for shares owned by me of common stock, par value $0.01 per share, of the Company (the "COMPANY SHARES").

        1. I represent, warrant and covenant to Parent that in the event that I receive any Parent Shares as a result of the Merger:

        A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Merger Agreement and discussed, to the extent I felt necessary, with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares.

        C. I have been advised that the issuance to me of the Parent Shares pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act,
    (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        E. I understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

           THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT
           DATED [      ] [  ], 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND
           BUYER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BUYER.

        F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

        G. I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by Accounting Series Release No. 135, as amended, of the Commission ("RULE NO. 135")) with respect to the Company Shares or shares of the capital stock of Parent that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by Release No. 135) with respect to the Parent Shares received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8K, or any other public filing or announcement that includes the combined results of operations (the "POOLING PERIOD"). Parent shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that during the Pooling Period, subject to providing written notice to Parent, I will not be prohibited from selling up to 10% of the Parent Shares (the "10% SHARES") received by me or the Company Shares owned by me or making charitable contributions or bona fide gifts of the Parent Shares received by me or the Company Shares owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with Release No. 135, as amended by Staff Accounting Bulletin No. 76.

        H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

        2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

        A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and
    (ii) furnish to me upon request a written statement as to whether or not Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Shares by me pursuant to Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to me that it has filed all reports required to be filed with the Commission under
    Section 13 of the 1934 Act during the preceding 12 months.

        B. It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and 1(F) above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned,
    (ii) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,
                                          Name:

Agreed and accepted this [  ] day
of [      ] [  ], 1999, by

[Parent]

By:

    Name:

    Title:

                                                                 EXHIBIT 6.07(B)

                          FORM OF AFFILIATE LETTER FOR
                              AFFILIATES OF PARENT

                                                 [      ] [  ], 1999

[The Company]
[            ]
[            ]

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of [Parent], a New York corporation ("PARENT"), as the term "affiliate" is defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "COMMISSION"). Pursuant to the terms of the Agreement and Plan of Merger dated as of November
[ ], 1999 (the "MERGER AGREEMENT") among Parent, [Merger Sub], a Delaware corporation ("MERGER SUB"), and [The Company], a Delaware corporation (the "COMPANY"), Merger Sub will be merged with and into the Company (the "MERGER"). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

    I represent to, and covenant with, the Company that I will not, during the period beginning 30 days prior to the Effective Time (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, sell, transfer or otherwise dispose of or reduce my risk with respect to any shares of the capital stock of Parent ("PARENT SHARES") or the Company that I may hold. I understand that Parent shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that subject to providing written notice to the Company and subject to SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin
No. 76, during the aforementioned period I will not be prohibited from selling up to 10% of the Parent Shares that I hold or from making charitable contributions or bona fide gifts of the Parent Shares that I hold, subject to the same restriction.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Parent as described in the first paragraph of this letter, or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,
                                          Name:

Agreed and accepted this [  ] day
of [      ] [  ], 1999, by
[The Company]
By:
    Name:
    Title:

                                                                         ANNEX B

                                     [LOGO]

                               December 27, 1999

Board of Directors
Oak Industries Inc.
1000 Winter Street
Waltham, MA 02451

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share (the "COMPANY COMMON STOCK"), of Oak Industries Inc. (the "COMPANY") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated November 13, 1999 (the "AGREEMENT"), by and among Corning Incorporated ("CORNING"), Riesling Acquisition Corporation, a wholly owned subsidiary of Corning ("MERGER SUB"), and the Company pursuant to which Merger Sub will be merged (the "MERGER") with and into the Company.

    Pursuant to the Agreement, each share of Company Common Stock will be converted, subject to certain exceptions, into the right to receive 0.83 shares (the "EXCHANGE RATIO") of common stock, $0.50 par value per share, of Corning (the "CORNING COMMON STOCK").

    In arriving at our opinion, we have reviewed the Agreement and reviewed financial and other information that was publicly available or furnished to us by the Company and Corning including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning January 1, 1999 and ending December 31, 2003 prepared by the management of the Company and certain publicly available financial projections of Corning for the period beginning January 1, 1999 and ending December 31, 2000. In addition, we have compared certain financial and securities data of the Company and Corning with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and the Corning Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Corning or their respective managements, and that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been made available to us. We have assumed that the financial projections and assumptions relating to the Company relied upon by us have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. With respect to the publicly available financial projections and assumptions relating to Corning relied upon by us, we have assumed that they have been reasonably prepared on a basis not materially different from the best currently available estimates and judgments of the management of Corning as to the future operating and financial performance of Corning. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they were based. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which the Corning Common Stock or the Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including (i) acting as co-manager in a public offering of the Company Common Stock completed in 1993;
(ii) acting as the Company's financial advisor in connection with the Company's sale of Nordco completed in 1995; and (iii) acting as the lead manager in a public offering of convertible subordinated notes of the Company completed in 1998, and has been compensated for such services. In addition, DLJ is working on a matter with Corning unrelated to the proposed merger.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION
                                          By: /s/ JILL GREENTHAL
                                             -----------------------------------
                                             Jill Greenthal
                                             Managing Director

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Sections 722 and 723 of the Business Corporation Law of the State of New York provide that a corporation may indemnify its current and former directors and officers under certain circumstances. Article VIII of the Company's By-Laws provides that the Company shall indemnify each director and officer against all costs and expenses actually and reasonably incurred by him in connection with the defense of any claim, action, suit or proceeding against him by reason of his being or having been a director or officer of the Company to the full extent permitted by, and consistent with, the Business Corporation Law.

    Section 402(b) of the Business Corporation Law provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Paragraph 7 of the Company's Restated Certificate of Incorporation contains such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following documents are exhibits to the Registration Statement.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
         2.1            Agreement and Plan of Merger, dated as of November 13, 1999, among Corning Incorporated, Riesling Acquisition Corporation and Oak Industries Inc. (attached as Annex A to the Proxy
                        Statement/Prospectus)
         5.1            Opinion of William D. Eggers, Senior Vice President and
                        General Counsel of Corning Incorporated, as to the legality of the securities being registered.
         8.1            Opinion of Shearman & Sterling as to the material United
                        States federal income tax consequences of the Merger.
         8.2            Opinion of Ropes & Gray as to the material United States
                        federal income tax consequences of the Merger.
        23.1            Consent of PricewaterhouseCoopers LLP.
        23.2            Consent of PricewaterhouseCoopers LLP.
        23.3            Consent of Shearman & Sterling (included in Exhibit 8.1 to this Registration Statement).
        23.4            Consent of Ropes & Gray (included in Exhibit 8.2 to this
                        Registration Statement).
        23.5            Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation.
        24.1            Powers of Attorney.
        99.1            Form of Proxy Card for the Special Meeting of Stockholders
                        of Oak Industries Inc.
        99.2            Form of Chairman Letter to the Stockholders of Oak
                        Industries Inc.
        99.3            Form of Notice of Special Meeting of Stockholders of Oak
                        Industries Inc.
        99.4            Opinion of Donaldson, Lufkin & Jenrette Securities
                        Corporation (attached as Annex B to the Proxy
                        Statement/Prospectus).

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant, Corning Incorporated, a New York corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on the 27th day of December, 1999.

                                                       Corning Incorporated
                                                       (Registrant)

                                                       By:            /s/ WILLIAM D. EGGERS
                                                             ---------------------------------------
                                                             William D. Eggers, Senior Vice President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 27, 1999 by the following persons in the capacities indicated.

                   SIGNATURE                                           CAPACITY
                   ---------                                           --------
             /s/ ROGER G. ACKERMAN                    Chairman of the Board, Principal Executive
 ---------------------------------------------          Officer and Director
              (Roger G. Ackerman)

              /s/ JAMES B. FLAWS                      Senior Vice President and Principal
 ---------------------------------------------          Financial Officer
               (James B. Flaws)

            /s/ KATHERINE A. ASBECK                   Vice President, Controller and Principal
 ---------------------------------------------          Accounting Officer
             (Katherine A. Asbeck)

                       *
 ---------------------------------------------        Director
                (Robert Barker)

                       *
 ---------------------------------------------        Director
              (John Seely Brown)

                       *
 ---------------------------------------------        Director
               (John H. Foster)

                       *
 ---------------------------------------------        Director
              (Norman E. Garrity)

                       *
 ---------------------------------------------        Director
                 (Gordon Gund)

                       *
 ---------------------------------------------        Director
              (James R. Houghton)

                       *
 ---------------------------------------------        Director
              (James W. Kinnear)

                   SIGNATURE                                           CAPACITY
                   ---------                                           --------
                       *
 ---------------------------------------------        Director
                (John W. Loose)

                       *
 ---------------------------------------------        Director
              (James J. O'Connor)

                       *
 ---------------------------------------------        Director
              (Catherine A. Rein)

                       *
 ---------------------------------------------        Director
               (H. Onno Ruding)

*By: /s/ WILLIAM D. EGGERS
     -----------------------------------------        Director
     (William D. Eggers)
     Attorney-in-fact

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
 2.1                    Agreement and Plan of Merger, dated as of November 13, 1999, among Corning Incorporated, Riesling Acquisition Corporation and Oak Industries Inc. (attached as Annex A to the Proxy
                        Statement/Prospectus)

 5.1                    Opinion of William D. Eggers, Senior Vice President and
                        General Counsel of Corning Incorporated, as to the legality of the securities being registered.

 8.1                    Opinion of Shearman & Sterling as to the material United
                        States federal income tax consequences of the Merger.

 8.2 Opinion of Ropes & Gray as to the material United States federal income tax consequences of the Merger.

 23.1                   Consent of PricewaterhouseCoopers LLP.

 23.2                   Consent of PricewaterhouseCoopers LLP.

 23.3 Consent of Shearman & Sterling (included in Exhibit 8.1 to this Registration Statement).

 23.4                   Consent of Ropes & Gray (included in Exhibit 8.2 to this
                        Registration Statement).

 23.5                   Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation.

 24.1                   Powers of Attorney.

 99.1 Form of Proxy Card for the Special Meeting of Stockholders of Oak Industries Inc.

 99.2                   Form of Chairman Letter to the Stockholders of Oak
                        Industries Inc.

 99.3                   Form of Notice of Special Meeting of Stockholders of Oak
                        Industries Inc.

 99.4                   Opinion of Donaldson, Lufkin & Jenrette Securities
                        Corporation (attached as Annex B to the Proxy
                        Statement/Prospectus).